 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11,1998
                                                      REGISTRATION NO. 333-59833

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                     THE CORPORATE EXECUTIVE BOARD COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                            8732                     52-2056410
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)

                               ----------------
                     THE CORPORATE EXECUTIVE BOARD COMPANY
                                 THE WATERGATE
                         600 NEW HAMPSHIRE AVENUE, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 777-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                            JAMES J. MCGONIGLE
                     THE CORPORATE EXECUTIVE BOARD COMPANY
                                 THE WATERGATE
                        600 NEW HAMPSHIRE AVENUE, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 777-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                   COPIES TO:

        HOWARD B. ADLER, ESQ.                     THOMAS R. BROME, ESQ.
     GIBSON, DUNN & CRUTCHER LLP                 CRAVATH, SWAINE & MOORE
     1050 CONNECTICUT AVE., N.W.                   825 EIGHTH AVENUE
        WASHINGTON, D.C. 20036                     NEW YORK, NY 10019
            (202) 955-8500                           (212) 474-1000
                               ----------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to such section 8(a) may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 11, 1998

PROSPECTUS

                                       Shares

                                     [LOGO]

                     The Corporate Executive Board Company
                                  Common Stock

                                    --------

  All of the shares of common stock, par value $.01 per share (the "Common Stock"), of The Corporate Executive Board Company, a Delaware corporation (the "Corporate Executive Board" or the "Company"), offered hereby are being offered by the Selling Stockholders named herein under "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Use of Proceeds."

  Of the     shares of Common Stock being offered hereby, a total of     shares
are being offered hereby for sale in the United States and Canada (the "U.S. Offering") by the underwriters of the U.S. Offering named herein under
"Underwriting" (the "U.S. Underwriters") and a total of      shares are being
offered by the managers named herein under "Underwriting" (the "Managers" and, together with the U.S. Underwriters, the "Underwriters") in a concurrent international offering outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offering"). See "Underwriting."

  Up to     shares of Common Stock are being reserved for sale to certain existing stockholders, other employees and directors of the Company, and their family members at the initial public offering price. See "Underwriting."

  There is currently no public market for the Common Stock. It is currently estimated that the initial public offering price per share of Common Stock will
be between $     and $    . See "Underwriting" for a discussion of the factors
to be considered in determining the initial public offering price. The Company has applied for the listing of the Common Stock on the Nasdaq National Market under the symbol "EXBD."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                                    --------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      UNDERWRITING    PROCEEDS TO
             PRICE   DISCOUNTS AND      SELLING
           TO PUBLIC COMMISSIONS(1) STOCKHOLDERS(2)
---------------------------------------------------
Per Share    $            $              $
---------------------------------------------------
Total(3)     $           $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) For information regarding indemnification of the U.S. Underwriters, see "Underwriting."

(2) The expenses of the Offering, other than Underwriting Discounts and Commissions, estimated to be approximately $1.4 million, will be paid by the Company.

(3) David G. Bradley, the sole beneficial owner of the Company's outstanding stock (the "Principal Selling Stockholder"), has granted the U.S.
    Underwriters a 30-day option to purchase up to     additional shares of
    Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Stockholders
    will be $   , $   , and $    respectively.
                                    --------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that the shares of Common Stock
offered hereby will be made available for delivery on or about    , 1999, at
the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001, or through the facilities of the Depository Trust Company.

                                    --------
SALOMON SMITH BARNEY
       DONALDSON, LUFKIN & JENRETTE
                FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                                                            GOLDMAN, SACHS & CO.

      , 1999

 [PICTURE OF PILLARS AND STATUES ON A BUILDING FACADE WITH THE FOLLOWING QUOTE BY VICTOR HUGO: "A STAND CAN BE MADE AGAINST INVASION BY AN ARMY, NO STAND CAN
 BE MADE AGAINST INVASION BY AN IDEA." A LIST OF ALL OF THE COMPANY'S MEMBERS
                WILL BE INCLUDED ON THE INSIDE BACK COVER]


  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as general economic conditions, competition and other factors discussed elsewhere in this Prospectus.

                                  THE COMPANY

  The Corporate Executive Board is the leading provider of "best practices" research and analysis focusing on corporate strategy, operations and general management issues. Best practices research identifies and analyzes specific management initiatives, processes and strategies that have been determined to produce the best results in solving common business problems or challenges. The Company provides its research and analysis on an annual subscription basis to a membership of over 1,300 of the world's largest and most prestigious corporations. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the program's database. For each of the last three years, the Company's program renewal rate (defined as the percentage of prior year's membership subscriptions renewed) exceeded 84%. More than 64% of the Fortune 500 companies are members of the Corporate Executive Board.

  The Company's membership-based model, in which all subscribers (or "members") participate in the Company's research and analysis, is central to its business strategy. This model gives the Company access to the best business practices of its members and enables the Company to provide comprehensive analysis on current business issues, assessing the collective experiences and knowledge of its members on leading-edge topics. By participating in the Corporate Executive Board, members can learn about the best practices of the most progressive corporations in the world at a fraction of the cost of a customized analysis performed by any of the major consulting firms. The Company does not believe that in-house research and analysis departments at individual corporations could obtain, at any price, similar information from other corporations about their management practices. In general, the membership comprises the most progressive competitors in each industry sector, including American Express, British Airways, Citigroup, Coca-Cola, Dell, Hewlett-Packard, Lucent, Merrill Lynch, Microsoft, Procter & Gamble and Xerox. No one customer accounted for more than 2% of revenues in any of the last three fiscal years. The Company does not know of any other entity that enables corporations to study a broad range of the best business practices of hundreds of other business enterprises for fixed, annual subscription fees.

  The Company currently offers ten discrete subscription programs, each focusing on a single business constituency: finance, sales, information technology, corporate strategy, human resources, bank operations, insurance, trust and private banking, business banking and retail banking. The Company has added three new subscription programs over the past 18 months and anticipates adding one to three new subscription programs per year for the foreseeable future. Each subscription program charges a separate fixed annual subscription fee and is served by a dedicated staff of analysts and researchers. Subscriptions are generally renewable on a 12-month basis, and the average price per subscription program at September 30, 1998 was approximately $27,000. For the twelve months ended September 30, 1998, the Company published 31 best practices research studies, completed over 13,000 customized research briefs and provided executive education services to 1,260 member corporations reaching approximately 22,000 executive participants. The Company's 215 analysts and researchers have compiled a proprietary database of 160 best practices research studies and 25,000 customized research briefs containing over 100,000 profiles of corporate practices.

  The Corporate Executive Board's revenue and costs have grown at compound annual rates of 55.0% and 46.7%, respectively, from 1995 through 1997. Because each subscription program provides its membership with standardized best practices research studies and executive education seminars, new members immediately add revenues while only incrementally increasing operating costs. The Company's growth strategy is to cross-sell additional subscription programs to existing members, to add new members and to develop new subscription programs.

  The Company's business was operated as a division of The Advisory Board Company, a Maryland corporation, until October 31, 1997 when the business was contributed to the Company. On October 31, 1997, all of the outstanding shares of the Company were distributed as a dividend to David G. Bradley, the sole stockholder of The Advisory Board Company. The Advisory Board Company continues to provide best practices research and analysis to its member institutions in the health care sector. See "Certain Transactions Prior to the Offering-- Formation and Spin-Off of the Company" and "Certain Relationships and Transactions."

  The Company maintains executive offices in Washington, D.C. at the Watergate, 600 New Hampshire Avenue, N.W., Washington, D.C. 20037. Its telephone number is
(202) 777-5000.

                                  THE OFFERING

Common Stock offered by the Selling
 Stockholders:(1)(2)


U.S. Offering..................          shares

International Offering ........          shares

Total .........................          shares(2)

Common Stock to be outstanding
 after the Offering............
                                         shares(3)

Use of proceeds................
                                      The Company will not receive any proceeds from the sale of the Common Stock pursuant to the Offering. It is expected, however, that the Principal Selling Stockholder will use approximately $6.58 million of proceeds to repay a promissory note made by him in favor of the Company.

Proposed Nasdaq symbol..............  "EXBD"
--------

(1) Offered by the Principal Selling Stockholder (and by The David G. Bradley GRAT Trust Number 1, of which the Principal Selling Stockholder is the trustee and the beneficiary ("the Bradley Trust")), Michael A. D'Amato and Jeffrey D. Zients. These shares currently are Class A Voting Common Stock (the "Class A Stock") and Class B Non-Voting Common Stock (the "Class B Stock"), but automatically convert into shares of Common Stock upon the closing of the Offering.

(2) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

(3) Does not include     shares of Common Stock reserved for issuance under the
    Company's Stock-Based Incentive Plan (the "Incentive Plan"), the Company's 1998 Stock Option Plan (the "1998 Plan") and the Company's Directors' Stock Plan (the "Directors Plan"), pursuant to which options to purchase an
    aggregate of     shares are outstanding with a weighted average exercise
    price of $    per share.

                                  RISK FACTORS

  See "Risk Factors" beginning on page 8 for a discussion of material risks that should be considered by prospective purchasers of the Common Stock.

                             SUMMARY FINANCIAL DATA

  The summary financial data presented below as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, have been derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The summary financial data presented below as of December 31, 1993, 1994 and 1995 and as of September 30, 1998 and for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1997 and 1998 have been derived from the unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements of the Company. The unaudited financial statements for the nine months ended September 30, 1997 and 1998 include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and results of operations as of and for such period. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The summary financial data presented below should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                     NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                          ------------------------------------------ -----------------
                           1993   1994      1995     1996     1997     1997     1998
                          ------ -------  --------  -------  ------- -------- --------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA(1):
Revenues................  $8,108 $10,384  $ 17,547  $27,283  $38,669 $ 27,972 $ 38,239
Costs and expenses:
  Cost of services......   4,713   7,698    10,849   15,078   20,036   13,989   18,633
  Member relations and
   marketing............   2,259   2,807     5,275    6,677    8,106    5,762    8,064
  General and
   administrative.......     778   1,147     2,589    3,832    5,660    4,317    4,624
  Depreciation..........     108     249       233      452      722      474      502
  Stock option
   restructuring and
   repurchase(2)........     --      --      9,390    1,473    3,063    1,554    1,158
                          ------ -------  --------  -------  ------- -------- --------
    Total costs and
     expenses...........   7,858  11,901    28,336   27,512   37,587   26,096   32,981
                          ------ -------  --------  -------  ------- -------- --------
Income (loss) from
 operations(2)..........     250  (1,517)  (10,789)    (229)   1,082    1,876    5,258
Interest income.........     --      --        --       --       122      --       575
                          ------ -------  --------  -------  ------- -------- --------
Income (loss) before
 provision (benefit) for
 state income taxes.....     250  (1,517)  (10,789)    (229)   1,204    1,876    5,833
Provision (benefit) for
 state income taxes(3)..      25    (151)   (1,076)     (23)     120      186      590
                          ------ -------  --------  -------  ------- -------- --------
Net income (loss).......  $  225 $(1,366) $ (9,713) $  (206) $ 1,084 $  1,690 $  5,243
                          ====== =======  ========  =======  ======= ======== ========
Pro forma net income
 (loss)(3)..............  $  150 $  (910) $ (6,473) $  (137) $   722 $  1,126 $  3,500
                          ====== =======  ========  =======  ======= ======== ========
Pro forma net income
 (loss) per share--
 basic(4)...............  $ 0.21 $ (1.25) $  (8.90) $ (0.19) $  0.99 $   1.55 $   4.81
Pro forma weighted
 average shares
 outstanding--basic(4)..     727     727       727      727      727      727      727

                                                                   AS OF SEPTEMBER 30,
                                   AS OF DECEMBER 31,                      1998
                         ----------------------------------------  ---------------------
                                                                                 PRO
                          1993   1994    1995     1996     1997     ACTUAL     FORMA(5)
                         ------ ------- -------  -------  -------  ---------  ----------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Cash and cash equiva-
 lents.................. $  --  $   --  $   --   $   --   $ 8,937  $   5,739  $   6,762
Working capital.........  3,291   1,712  (3,530)  (4,645)  (5,005)    (5,629)    (8,284)
Total assets............  8,423  13,154  18,568   23,107   39,868     29,299     26,644
Deferred revenues.......  3,952   9,578  15,382   21,696   31,474     24,058     24,058
Total stockholder's eq-
 uity (deficit).........  3,874   2,508  (7,205)  (7,411)  (5,042)    (6,259)   (10,565)

OTHER OPERATING DATA:

                                    YEAR ENDED DECEMBER 31,    12 MONTHS ENDED
                                    -------------------------   SEPTEMBER 30,
                                     1995     1996     1997         1998
                                    -------  -------  -------  ---------------
   Subscription programs(6)........       6        7        9          10
   Member institutions(6),(7)......     784    1,003    1,150       1,319
   Total membership
    Subscriptions(6)...............   1,145    1,491    1,799       2,183
   Average subscription programs
    per member(6)..................    1.46     1.49     1.56        1.66
   Program renewal rate(8).........      85%      86%      85%         85%

--------

(1) The Statement of Operations Data do not reflect certain future charges that the Company expects to incur, of which approximately $1.8 million are expected to be recognized during the fourth quarter of 1998.. Of the charges in such quarter, $1.7 million relate to the elimination of certain employment requirements contained in agreements entered into by The Advisory Board Company with certain employees to repurchase outstanding stock options at fixed amounts (the "Liquid Markets Agreements"). The Liquid Markets Agreements were entered into prior to the spin-off and distribution of shares of capital stock of the Company by The Advisory Board Company to David G. Bradley on October 31, 1997 (the "Spin-Off"). The obligations under the Liquid Markets Agreements were transferred to the Company in the Spin-Off to the extent such obligations were attributable to the employees of the Company. The remaining $0.1 million of the charges expected to be recognized in the fourth quarter of 1998 relate to a substitution of Company stock options for Advisory Board Company stock options that occurred at the time of the Spin-Off. See "Certain Transactions Prior to the Offering--Stock Option Restructuring and Repurchase Charges."

(2) The Company reflects charges relating to the Liquid Markets Agreements as stock option repurchase expenses over the required employment period. Furthermore, the terms of the stock option substitution effected at the Spin-Off resulted in compensation expense being charged for the intrinsic value of certain stock options. These charges are reflected as stock option restructuring expense over the vesting period of the options. Excluding all of these expenses related to the Company's options, Income (Loss) From Operations for 1993, 1994, 1995, 1996 and 1997 would have been $0.3 million, $(1.5) million, $(1.4) million, $1.3 million, and $4.1 million, respectively, and Income From Operations for the nine months ended September 30, 1997 and September 30, 1998 would have been $3.4 million and $6.4 million, respectively.

(3) The Company has elected to be taxed under subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), whereby the Principal Selling Stockholder (who prior to the Offering was the Company's sole stockholder) is liable for individual federal income taxes on the Company's taxable income. As the District of Columbia does not recognize S corporation status, the Company has been directly responsible for District of Columbia taxes. Effective as of the closing of the Offering, the Company will terminate its S corporation election and will be subject to corporate level federal income taxes. See "Certain Transactions Prior to the Offering--S Corporation Distribution and Termination of S Corporation Status." Accordingly, the pro forma net income (loss) reflects an estimate of the income taxes that would have been recorded if the Company had been a C corporation for the periods presented. See Note 6 to Financial Statements.

(4) Basic pro forma net income (loss) per share is computed by dividing pro forma net income (loss) by the weighted average number of shares of common stock outstanding during the period. Fully diluted pro forma net income
    (loss) per share is the same as basic pro forma earnings per share for all periods except the year ended December 31, 1997 and the nine months ended September 30, 1997 and September 30, 1998. Fully diluted pro forma net income per share is $0.85, $1.33 and $3.66 for the year ended December 31, 1997 and the nine months ended September 30, 1997 and September 30, 1998, respectively. See Note 2 to Financial Statements.

(5) Pro forma to give effect to (1) the distribution of $    million to the
    Principal Selling Stockholder and the Bradley Trust prior to the closing of the Offering, (2) the termination of the Company's S corporation election and a resulting increase in the Company's federal deferred income tax asset of approximately $3.7 million as of September 30, 1998, (3) the planned amendment of the Liquid Markets Agreements which eliminates future employment requirements as a condition for payment, resulting in an increase in the long-term option repurchase liability of $1.7 million as of September 30, 1998, (4) the repayment by the Principal Selling Stockholder to the Company of a promissory note in the principal amount of $6.5 million, and (5) the payment by the Company of approximately $1.4 million in Offering expenses, on behalf of the Selling Stockholders, which will be treated for accounting purposes as a distribution to the Principal Selling Stockholder and the Bradley Trust. See "Certain Transactions Prior to the Offering--Stock Option Restructuring and Repurchase Charges."

(6) At the end of the period.

(7) The Company's membership consists primarily of domestic and multinational corporations and secondarily of large subsidiaries of corporations and non-profit institutions.

(8) Program renewal rate is defined as the percentage of membership subscriptions renewed.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

DEPENDENCE ON RENEWALS OF MEMBERSHIP-BASED SERVICES

  All of the Company's revenues are derived from annual membership subscriptions for the Company's products and services. Accordingly, the Company's prospects depend on its ability to achieve and sustain high renewal rates on existing subscription programs and to enter into new membership arrangements. The Company's ability to secure membership renewals is dependent upon, among other things, its ability to deliver consistent, high-quality and timely research and analysis with respect to issues, developments and trends that members view as important. There can be no assurance that the Company will be able to sustain the necessary level of performance to achieve a high rate of membership renewals. Any inability to achieve high membership renewal rate levels would have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

LIMITED SENIOR MANAGEMENT EXPERIENCE

  Although James J. McGonigle, the Chief Executive Officer of the Company, has managed the business of the Company as a division of The Advisory Board Company for approximately three years prior to the Spin-Off, he has no experience as a chief executive officer of an independent corporation. In addition, the Company has recently hired Clay M. Whitson as its new Chief Financial Officer. Michael A. D'Amato, the prior Chief Financial Officer of the Company, resigned from such position in November 1998 but is continuing as Executive Vice President--Finance and Secretary of the Company until the closing of the Offering. Until such time, Mr. Whitson will report to Mr. D'Amato. Mr. D'Amato will continue as a director of the Company but will not be an officer of the Company after the closing of the Offering. Furthermore, Jeffrey D. Zients, Chief Executive Officer of The Advisory Board Company and the former Chief Operating Officer and Executive Vice President of the Company, to whom Mr. McGonigle reported until July 1998, has been actively involved in the management of the Company and will continue as a director but will not be an officer of the Company after the closing of the Offering. See "Management--Directors, Executive Officers and Key Employees." In addition, the Principal Selling Stockholder, who was the founder of the Company, but in the past several years has been involved with the Company only in an advisory capacity, will not have any involvement with the Company after the Offering. A failure by the Company's senior management to effectively manage the business of the Company would have a material adverse effect on the Company's operating results.

DEPENDENCE ON KEY PERSONNEL

  The Company's future success depends, in part, on the continued service of its key management, research, sales, product development and operations personnel and on its ability to continue to motivate and retain highly qualified employees. Accordingly, future operating results will depend upon the Company's ability to retain the services of these individuals. See "Business--Employees" and "Management."

DEPENDENCE ON ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

  The Company's success will depend, in part, upon its ability to hire, train, motivate and retain a significant number of highly-skilled employees, particularly management, research analysts and sales and marketing staff. The Company has experienced, and expects to continue to experience, intense competition for professional personnel with other producers of research and analysis products and services and management consulting firms. Many of these firms have substantially greater financial resources than the Company to attract and compensate qualified personnel. There can be no assurance that the Company will be successful in attracting a sufficient number of highly-skilled employees in the future, or that it will be successful in training, motivating and retaining the employees it is able to hire. Any material inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees."

MANAGEMENT OF GROWTH

  The Company's growth may place a significant demand on its financial, operational and managerial resources. To manage future growth, the Company will have to continue to implement and enhance its operations and financial systems and augment, train and manage its personnel. There can be no assurance that the Company's systems, procedures or controls currently in place will be adequate to support any growth of the Company's operations or that the Company will be able to implement additional systems successfully and in a timely manner, if required. Any inability of the Company to manage its growth successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES OF NEW PRODUCT DEVELOPMENT

  The Company's future success will depend, in part, on its ability to develop new subscription programs that address specific industry and business organization sectors and the changing needs of its current and prospective members for information, analysis and advice. The process of internally researching, developing, launching and gaining client acceptance of new subscription programs is inherently risky. Delays or failures during development or implementation, or lack of market acceptance of new subscription programs, could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that efforts to introduce new subscription programs will be successful. The Company's business, financial condition and results of operations would be materially adversely affected if it were unable to develop and introduce successful new subscription programs or to make enhancements to existing subscription programs in a timely manner in response to member requirements. See "Business--Products and Services."

COMPETITION

  The Company has many competitors, including research and database companies, consulting firms, trade associations, nonprofit organizations and the internal planning and marketing staffs of current and prospective member organizations. The Company's competitors, many of which have substantially greater financial, information gathering and marketing resources than the Company, could choose to compete more directly against the Company in the future. Increased competition, direct and indirect, in one or more of the Company's market segments could adversely affect the Company's operating results through pricing pressure and loss of market share. There can be no assurance that the Company will be able to compete successfully. See "Business--Competition."

LIMITATIONS ON THE COMPANY'S ABILITY TO SELL PRODUCTS AND SERVICES TO THE HEALTH CARE INDUSTRY

  Pursuant to a Noncompetition Agreement, dated January 1, 1999, between the Company, The Advisory Board Company and the Principal Selling Stockholder (the "Noncompetition Agreement"), the Company is prohibited from selling membership based subscription services substantially similar to those provided by the Company and The Advisory Board Company as of the date of the Noncompetition Agreement to any company or institution that is principally engaged in the health care business. The Company, however, may sell such products and services to non-health care divisions or subsidiaries of health care companies. The Company may continue to renew pre-existing subscriptions with respect to those products and services that it has sold as of the Offering, if such products and services do not specifically address health care provider industry issues. Accordingly, the restrictions imposed under the Noncompetition Agreement generally preclude the Company from selling membership based subscription services to health care companies and, therefore, may limit the Company's future growth opportunities. See "Certain Relationships and Transactions -- Noncompetition Agreement."

DIFFICULTIES IN ANTICIPATING MARKET TRENDS

  The Company's success depends, in part, upon its ability to anticipate rapidly changing market trends and to adapt its research and analysis to meet the changing information needs of its members. The industry and business sectors that the Company analyzes undergo frequent and often dramatic changes, including the introduction of new products and obsolescence of others, shifting strategies and market positions of major industry participants and changing objectives and expectations of users of members' products and services. The environment of rapid and continuous change presents significant challenges to the Company's ability to provide its members with current and timely research and analysis on issues of importance. Meeting these challenges requires the commitment of substantial resources. Any failure to continue to provide helpful and timely research and analysis of developments and trends in a manner that meets market needs would have a material adverse effect on the Company's business, financial condition and results of operations.

FINANCIAL INSTITUTION INDUSTRY CONSOLIDATION

  For the twelve months ended September 30, 1998, approximately 46.7% of the Company's revenues were attributable to financial institution members, which include commercial banks, thrifts, credit card issuers, mutual fund companies, consumer credit lenders, brokerage houses, private and trust banks and insurance companies. Substantial consolidation in the financial services industry, particularly in the bank and thrift segments, has occurred over the last five years and is expected to continue. This consolidation has resulted, and is expected to continue to result, in a reduction in the number of the Company's financial institution members. Such a reduction could result in decreased membership revenues. No assurance can be given that the Company's results of operations will not be materially adversely affected by such consolidation.

LIMITED HISTORY OF PROFITABILITY; PRIOR LOSSES; EQUITY DEFICIT

  The Company incurred net losses of $1.4 million, $9.7 million and $206,000 in 1994, 1995 and 1996, respectively, and had a stockholder's deficit of $6.3 million at September 30, 1998. There can be no assurance that the Company will achieve or maintain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

  The Company's operating results may fluctuate significantly due to various factors, including the growth in and timing of new memberships, the timing of the development, introduction and marketing of new products and services, the timing of the hiring of research analysts and sales and marketing staff, changes in the spending patterns of the Company's members, the Company's accounts receivable collection experience, changes in market demand for research and analysis, foreign currency exchange rate fluctuations, competitive conditions in the industry and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTELLECTUAL PROPERTY RIGHTS; POSSIBILITY OF LITIGATION RELATED TO CONTENT

  The Company relies on copyright laws, as well as nondisclosure and confidentiality arrangements, to protect its proprietary rights in its products and services. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to deter misappropriation of such rights or that the Company will be able to detect unauthorized uses and take timely and effective steps to enforce its rights. If substantial and material unauthorized uses of the Company's proprietary products and services were to occur, the Company may be required to engage in costly and time-consuming litigation to enforce its rights. There could be no assurance that the Company would prevail in such litigation.

  As a publisher and distributor of original research and analysis and user of licensed third-party content, the Company faces potential liability for defamation, negligence, copyright and trademark infringement. Third party content includes information created or provided by information services organizations and consultants retained by the Company and may be delivered in writing, over the Internet, or orally to clients. There can be no assurance that the Company will not be involved in litigation, which can be expensive and time consuming, as a result of the creation or dissemination of such content. Any such litigation, whether or not resulting in a judgment requiring the payment of monetary damages, could have a material adverse affect on the Company's business, financial condition and results of operations.

POTENTIAL LOSS OF REVENUE RESULTING FROM THE COMPANY'S UNCONDITIONAL SERVICE GUARANTEE

  The Company offers an unconditional service guarantee to its members. At any time during an annual subscription period, a member may demand a full refund of its subscription fee for that year. The request for refunds of subscription fees by a significant number of the Company's members could have a material adverse effect on the Company's financial condition and results of operations.

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that, following the Offering, an active trading market for the Common Stock will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company, representatives of the Selling Stockholders and the representatives of the Underwriters, and will not necessarily reflect the market price of the Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock could experience significant fluctuations in response to, and may be adversely affected by, variations in quarterly operating results, changes in earnings estimates or other actions by analysts and earnings or other announcements of the Company's members or competitors as well as other factors.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.

  Immediately after the Offering, the Company will have outstanding     shares
of Common Stock. After the Offering, the Principal Selling Stockholder, who
will hold approximately    shares of Common Stock subsequent to the Offering
(   shares of Common Stock if the Underwriters' over-allotment option is exercised in full), will be entitled for a five-year period, beginning on the date the Offering closes, to require the Company to register such shares under the Securities Act of 1933 and he has informed the Company that he may sell all or substantially all of his shares in the public market within such period. The sale by the Principal Selling Stockholder of such shares of Common Stock in the public market or the perception that such sales might occur could have a material adverse effect on the price of the Common Stock. In addition, the public sale of shares of Common Stock held by the Principal Selling Stockholder could have an adverse effect on the Company's ability to raise capital through the sale of stock.

  The shares of Common Stock sold in the Offering will be freely transferable without restriction or further registration under the Securities Act except for any shares that are beneficially owned at any time by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act of 1933 (which sales will be subject to the timing, volume and manner of sale
limitations of Rule 144). The     outstanding shares of Common Stock that will
be held by the Principal Selling Stockholder after the Offering are "restricted" securities within the meaning of Rule 144 under the Securities Act of 1933 and may not be publicly resold, except in compliance with the registration requirements of the Securities Act of 1933 or pursuant to an exemption from registration, including that provided by Rule 144 under the Securities Act of 1933. See "Certain Transactions Prior to the Offering--The Recapitalization," "Principal and Selling Stockholders" and "Certain Relationships and Transactions."

  The Company and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of Salomon Smith Barney for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"). Accordingly, if the Principal Selling Stockholder wishes to exercise his registration rights during the Lock-Up Period, the consent of Salomon Smith Barney would be required. The restrictions applicable during the Lock-Up Period will not affect the ability of the Company (i) to issue and sell Common Stock or make any awards pursuant to the Incentive Plan, the 1998 Plan and the Directors Plan (ii) to issue shares of Common Stock pursuant to the exercise of stock options currently outstanding or granted pursuant to the Incentive Plan, the 1998 Plan or the Directors Plan or (iii) to issue shares of Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Common Stock in connection with an acquisition of or merger with another corporation as long as such securities are not registered under the Securities Act of 1933 during the Lock-Up Period. See "Shares Eligible for Future Sale" and "Underwriting."

ANTI-TAKEOVER PROVISIONS; POTENTIAL CONTROL OF THE COMPANY BY THE PRINCIPAL SELLING STOCKHOLDER

  The Company's Certificate of Incorporation includes provisions authorizing the Board of Directors to issue shares of preferred stock from time to time with such rights and preferences as the Board may determine and provisions prohibiting stockholder action by written consent. These provisions could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions also may have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited take-over attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. See "Description of Capital Stock."

  Upon the closing of the Offering, the Principal Selling Stockholder will
beneficially own approximately   % of the shares of Common Stock (  % if the
over-allotment option is exercised in full). Accordingly, the Principal Selling Stockholder may be able to influence the outcome of corporate actions requiring stockholder approval after the Offering. See "Principal and Selling Stockholders."

                  CERTAIN TRANSACTIONS PRIOR TO THE OFFERING

FORMATION AND SPIN-OFF OF THE COMPANY

  Prior to October 31, 1997, the Company's business was operated as a division of The Advisory Board Company. The Company was incorporated in the State of Delaware on September 11, 1997. On October 31, 1997: (i) the Company issued shares of common stock to The Advisory Board Company in consideration for the transfer to the Company by The Advisory Board Company of the assets and certain liabilities relating to the corporate-related business (the "Transferred Business") of The Advisory Board Company and (ii) The Advisory Board Company distributed all issued and outstanding shares of common stock of the Company to David G. Bradley, the sole stockholder of The Advisory Board Company as part of the Spin-Off. After the Spin-Off, The Advisory Board Company and the Company were separate corporations, each owned directly by David G. Bradley.

  The Spin-Off was consummated, among other things, (i) to permit management of each of the Company and The Advisory Board Company to focus on their respective strategic objectives and core business operations and (ii) to link more directly incentive and compensation arrangements for key employees of each entity with the operating results and performance of the respective entities.

  A Distribution Agreement, dated October 31, 1997, between The Advisory Board Company and the Company (the "Distribution Agreement") provided for the principal corporate transactions required to effect the Spin-Off. Among other things, the Distribution Agreement required the transfer and assignment to the Company of all assets and agreements (including the agreements between The Advisory Board Company and its clients relating to the Transferred Business (the "Member Contracts")) relating to the Transferred Business and the assumption by the Company of liabilities, including all indebtedness relating to the Transferred Business.

  Pursuant to an Administrative Services Agreement (the "Administrative Services Agreement") and a Vendor Contracts Agreement (the "Vendor Contracts Agreement"), both dated October 31, 1997, as amended and restated on July 21, 1998, The Advisory Board Company agreed to provide to the Company certain administrative services and certain vendor services. The term of each of these agreements expires on October 31, 1999. Pursuant to a Member Contracts Agreement, dated October 31, 1997 (the "Member Contracts Agreement"), the Company appointed The Advisory Board Company as its agent to take administrative and accounting-related actions on behalf of the Company with respect to Member Contracts. The Member Contracts Agreement terminated on October 31, 1998 in accordance with its terms. Pursuant to a Sublease Agreement, dated October 31, 1997, as amended and restated on July 21, 1998 (the "Sublease Agreement"), the Company also subleases its office space from The Advisory Board Company on terms consistent with the original lease agreement, subject to termination by either The Advisory Board Company or the Company with at least six months written notice. The Company records costs associated with these agreements monthly as a payable to an affiliate, and expects to settle amounts owed on a quarterly basis. See "Certain Relationships and Transactions."

  The Company's financial statements present the accounts of the Company as if it had operated as a stand-alone entity, in accordance with the accounting rules prescribed for "carve-out" financial statements, for periods preceding the Spin-Off. For these periods, net funds contributed by the Company are treated as an affiliate receivable because cash flows were commingled in The Advisory Board Company accounts. This affiliate receivable was settled as part of the transfer of assets and liabilities at the Spin-Off pursuant to the Distribution Agreement.

S CORPORATION DISTRIBUTION AND TERMINATION OF S CORPORATION STATUS

  Prior to the closing of the Offering, the Company has been treated as an S corporation under the Code for federal and certain state income tax purposes. As a result, the Company's earnings were taxed for federal and certain state tax purposes directly to the Principal Selling Stockholder. Effective as of the closing of the Offering, the Company's status as an S corporation will be terminated and the Company will become subject to federal and state income taxes.

  Prior to the closing of the Offering, the Company will distribute to the Principal Selling Stockholder and the Bradley Trust an amount equal to $ million (the "Pre-Closing Distribution"). In addition, the expenses of the Offering, estimated to be approximately $1.4 million, will be paid by the Company and will be treated for accounting purposes as a distribution to the Principal Selling Stockholder and the Bradley Trust.

  In connection with the Pre-Closing Distribution and the payment of the expenses of the Offering, the Company and the Principal Selling Stockholder will enter into a cross-indemnification agreement pursuant to which the Company will indemnify the Principal Selling Stockholder and the Principal Selling Stockholder will indemnify the Company with respect to adverse tax effects resulting from the reallocation of income and expenses between S corporation and C corporation tax years.

THE RECAPITALIZATION

  The Company currently has two classes of common stock issued and outstanding, the Class A Stock and the Class B Stock, differing only as to
voting rights. On      , 1998 the Board of Directors and the Principal Selling
Stockholder, approved a [ ]-for-1 stock split in the form of a dividend (the "Stock Split"), an increase in the authorized number of shares of the Class A
Stock and the Class B Stock to      and the authorization of      shares of
Preferred Stock (the "Authorized Share Increase"). The Stock Split was
effected on      , 1998. In order to facilitate the Offering, on      , 1998,
the Board of Directors and the Principal Selling Stockholder approved the reclassification of the Company's two outstanding classes of common stock into shares of Common Stock automatically upon the closing of the Offering (the "Reclassification"). The Stock Split, the Authorized Share Increase and the Reclassification are referred to herein as the "Recapitalization." As a result
of the Recapitalization, the Company will have     outstanding shares of
Common Stock as its only class of issued equity securities upon the closing of the Offering. All holders of the Common Stock will have the same rights and privileges. See "Description of Capital Stock." Except as specifically set forth in this Prospectus, all references to numbers of shares of any class of the Company's stock and all per share information set forth in this Prospectus have been adjusted to give effect to the Recapitalization.

STOCK OPTION RESTRUCTURING AND REPURCHASE CHARGES

  Beginning in 1995 and prior to the Spin-Off, The Advisory Board Company entered into the Liquid Markets Agreements. The obligations associated with these agreements were transferred to the Company in the Spin-Off to the extent such obligations were attributable to employees of the Company. The cost of such agreements is being charged to compensation expense over required employment periods. The Company expects to eliminate future employment requirements and to recognize the balance of the compensation expense related to these agreements (approximately $1.7 million) during the fourth quarter of 1998. Furthermore, in connection with the Spin-Off, The Advisory Board Company executed substitution agreements with each of the employees of the Company participating in The Advisory Board Company's stock option plan. The substitution allowed for the exchange of Advisory Board Company options for Company options. The terms of this substitution resulted in compensation expense being charged for the intrinsic value of certain stock options over the vesting period. This compensation expense will result in non-cash charges in the amount of $504,000 in 1998, $382,000 in 1999, $382,000 in 2000 and
$191,000 in 2001. Accordingly, compensation expense of approximately $96,000 relating to the substitution of the stock options will be recognized during the quarter in which the Offering occurs.

NAME CHANGE

  On July 27, 1998, the Company changed its name from The Corporate Advisory Board Company to The Corporate Executive Board Company.

                                USE OF PROCEEDS

  All of the shares of Common Stock being sold in the Offering are being sold by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Common Stock pursuant to the Offering. The Principal Selling Stockholder, however, has agreed to use approximately $6.58 million of the proceeds of the Offering to repay the principal and accrued and unpaid interest on a promissory note made by the Principal Selling Stockholder in favor of the Company. See "Certain Relationships and Transactions --Promissory Note."

                                DIVIDEND POLICY

  From the date of the Spin-Off to the closing of the Offering, the Company has paid dividends of $11.9 million (including the Pre-Closing Distribution) to the Principal Selling Stockholder and the Bradley Trust. In addition, the Company will pay the expenses of the Offering in the amount of approximately $1.4 million which will be treated for accounting purposes as a distribution to the Principal Selling Stockholder and the Bradley Trust. After the Offering, the Company does not anticipate declaring or paying dividends in the foreseeable future. The timing and amount of future dividends, if any, will be determined by the Board of Directors of the Company and will depend, among other factors, upon the Company's earnings, financial condition and cash requirements at the time such payment is considered.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at September 30, 1998 on an actual basis and pro forma to reflect the transactions set forth in note (1) hereto. The Company will not receive any of the proceeds from the Offering. See "Use of Proceeds" and "Principal and Selling Stockholders." This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                      SEPTEMBER 30, 1998
                                                  ------------------------------
                                                    ACTUAL        PRO FORMA(1)
                                                  -------------  ---------------
                                                    (DOLLARS IN THOUSANDS,
                                                  EXCEPT PER SHARE AMOUNTS)
Cash and cash equivalents........................ $       5,739     $
                                                  =============     ===========
Current stock option repurchase liability(2)..... $       3,150
                                                  -------------
  Total current liabilities...................... $       3,150     $
                                                  =============     ===========
Long-term stock option repurchase liability(2)... $       3,158     $       --
Preferred stock, par value $0.01 per share,
 shares authorized, no shares issued and
 outstanding.....................................           --              --
Class A voting common stock, par value $0.01 per
 share, 1,000 shares authorized, 1,000 shares
 issued and outstanding (actual), no shares
 issued and outstanding (pro forma)..............           --
Class B non-voting common stock, par value $0.01
 per share, 1,399,000 shares authorized, 726,000
 shares issued and outstanding (actual), no
 shares issued and outstanding (pro forma).......             7             --
Common stock, par value $.01 per share,
 shares authorized, no shares issued and
 outstanding (actual),     shares issued and
 outstanding (pro forma).........................
Additional paid-in capital.......................         2,764
Deferred compensation............................        (1,050)
Accumulated deficit..............................        (7,980)
                                                  -------------     -----------
  Total capitalization........................... $      (3,101)    $
                                                  =============     ===========

--------

(1) Assumes the following transactions took place as of September 30, 1998:
    (i) the elimination of certain employment requirements contained in the Liquid Markets Agreements with certain employees relating to the repurchase of certain stock options prior to the Spin-Off, resulting in an increase in the long-term option repurchase liability of $1.7 million as of September 30, 1998; (ii) the payment of the Pre-Closing Distribution in
    the amount of $    million; (iii) the Recapitalization; (iv) the payment
    of the expenses of the Offering in the amount of approximately
    $1.4 million; (v) receipt by the Company of the proceeds from the repayment of a promissory note in the principal amount of $6.5 million made by the Principal Selling Stockholder in favor of the Company; and
    (vi) the termination of the Company's S corporation election and a resulting increase in the Company's federal deferred income tax asset of approximately $3.7 million as of September 30, 1998. See "Certain Transactions Prior to the Offering--S Corporation Distribution and Termination of S Corporation Status;--The Recapitalization; and--Stock Option Restructuring and Repurchase Charges."
(2) The Company has Liquid Markets Agreements with certain employees relating to the repurchase of certain stock options prior to the Spin-Off at fixed amounts subject to certain employment requirements. The amount due under these agreements during the next 12 months is classified as current stock option repurchase liability, and the amount due thereafter is classified as long-term stock option repurchase liability. See "Certain Transactions Prior to the Offering--Stock Option Restructuring and Repurchase Charges."

                                 DILUTION

  The Company currently has only one stockholder, the Principal Selling
Stockholder. The Principal Selling Stockholder currently owns     shares of
Common Stock, which were distributed to him in the form of a dividend on October 31, 1997 by The Advisory Board Company as part of the Spin-Off. The Principal Selling Stockholder paid no additional consideration for such stock. It is anticipated that immediately prior to the date of this Prospectus, Messrs. Zients and D'Amato will exercise options, at an exercise price of $
per share, to purchase     shares of Common Stock from the Company, and that
such shares will be sold in the Offering. The following table sets forth certain information with respect to the acquisition of shares of Common Stock by existing stockholders and by investors in the Offering.

                           SHARES PURCHASED  TOTAL CONSIDERATION
                          ------------------ ------------------- AVERAGE PRICE
                            NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                          ---------- ------- ----------- ------- -------------
Existing Stockholders
 (1).....................                 %  $                %   $
New Investors............
                          ----------   ---   -----------   ---    -----------
Total....................              100%  $             100%   $
                          ==========   ===   ===========   ===    ===========

--------

(1) The foregoing calculations (i) assume the shares of Common Stock owned by the Principal Selling Stockholder were acquired for no additional
    consideration, (ii) exclude      shares of Common Stock reserved for
    issuance under the Company's Incentive Plan and (iii) assume no exercise of the Underwriters' over-allotment option.

  Sales by the Selling Stockholders in the Offering will reduce the number of shares of Common Stock held by the existing stockholders (including the
Principal Selling Stockholder) to       shares or      % (       shares or
    % if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after the Offering. As a result of the Offering, the number of shares of Common Stock held by new
investors will be        shares or     % (       shares or    % if the
Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after the Offering. See "Principal and Selling Stockholders."

                            SELECTED FINANCIAL DATA

  The selected financial data presented below as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 have been derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data presented below as of December 31, 1993, 1994 and 1995 and as of September 30, 1998, and for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1997 and 1998 have been derived from the unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements of the Company. The unaudited financial statements for the nine months ended September 30, 1997 and 1998 include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and results of operations as of and for such period. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The selected financial data presented below should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                    NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                          ----------------------------------------- -----------------
                           1993   1994     1995     1996     1997     1997     1998
                          ------ -------  -------  -------  ------- -------- --------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA(1):
Revenues................  $8,108 $10,384  $17,547  $27,283  $38,669 $ 27,972 $ 38,239
Costs and expenses:
  Cost of services......   4,713   7,698   10,849   15,078   20,036   13,989   18,633
  Member relations and
   marketing............   2,259   2,807    5,275    6,677    8,106    5,762    8,064
  General and adminis-
   trative..............     778   1,147    2,589    3,832    5,660    4,317    4,624
  Depreciation..........     108     249      233      452      722      474      502
  Stock option restruc-
   turing and repur-
   chase(2).............     --      --     9,390    1,473    3,063    1,554    1,158
                          ------ -------  -------  -------  ------- -------- --------
    Total costs and ex-
     penses.............   7,858  11,901   28,336   27,512   37,587   26,096   32,981
                          ------ -------  -------  -------  ------- -------- --------
Income (loss) from oper-
 ations(2)..............     250  (1,517) (10,789)    (229)   1,082    1,876    5,258
Interest income.........     --      --       --       --       122      --       575
                          ------ -------  -------  -------  ------- -------- --------
Income (loss) before
 provision (benefit) for
 state income taxes.....     250  (1,517) (10,789)    (229)   1,204    1,876    5,833
Provision (benefit) for
 state income taxes(3)..      25    (151)  (1,076)     (23)     120      186      590
                          ------ -------  -------  -------  ------- -------- --------
Net income (loss).......  $  225 $(1,366) $(9,713) $  (206) $ 1,084 $  1,690 $  5,243
                          ====== =======  =======  =======  ======= ======== ========
Pro forma net income
 (loss)(3)..............  $  150 $  (910) $(6,473) $  (137) $   722 $  1,126 $  3,500
                          ====== =======  =======  =======  ======= ======== ========
Pro forma net income
 (loss) per share--ba-
 sic(4).................  $ 0.21 $ (1.25) $ (8.90) $ (0.19) $  0.99 $   1.55 $   4.81
Pro forma weighted aver-
 age shares outstand-
 ing--basic(4)..........     727     727      727      727      727      727      727

BALANCE SHEET DATA:

                                                                    AS OF
                                                                SEPTEMBER 30,
                                 AS OF DECEMBER 31,                  1998
                         ------------------------------------  -----------------
                                                                          PRO
                         1993   1994   1995    1996    1997    ACTUAL   FORMA(5)
                         ----- ------ ------  ------  -------  -------  --------
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Cash and cash equiva-
 lents..................   --     --     --      --   $ 8,937  $ 5,739  $  6,762
Working capital......... 3,291  1,712 (3,530) (4,645)  (5,005)  (5,629)   (8,284)
Total assets............ 8,423 13,154 18,568  23,107   39,868   29,299    26,644
Deferred revenues....... 3,952  9,578 15,382  21,696   31,474   24,058    24,058
Total stockholder's eq-
 uity (deficit)......... 3,874  2,508 (7,205) (7,411)  (5,042)  (6,259)  (10,565)

OTHER OPERATING DATA:
                         YEAR ENDED DECEMBER 31,
                         -------------------------   12 MONTHS ENDED   -----------
                          1995     1996     1997    SEPTEMBER 30, 1998
                         -------  -------  -------  ------------------
Subscription pro-
 grams(6)...............       6        7        9           10
Member institu-
 tions(6),(7)...........     784    1,003    1,150        1,319
Total membership
 subscriptions(6).......   1,145    1,491    1,799        2,183
Average subscription
 programs per member-
 ship(6)................    1.46     1.49     1.56         1.66
Program renewal
 rate(8)................      85%      86%      85%          85%

--------

(1) The Statement of Operations Data do not reflect certain future charges that the Company expects to incur, of which approximately $1.8 million are expected to be recognized during the fourth quarter of 1998. Of the charges in such quarter, $1.7 million relate to the elimination of certain employment requirements contained in the Liquid Markets Agreements and $0.1 million relate to a substitution of Company stock options for Advisory Board Company stock options that occurred at the time of the Spin-Off. See "Certain Transactions Prior to the Offering--Stock Option Restructuring and Repurchase Charges."

(2) The Company reflects charges relating to the Liquid Markets Agreements as stock option repurchase expenses over the required employment period. Furthermore, the terms of the stock option substitution effected at the Spin-Off resulted in compensation expense being charged for the intrinsic value of certain stock options. These charges are reflected as stock option restructuring expense over the vesting period of the options. Excluding these expenses related to the Company's options, Income (Loss) From Operations for 1993, 1994, 1995, 1996 and 1997 would have been $0.3 million, $(1.5) million, $(1.4) million, $1.3 million, and $4.1 million, respectively, and Income From Operations for the nine months ended September 30, 1997 and September 30, 1998 would have been $3.4 million and $6.4 million, respectively.

(3) The Company has elected to be taxed as an S Corporation under the Code whereby the Principal Selling Stockholder (who prior to the Offering was the Company's sole stockholder) is liable for individual federal income taxes on the Company's taxable income. As the District of Columbia does not recognize S corporation status, the Company has been directly responsible for District of Columbia taxes. Effective as of the closing of the Offering, the Company will terminate its S corporation election and will be subject to corporate level federal income taxes. See "Certain Transactions Prior to the Offering--S Corporation Distribution and Termination of S Corporation Status." Accordingly, the pro forma net income (loss) reflects an estimate of the income taxes that would have been recorded if the Company had been a C corporation for the periods presented. See Note 6 to Financial Statements.

(4) Basic pro forma net income (loss) per share is computed by dividing pro forma net income (loss) by the weighted average number of shares of common stock outstanding during the period. Fully diluted pro forma net income
    (loss) per share is the same as basic pro forma earnings per share for all periods except the year ended December 31, 1997 and the nine months ended September 30, 1997 and September 30, 1998. Fully diluted pro forma net income per share is $0.85 $1.33 and $3.66 for the year ended December 31, 1997 and the nine months ended September 30, 1997 and September 30, 1998, respectively. See Note 2 to Financial Statements.

(5) Pro forma to give effect to (1) the distribution of $    million to the
    Principal Selling Stockholder and the Bradley Trust as the Pre-Closing Distribution, (2) the termination of the Company's S corporation election and a resulting increase in the Company's federal deferred income tax asset of approximately $3.7 million as of September 30, 1998, (3) the planned amendment of the Liquid Markets Agreements which eliminates future employment requirements as a condition for payment, resulting in an increase in the long-term option repurchase liability of $1.7 million as of September 30, 1998, (4) the repayment by the Principal Selling Stockholder to the Company of a promissory note in the principal amount of $6.5 million, and (5) the payment by the Company of approximately $1.4 million in Offering expenses, on behalf of the Selling Stockholders, which will be treated for accounting purposes as a distribution to the Principal Selling Stockholder and the Bradley Trust. See "Certain Transactions Prior to the Offering--Stock Option Restructuring and Repurchase Charges."

(6) At the end of the period.

(7) The Company's membership consists primarily of domestic and multinational corporations and secondarily of large subsidiaries of corporations and non-profit institutions.

(8) Program renewal rate is defined as the percentage of membership subscriptions renewed.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

OVERVIEW

  The Corporate Executive Board is the leading provider of "best practices" research and analysis focusing on corporate strategy, operations and general management issues. Best practices research identifies and analyzes specific management initiatives, processes and strategies that have been determined to produce the best results in solving common business problems or challenges. The Company provides its research and analysis on an annual subscription basis to a membership of over 1,300 of the world's largest and most prestigious corporations. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the program's database.

  Management's discussion and analysis and the accompanying financial statements present the Company's results of operations as if it had operated as a stand-alone entity in accordance with the accounting rules prescribed for "carve-out" financial statements. The Company operated as a division of The Advisory Board Company until October 31, 1997 when it was spun off to the Principal Selling Stockholder, the sole stockholder of The Advisory Board Company. See "Certain Transactions Prior to the Offering--Formation and Spin-Off of the Company."

  Subscription memberships, which are annually renewable contracts and generally payable by members at the beginning of the contract term, comprise 100% of the Company's revenues. Billings attributable to the Company's subscription programs initially are recorded as deferred membership fees and then recognized pro rata over the contract term.

  Over the last three years, the Company's revenues have grown at a compound annual growth rate of 55.0% from $10.4 million in 1994 to $38.7 million in 1997, while costs have grown at a compound annual growth rate of 46.7% from $11.9 million in 1994 to $37.6 million in 1997, resulting in operating losses prior to 1997 and income from operations of $1.1 million in 1997. Comparing the nine months ended September 30, 1997 to the nine months ended September 30, 1998, revenues increased 36.4% from $28.0 million to $38.2 million, costs increased 26.4% from $26.1 million to $33.0 million, income from operations increased 178.9% from $1.9 million to $5.3 million and the Company's operating margin increased from 6.7% to 13.8%. The Company attributes the growth in revenues to an increase in the number of memberships, driven primarily by new sales for existing subscription programs and the introduction of new subscription programs. The increase in costs is a function of the growth in memberships and subscription programs and investments in certain administrative functions. Costs are also affected by stock option restructuring and repurchase charges as further explained below.

  One measure of the Company's business is its annualized "Contract Value," which the Company calculates as the aggregate annualized membership revenue attributed to all membership agreements in effect at a given point in time, without regard to the remaining duration of such agreements. The Company's experience is that a substantial portion of members renew subscriptions for an equal or higher level of total membership payments each year. Contract Value has grown at a compound annual growth rate of 49.1% over the past three fiscal years and was $57.2 million at September 30, 1998.

  The Company's operating expenses consist of cost of services, member relations and marketing, general and administrative expenses and depreciation. Cost of services represents the costs associated with the production and delivery of the Company's products and services, including compensation of research personnel and in-house faculty, the production of published materials, the organization of member meetings and all associated support services. Member relations and marketing expenses represent the costs of acquiring new members and renewing existing members and consist of compensation expenses (including sales commissions) travel and all associated support services. General and administrative expenses include the costs of human resources and recruiting, finance and accounting, management information systems, facilities management, new product development and other administrative functions of the Company.

  The Company has Liquid Markets Agreements with certain employees relating to the repurchase of certain options prior to the Spin-Off at fixed amounts subject to certain employment requirements. The Company reflects these charges as stock option repurchase expenses over the required employment period. In conjunction with the Spin-Off, The Advisory Board Company executed substitution agreements with each of the employees of the Company participating in The Advisory Board Company's stock option plan. The substitution allowed for the exchange of Advisory Board Company options for Company options. The terms of the substitution resulted in compensation expense being charged for the intrinsic value of certain options over the vesting period of the options, reflected as stock option restructuring expense. See "Certain Transactions Prior to the Offering--Stock Option Restructuring and Repurchase Charges."

RESULTS OF OPERATIONS

  The following table sets forth certain financial data as a percentage of total revenues for the periods indicated:

                                                                 NINE MONTHS
                                            YEAR ENDED              ENDED
                                           DECEMBER 31,         SEPTEMBER 30,
                                         ---------------------  --------------
                                         1995    1996    1997    1997    1998
                                         -----   -----   -----  ------  ------
Revenues:
  Total revenues........................ 100.0%  100.0%  100.0%  100.0%  100.0%
Costs and expenses:
  Cost of services......................  61.8    55.2    51.8    50.0    48.7
  Member relations and marketing........  30.1    24.5    21.0    20.6    21.1
  General and administrative............  14.8    14.0    14.6    15.4    12.1
  Depreciation..........................   1.3     1.7     1.9     1.7     1.3
  Stock option restructuring and repur-
   chase................................  53.5     5.4     7.9     5.6     3.0
                                         -----   -----   -----  ------  ------
    Total costs and expenses............ 161.5%  100.8%   97.2%   93.3%   86.2%
                                         =====   =====   =====  ======  ======
Income from operations.................. (61.5)%  (0.8)%   2.8%    6.7%   13.8%

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

  Revenues. Total revenues increased 36.4% from $28.0 million for the nine months ended September 30, 1997 to $38.2 million for the nine months ended September 30, 1998. The increase in revenues is primarily attributable to increased sales of existing subscription programs, the introduction of two new subscription programs and consistent renewal rates.

  Cost of Services. Cost of services decreased as a percentage of revenue from 50.0% for the nine months ended September 30, 1997 to 48.7% for the nine months ended September 30, 1998. This decrease is attributable to the fixed nature of the production costs of best practices research studies, as these costs are not materially affected by growth in the number of members; offset by the impact of the introduction of new subscription programs. The absolute cost of these services increased 32.9% from $14.0 million for the nine months ended September 30, 1997 to $18.6 million for the nine months ended September 30, 1998. The increases were principally due to the addition of research teams related to the introduction of two new subscription programs and the increase in customized research briefs and executive education costs to service the growing member base for existing and new subscription programs.

  Member Relations and Marketing. Member relations and marketing costs increased as a percentage of total revenues from 20.6% for the nine months ended September 30, 1997 to 21.1% for the nine months ended September 30, 1998. This increase is attributable to the Company's efforts to increase the marketing staff to expand efforts for existing subscription programs and to prepare for the launch of two new subscription programs in 1998. The absolute dollar costs of member relations and marketing increased 39.7% from $5.8 million for the nine months ended September 30, 1997 to $8.1 million for the nine months ended September 30, 1998. The increases were primarily due to increases in personnel and related costs to expand marketing efforts on existing subscription programs, to support planned new product offerings and to provide a consistent level of member service to an expanding member base. The increases also were due to increased incentive compensation correlated with the growth in revenues.

  General and Administrative. General and administrative expenses decreased as a percentage of revenue from 15.4% for the nine months ended September 30, 1997 to 12.1% for the nine months ended September 30, 1998. This decrease is attributable to the fixed nature of certain administrative costs and the timing of certain recruiting and new product development costs. The absolute dollar costs for general and administrative expenses increased 7.0% from $4.3 million for the nine months ended September 30, 1997 to $4.6 million for the nine months ended September 30, 1998.

  Depreciation. Depreciation expense remained constant at $0.5 million for the nine-month periods ended September 30, 1997 and 1998.

  Stock Option Restructuring and Repurchase Charges. The Company recognized $1.6 million and $750,000 in compensation expense related to the Liquid Markets Agreements for the nine months ended September 30, 1997 and 1998, respectively. The Company expects to eliminate future employment requirements and to recognize the balance of the compensation expense related to these agreements, approximately $1.7 million, during the fourth quarter of 1998. Furthermore, in connection with the Spin-Off, The Advisory Board Company executed substitution agreements with each of the employees of the Company participating in The Advisory Board Company's stock option plan. The terms of this substitution resulted in compensation expense for the intrinsic value of certain stock options to be charged over the vesting period. Resulting compensation charges were $408,000 for the nine months ended September 30, 1998. See "Certain Transactions Prior to the Offering--Stock Option Restructuring and Repurchase Charges."

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Revenues. Total revenues increased 56.0% from $17.5 million for the year ended December 31, 1995 to $27.3 million for the year ended December 31, 1996, and 41.8% to $38.7 million for the year ended December 31, 1997. The increase in revenues is primarily attributable to increased sales of existing subscription programs, the introduction of new subscription programs, consistent renewal rates and, to a lesser degree, price increases. A portion of the increase also is due to the introduction of on-site executive education services to existing members resulting in price increases in 1996. The Company introduced one new subscription program in 1996 and two new subscription programs in 1997.

  The Company's program renewal rate, defined as the percentage of prior year membership subscriptions renewed was 85%, 86% and 85% for 1995, 1996 and 1997, respectively.

  Cost of Services. Cost of services decreased as a percentage of revenue from 61.8% for the year ended December 31, 1995 to 55.2% for the year ended December 31, 1996, to 51.8% for the year ended December 31, 1997. This decrease is attributable to the fixed nature of the production costs of best practices research studies, as these costs are not materially affected by growth in the number of members. The absolute cost of these services increased 39.8% from $10.8 million for the year ended December 31, 1995 to $15.1 million for the year ended December 31, 1996, and 32.5% to $20.0 million for the year ended December 31, 1997. The increases were principally due to the addition of research teams related to the introduction of new subscription programs and the increase in customized research briefs and executive education costs to service the growing member base for existing and new subscription programs.

  Member Relations and Marketing. Member relations and marketing costs decreased as a percentage of total revenues from 30.1% for the year ended December 31, 1995 to 24.5% for the year ended December 31, 1996, to 21.0% for the year ended December 31, 1997. This decrease is largely attributable to the Company's ability to leverage marketing personnel to sell multiple subscription programs. The absolute dollar costs of member relations and marketing increased 26.4% from $5.3 million for the year ended December 31, 1995 to $6.7 million for the year ended December 31, 1996, and 20.9% to $8.1 million for the year ended December 31, 1997. The increases were primarily due to increases in personnel and related costs to market and support new subscription programs, increased marketing efforts for existing subscription programs and increased incentive compensation correlated to the growth in revenues.

  General and Administrative. General and administrative expenses remained relatively constant as a percentage of total revenues at 14.8% for the year ended December 31, 1995, 14.0% for the year ended December 31, 1996 and 14.6% for the year ended December 31, 1997. The absolute dollar costs for general and administrative expenses increased 46.2% from $2.6 million for the year ended December 31, 1995 to $3.8 million for the year ended December 31, 1996, and 50.0% to $5.7 million for the year ended December 31, 1997. The increases reflect investments in new product development, human resources and recruiting, management information systems and finance and accounting functions required to support the Company's growth.

  Depreciation. Depreciation expense increased 94.0% from $233,000 for the year ended December 31, 1995 to $452,000 for the year ended December 31, 1996, and 59.7% to $722,000 for the year ended December 31, 1997. The increase was principally due to investments in computer equipment and software, office furnishings and physical space to support the growth in the business.

  Stock Option Restructuring and Repurchase Charges. The Company recognized $9.4 million, $1.5 million and $1.8 million in compensation expense related to the repurchase of certain stock options pursuant to the Liquid Markets Agreements for the years ended December 31, 1995, 1996 and 1997, respectively. The Company expects to recognize the balance of the compensation expense related to these agreements, approximately $1.7 million, during the fourth quarter of 1998. In addition, the Company recorded compensation charges resulting from the substitution of Company stock options for Advisory Board Company options as part of the Spin-Off, of $1.3 million in 1997, with $504,000 in charges scheduled in 1998, $382,000 in 1999, $382,000 in 2000 and
$191,000 in 2001. See "Certain Transactions Prior to the Offering--Stock Option Restructuring and Repurchase Charges."

LIQUIDITY AND CAPITAL RESOURCES

  On October 31, 1997, the Company was a party to the Spin-Off transaction with The Advisory Board Company whereby the assets and certain liabilities relating to the corporate-related consulting business of The Advisory Board Company were transferred to the Company, a newly incorporated entity. See "Certain Transactions Prior to the Offering--Formation and Spin-Off of the Company."

  The Company's financial statements present the accounts of the Company as if it had operated as a stand-alone entity in accordance with the accounting rules prescribed for "carve-out" financial statements for periods preceding the Spin-Off on October 31, 1997. For these periods, net funds contributed by the Company were treated as an affiliate receivable as cash flows were commingled in The Advisory Board Company accounts. This affiliate receivable was settled as part of the transfer of assets and liabilities in the Spin-Off.

  The Company entered into the Administrative Services Agreement, the Vendor Contracts Agreement, the Member Contracts Agreement and the Sublease Agreement with The Advisory Board Company coincident with the Spin-Off. See "Certain Transactions Prior to the Offering--Formation and Spin-Off of the Company" and "Certain Relationships and Transactions." The Company records costs associated with these agreements monthly as a payable to affiliate, and expects to pay amounts owed to The Advisory Board Company on a quarterly basis. The Company believes that the services provided to the Company by The Advisory Board Company under the Administrative Services Agreement may be obtained by the Company from alternative sources and that the fees payable pursuant to the Administrative Services Agreement approximate the cost to internally provide or otherwise externally source such services. Under the Vendor Contracts Agreement, the Company participates in certain vendor contracts entered into by The Advisory Board Company for the provision of certain services. The Company expects to enter into separately negotiated vendor contracts as soon as reasonably practical, and does not expect to incur material incremental costs. The terms of the Administrative Services Agreement and the Vendor Contracts Agreement expire on October 31, 1999. The Company expects to have internally assumed or externally sourced the services under both of these agreements prior to their termination. The Member Contracts Agreement was terminated on October 31, 1998 in accordance with its terms. The Company does not expect to incur any additional costs as a result of the termination of the Member Contracts Agreement. Pursuant to the Sublease Agreement, the Company subleases its office space from The Advisory Board Company on terms consistent with the original lease agreement, subject to termination by either the Company or The Advisory Board Company with at least six months written notice.

  The Company has financed its operations to date through funds generated from operations. Member subscriptions, which are annually renewable contracts and generally payable by members at the beginning of the contract term, comprise 100% of the Company's revenues. The combination of year-to-year revenue growth and payments in advance from members has historically resulted in positive cash generation from operations. The Company generated $1.4 million in cash from operating activities during 1995, $5.5 million in 1996, and $13.6 million in 1997. In the nine months ended September 30, 1998, the Company generated $7.6 million in cash from operating activities.

  In 1997, the Company invested $11.8 million, of which $1.5 million was used for the purchase of property and equipment, $3.8 million was used for the purchase of marketable securities and $6.5 million was loaned to the Principal Selling Stockholder. The Company's investment policy allows for the investment of excess funds in short-term to intermediate-term federal government or investment grade obligations. In the first nine months of 1998, the Company used $2.4 million to repurchase stock options and $517,000 for the purchase of property and equipment. During the first nine months of 1998, the Company received $313,000 from the net sales of marketable securities. See Note 9 to Financial Statements for further discussion regarding the option repurchase program.

  In the first nine months of 1998, the Company distributed $6.9 million to the Principal Selling Stockholder primarily to pay income taxes on the Company's S corporation earnings and as distributions of estimated undistributed taxed or taxable earnings of the Company. The Company expects to
distribute an additional $   million to the Principal Selling Stockholder and
the Bradley Trust as the Pre-Closing Distribution prior to the closing of the Offering. The Company will also pay approximately $1.4 million in Offering expenses, which will be treated for accounting purposes as a distribution to the Principal Selling Stockholder and the Bradley Trust.

  The Company holds a promissory note in the amount of $6.5 million from the Principal Selling Stockholder. The note bears interest at a rate of 7% payable semiannually. The principal is payable on October 31, 2007. The note is collateralized by assets of the Principal Selling Stockholder. The Principal Selling Stockholder has agreed to repay this note from the proceeds of the Offering.

  As of September 30, 1998, the Company had cash and cash equivalents of $5.7 million. Management expects that its current cash balances and cash flows from operations will satisfy working capital, financing activities and capital expenditure requirements for the foreseeable future.

  The Company has certain commitments related to the relocation of its office facilities. The Company estimates that it will incur approximately $2.2 million and $5.0 million in leasehold improvements and related costs during the remainder of 1998 and 1999, respectively. The Company has entered into a $1.3 million Letter of Credit Agreement with a commercial bank to provide a security deposit for the office space lease, expiring on June 23, 2003. The Letter of Credit Agreement is collateralized by the Company's cash, accounts receivable and physical property.

  The Company has Liquid Markets Agreements with certain employees relating to the repurchase of certain stock options prior to the Spin-Off at fixed amounts. The Company paid $2.4 million related to these agreements in the first nine months of 1998, and is obligated to pay $3.1 million during the remainder of 1998, $1.7 million in 1999, and $3.1 million in 2000. See "Certain Transactions Prior to the Offering--Stock Option Restructuring and Repurchase Charges."

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company adopted both of these standards during the nine months ended September 30, 1998.

  SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income," to be reported in the financial statements and/or notes thereto. As the Company does not currently have any components of "other comprehensive income," reported net income is the same as "total comprehensive income" for the nine months ended September 30, 1997 and 1998.

  SFAS No. 131 requires entities to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is not required for interim reporting purposes during 1998. The Company is in the process of assessing the additional disclosures, if any, required by SFAS No. 131. However, such adoption will not impact the Company's results of operations or financial position, since it relates only to disclosures.

YEAR 2000 COMPLIANCE

  Many existing computer programs use only two digits to identify a year in the date field. These programs were designed without consideration for the impact of the upcoming century change in the year 2000. If not corrected, applications which are not yet year 2000 compliant may fail or create erroneous results when processing year 2000 information. The Company is in the process of completing its analysis and assessment of the potential effects of the year 2000 century change and has begun efforts to identify, evaluate and implement changes to the Company's systems and applications necessary to achieve a year 2000 date conversion.

  The Company has audited all of its hardware systems and software applications. The Company has determined that all of its hardware systems are either currently compliant or have intermediate upgrades available from the manufacturer. The Company's software applications that have been customized to its particular needs have been tested and are currently being modified, or are scheduled for replacement, as necessary to bring them into compliance. The rest of the Company's software systems are commercial off-the-shelf packages. The manufacturers of such software packages offer upgrades and replacements for their non-compliant products. The Company estimates the cost to complete the conversion to be $220,000. The Company expects to be year 2000 compliant by May 1999. The costs of the year 2000 conversion and the date on which the Company plans to complete the project are based upon management's best estimates, which are derived on the basis of numerous assumptions of future events. There can be no guarantee that these estimates will be achieved and actual results could differ materially.

  Each of the Company's department directors has been instructed to communicate with their major suppliers with respect to such vendors' year 2000 compliance status. All of the Company's departments have been directed to make arrangements with an alternative vendor if it appears that the current vendor will not achieve compliance by the year 2000. There can be no guarantee, however, that the systems of the Company's major vendors, including providers of public utilities, will be timely converted, or that a failure to convert by another company or organization, or a conversion that is incompatible with the Company's systems, would not have an adverse effect on the Company.

  The Company currently has not fully developed a contingency plan to address possible material failures by the Company or its significant suppliers to be year 2000 compliant. The Company, however, anticipates having contingency plans in place by January 1999 to handle possible failures of its critical systems as a result of the year 2000 conversion.

                                   BUSINESS

OVERVIEW

  The Corporate Executive Board is the leading provider of "best practices" research and analysis focusing on corporate strategy, operations and general management issues. Best practices research identifies and analyzes specific management initiatives, processes and strategies that have been determined to produce the best results in solving common business problems or challenges. The Company provides its research and analysis on an annual subscription basis to a membership of over 1,300 of the world's largest and most prestigious corporations. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the program's database. For each of the last three years, the Company's program renewal rate (defined as the percentage of prior year's membership subscriptions renewed) exceeded 84%. More than 64% of the Fortune 500 companies are members of the Corporate Executive Board.

  The Company's membership-based model, in which all subscribers (or "members") participate in the Company's research and analysis, is central to its business strategy. This model gives the Company access to the best business practices of its members and enables the Company to provide comprehensive analysis on current business issues, assessing the collective experiences and knowledge of its members on leading edge topics. By participating in the Corporate Executive Board, members can learn about the best practices of the most progressive corporations in the world at a fraction of the cost of a customized analysis performed by any of the major consulting firms. The Company does not believe that in-house research and analysis departments at individual corporations could obtain, at any price, similar information from other corporations about their management practices. In general, the membership comprises the most progressive competitors in each industry sector, including American Express, British Airways, Citigroup, Coca-Cola, Dell, Hewlett-Packard, Lucent, Merrill Lynch, Microsoft, Procter & Gamble and Xerox. No one customer accounted for more than 2% of revenues in any of the last three fiscal years. The Company believes that there is no other entity that enables corporations to study a broad range of the best practices of hundreds of other business enterprises for fixed, annual subscription fees.

  The Company currently offers ten discrete subscription programs, each focusing on a single business constituency: finance, sales, information technology, corporate strategy, human resources, bank operations, insurance, trust and private banking, business banking and retail banking. The Company has added three new subscription programs over the past 18 months and anticipates adding one to three new subscription programs per year for the foreseeable future. Each subscription program charges a separate fixed annual subscription fee and is served by a dedicated staff of analysts and researchers. Subscriptions are generally renewable on a 12-month basis, and the average price per subscription program at September 30, 1998 was approximately $27,000. For the twelve months ended September 30, 1998, the Company published 31 best practices research studies, completed over 13,000 customized research briefs and provided executive education services to 1,260 member corporations reaching approximately 22,000 executive participants. The Company's 215 analysts and researchers have compiled a proprietary database of 160 best practices research studies and 25,000 customized research briefs containing over 100,000 profiles of corporate practices.

  The Corporate Executive Board's revenue and costs have grown at compound annual rates of 55.0% and 46.7%, respectively, from 1995 through 1997. Because each subscription program provides its membership with standardized best practices research studies and executive education seminars, new members immediately add revenues while only incrementally increasing operating costs. The Company's growth strategy is to cross-sell additional subscription programs to existing members, to add new members and to develop new subscription programs.

INDUSTRY BACKGROUND

  Corporations today are experiencing greater competitive demands and facing increasingly complex strategic and operational issues. The globalization of the economy, the transformation from an industrial era to an information age and the accelerating pace of technological change are dramatically altering the business environment. In response to these trends, companies are exploring new business strategies as well as reevaluating the performance of individual departments within their organizations in order to maintain their competitive edge. The pace of change is driving a greater interest in gaining access to leading management practices and solutions to common business problems on a cross-industry basis.

  Capitalizing on the growing demand for information on business and management issues, the professional information services industry has experienced significant growth over the past few years. Industry participants have approached the market for business-focused information by offering a variety of products and services, including market research, strategic planning, implementation services and educational programs. Services also differ by the level of engagement, with some offering project-driven or long-term consulting contracts, and others providing continuous research publishing. Within this broad industry, management consulting and training and development have emerged as key segments, representing $50 billion and $59 billion in 1997 revenues, respectively. Other entities, such as trade associations, non-profit think-tanks and research and database companies, also offer research, consulting and education services.

  The Corporate Executive Board offers a distinctive approach that combines many of the benefits of general management consulting and training and development firms. The Company's research and analysis covers the same major business issues generally addressed by management consulting firms, such as issues concerning managing growth, cost reduction, outsourcing and strategy development. The distinction is that the Corporate Executive Board provides the same, standardized product to the whole of its membership at a fraction of the cost to each individual member of consulting services. In common with training and development firms, the Company offers education services both on-site at member institutions and in large multi-company settings. Unlike training and development firms, which typically invest only periodically in new curriculum development, the Corporate Executive Board's curriculum is constantly updated by its best practices research organization. A further distinction is the seniority and breadth of the audience, with the Company briefing executive and senior management staff drawn from a broad range of industry sectors, business units and departments. Because of this unique approach to the market, the Company believes that it offers its customers a superior value proposition.

BUSINESS STRATEGY

  The Company's goal is to research and analyze the most pertinent and timely strategic and operational issues facing its membership, and to distribute the results of this analysis to its membership in the most efficient, effective and helpful manner. The Company's membership model allows it to draw upon a large and growing universe of issues and solutions of relevance to today's leading corporations. The Company actively engages its membership to help focus its research on the challenges of the current business environment and to maintain and enhance its position as the leading provider of best practices research and analysis.

  . Maintain Membership-Based Model. The Company believes that the membership-based model is key to its success and continually strives to increase the ties between its members and the Corporate Executive Board. The Company encourages members to view the Corporate Executive Board as their proprietary off-site research facility. The Company's fixed-fee economic model promotes frequent use of the Company's products and services. The Company believes that member satisfaction grows as members access more of the Company's services, and that the growing roster of satisfied members validates the Company's business model and induces new members to join the Corporate Executive Board.

  . Focus on Best Practices Research. The focus of the Company's work is research on best demonstrated business and management practices. Many large corporations believe that there are certain research economies and other benefits that can be realized by learning from the experiences of similar entities facing common business problems. The Company believes that there will be a continuing desire on the part of progressive corporations to access evolving solutions to these common business problems. The Company believes that its success to date has uniquely positioned it as a leading source for identifying, studying, evaluating and communicating these evolving solutions.

  . Continue Research and Analysis Excellence. The Company believes that the quality of its research and analysis has driven the success of the Corporate Executive Board. The Company regularly interacts with senior executives at member institutions to identify the most important strategic and operational issues for research and analysis. Experienced program directors are responsible for assuring that the Company's research methodology is applied to all studies and that research quality is maintained across all subscription programs. The Company is highly selective in its hiring, recruiting only the top graduates of the leading universities and graduate schools. Furthermore, the Company emphasizes continual training of all employees in key areas, including industry analysis, economics, quantitative modeling, root-cause analysis and presentation skills. The Company currently employs over 180 analysts and researchers.

  . Leverage Economic Model. All of the Company's revenues are derived from annual fees for each subscription program. Most of the Company's costs of delivering its products and services in each subscription program are fixed and do not vary with the number of subscribers. The Company expects to increase revenues and improve operating margins as it adds new members to each subscription program.

GROWTH STRATEGY

  The Company believes that demand for its services will continue to grow, as even the most prestigious corporations recognize the need to improve their performance and seek access to other companies' solutions to common corporate problems. The Company's growth strategy centers on leveraging the formula that it has developed across the past decade by cross-selling subscription programs to existing members, adding new members and developing new subscription programs.

  . Cross-sell Additional Subscription Programs to Existing Members. On average, members currently participate in 1.7 subscription programs. Corporations that have been members for three or more years currently participate in an average of 2.4 subscription programs. The Company is actively cross-selling additional programs to its members and believes that most members are potential participants in approximately four to five of its current subscription programs. As the Company develops new subscription programs, cross-selling opportunities will increase.

  . Add New Members. The Company has targeted 1,300 additional institutions worldwide as potential new members, including corporations with revenues greater than $500 million and financial institutions with assets in excess of $1 billion. For the twelve months ended September 30, 1998, the Company added 400 new member institutions.

  . Develop New Subscription Programs. The Company currently offers subscription programs covering ten business constituencies: finance, sales, information technology, corporate strategy, human resources, bank operations, insurance, trust and private banking, business banking and retail banking. The Company has added three new subscription programs in the past 18 months and has thus far identified 50 additional potential business constituencies that may be suitable for subscription programs in the future.


THE MEMBERSHIP

  The Company's membership-based model, in which all subscribers (or "members") share in the Company's research and analysis, is central to its business strategy. This model gives the Company access to the best demonstrated practices of its members and enables the Company to provide comprehensive analysis on current business issues, utilizing the collective experiences and knowledge of its members. By participating in the Corporate Executive Board, members can learn about the best practices of the largest corporations in the world at a fraction of the cost of a customized analysis performed by any of the major consulting firms. The Company does not believe that in-house research and analysis departments at individual corporations could obtain, at any price, similar information from other corporations about their business practices. The Company believes that there is no other entity that enables corporations to study a broad range of the business practices of hundreds of other business enterprises for fixed annual subscription fees.

  The Company regularly interacts with senior executives at member institutions to identify the most important strategic and operational issues for research and analysis and continually strives to increase the ties between its members and the Corporate Executive Board. The Company's products and services are available exclusively to members. The Company's fixed-fee economic model promotes frequent use of the Company's products and services. The Company encourages members to view the Corporate Executive Board as their proprietary off-site research facility. The Corporate Executive Board believes that member satisfaction grows as members access more of the Company's services, and that the growing roster of satisfied members validates the Company's business model and induces new members to join the Corporate Executive Board.

  More than 64% of the Fortune 500 companies are members of the Corporate Executive Board. At September 30, 1998, the Corporate Executive Board included 1,319 members. The membership includes some of the largest companies in each sector. Some of the leading institutions in the membership are identified in the following table:

CHEMICALS                  CONSUMER PRODUCTS          ENERGY



Bayer AG                   Anheuser-Busch Companies, Inc.
                                                      The British Petroleum
The Dow Chemical Company   Cadbury Schweppes p.l.c.    Company p.l.c.
Eastman Chemical Company   The Coca-Cola Company      Enron Corporation
E.I. du Pont de Nemours    The Gillette Company       Mobil Corporation
 & Co.                     NIKE, Inc.                 PacifiCorp
                                                      Shell Oil Company
Imperial Chemical          The Procter & Gamble Company
 Industries p.l.c.         RJR Nabisco Holdings Corp. Texaco Inc.
Monsanto Company           Unilever plc               TransCanada Pipelines
                                                       Limited

FINANCIAL SERVICES         INSURANCE                  MANUFACTURING



American Express Company   Aetna Inc.
Barclays Bank plc          The Allstate Corporation   ABB Asea Brown Boveri

Charles Schwab & Co., Inc. CIGNA Corp.                The Boeing Company
The Chase Manhattan Corporation                       Ford Motor Company
                           John Hancock Mutual Life
                            Insurance Company         General Electric Company
Citigroup Inc.                                        Lockheed Martin
Deutsche Bank AG           New York Life Insurance     Corporation
Fidelity Investment Co.     Company
Merrill Lynch and Co., Inc.The Prudential Insurance
                            Company of America        3M
                                                      Philips Electronics NV
                           State Farm Mutual          Siemens AG
                            Automobile Insurance
                            Company

MEDIA AND PUBLISHING       RETAIL                     TECHNOLOGY



                                                      America Online Inc.

British Sky Broadcasting Group p.l.c.
                           Best Buy Co., Inc.         Compaq Computer
Comcast Corporation        The Gap, Inc.               Corporation
Dow Jones & Company, Inc.  The Home Depot, Inc.       Dell Computer Corp.
The McGraw-Hill Companies  The Limited, Inc.          Electronic Data Systems
The New York Times Company L.L. Bean, Inc.             Corp.
The Thomson Corporation    McDonald's Corporation     Hewlett-Packard Company
                           Sears Roebuck and Co.      Intel Corporation
Time, Inc.                                            Microsoft Corp.
The Washington Post CompanyStarbucks Coffee Company
                                                      SAP AG
                                                      Sun Microsystems, Inc.

TELECOMMUNICATIONS         INSTITUTIONAL


                           Department of Energy
AT&T Corporation           Department of Treasury
Bell Atlantic Corporation  Duke University
Bell Canada                Harvard University
Bell South Corporation     National Security Agency

British Telecommunications p.l.c.
                           University of Virginia
GTE Corporation
Lucent Technologies Inc.

MCI WorldCom, Inc.
Nokia Group
US WEST Inc.

  Memberships are renewable annually. The following table sets forth information with respect to members, subscriptions and renewals for the periods shown:

                                                              12 MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,    SEPTEMBER 30, 1998
                                  -------------------------  ------------------
                                   1995     1996     1997
                                  -------  -------  -------
   Subscription programs(1).....        6        7        9           10
   Member institutions(1),(2)...      784    1,003    1,150        1,319
   Total membership
    subscriptions(1)............    1,145    1,491    1,799        2,183
   Average subscription programs
    per member institution(1)...     1.46     1.49     1.56         1.66
   Program renewal rate(3)......       85%      86%      85%          85%

--------
(1) At the end of the period.
(2) The Company's membership consists primarily of domestic and multinational corporations and secondarily of large subsidiaries of corporations and non-profit institutions.

(3) Program renewal rate is defined as the percentage of membership subscriptions renewed.

PRODUCTS AND SERVICES

 General

  The Corporate Executive Board's research products and services are renewable, membership-based subscription programs that focus on identifying, analyzing and describing best demonstrated management practices. For the twelve months ended September 30, 1998, the Company published 31 best practices research studies, delivered over 13,000 customized research briefs and provided executive education services to 1,260 member corporations reaching approximately 22,000 executive participants. In general, the research focuses primarily on identifying best demonstrated management practices, and secondarily on critiquing widely-followed but ineffective practices. The Company's staff of 215 analysts and researchers conducted over 40,000 company interviews during the twelve months ended September 30, 1998, focusing on a large number of substantive areas, including compensation, employee relations, training, finance, cost management, performance metrics, risk management, marketing, sales, new product development and strategic alliances. The Corporate Executive Board believes that it adds value by focusing the attention of senior management on important issues and providing an unbiased, objective analysis of best practices for dealing with those issues currently employed by the most successful corporations in the world.

  The Corporate Executive Board's research programs offer a cost-effective, time-efficient opportunity for senior executives to learn from the practices and experiences of other corporations from around the world. Member institutions can participate in one of the Company's subscription programs for a fraction of the cost of proceeding independently either through an internal research effort or through engagement of the services of a management consulting firm.

  Each subscription program is guided by a 12- to 18-month agenda. Each subscription program has a research director who is responsible for applying the Company's research methodology to produce best practices studies and for maintaining research quality across all subscription program services. Using fax polls, steering sessions and one-on-one interviews, the subscription program's director works closely with the membership to identify agenda topics of shared interest and to set the subscription program's research priorities. Each subscription program is staffed by a dedicated team of researchers, analysts and instructors who collectively research and write the best practices studies, complete the customized research briefs and present the findings to the membership.

  The Company currently offers the following ten subscription programs, each targeting a specific group of senior executives within a corporation's headquarters or divisions: finance, sales, information technology, corporate strategy, human resources, bank operations, insurance, trust and private banking, business banking and retail banking.

  The following table describes the Company's current subscription programs:

      SUBSCRIPTION           YEAR                              PRIMARY EXECUTIVE
      PROGRAM NAME        INTRODUCED      RESEARCH FOCUS          CONSTITUENCY     MEMBERSHIP BASE
      ------------        ---------- ------------------------- ------------------ ------------------
Working Council for          1998    Finance                   Chief financial    Corporations
 Chief Financial                                               officers           across all
 Officers...............                                                          industries
Sales Executive              1997    Sales                     Senior sales       Corporations
 Council................                                       executives         across all
                                                                                  industries
Working Council for          1997    Information technology    Chief information  Corporations
 Chief Information                                             officers           across all
 Officers...............                                                          industries
Corporate Strategy           1996    Corporate strategy        Senior corporate   Corporations
 Board..................                                       strategists        across all
                                                                                  industries
Corporate Leadership         1993    Human resources           Senior human       Corporations
 Council................                                       resources          across all
                                                               executives         industries
Operations Council......     1992    Bank operations           Senior Vice        Commercial banks
                                                               Presidents of bank
                                                               operations
Insurance Advisory           1991    Insurance                 Senior marketing   Insurance
 Board..................                                       executives         providers
The VIP Forum...........     1989    Trust and private banking Executives in      Brokerage houses,
                                                               marketing and line commercial, trust
                                                               management         and private banks,
                                                                                  mutual fund
                                                                                  companies
Business Banking Board..     1986    Business banking          Executive Vice     Commercial banks
                                                               Presidents of      and nonbank
                                                               commercial banking lenders
Council on Financial         1983    Retail banking            Executives in line Commercial banks,
 Competition............                                       management,        consumer credit
                                                               marketing and      lenders
                                                               brand management

  The Company's subscription programs provide members an integrated set of products and services for a single annual fee. Each program provides its members with (i) best practices research studies, (ii) executive education services, (iii) customized research briefs and (iv) on-line access to the program's proprietary research database. A description of each service follows:

 Best Practices Research Studies

  Each subscription program generally publishes three to five best practices research studies annually, each addressing a specific corporate issue or problem identified in the research agenda. Each best practices study is designed to present the conclusions and supporting best practices in a graphical format, enabling the intended audience quickly to assimilate the 100 to 300 pages of research content. Each report is created using the Company's structured research methodology: topic selection, root cause analysis, secondary research, primary interviewing, analysis of findings and report writing. Each program director can call upon the support of the Chief Research Officer and his staff to provide assistance in framing arguments, screening best practices and editing studies and their derivative executive education curriculum content.

  In the course of researching a best practices study topic, the research team typically will review thousands of pages of business and academic literature to ground their understanding of the issues. They then will initiate the research process to identify and evaluate specific business processes, strategies and management practices, typically conducting hundreds of in-depth interviews with corporations, industry experts, management consultants and academic leaders. During the course of its research, a team generally analyzes and evaluates dozens of specific management practices in an attempt to isolate the eight to 15 most important practices worthy of potential implementation by members, separating out demonstrated and proven business practices and disposing of those concepts, whether popular or conventional, that largely have failed.

  Each best practices study comprises two principal elements--the essay and the best practices. The essay consists of a series of observations and supporting evidence that frames the problems or business issues, helping to communicate the need for change or action to the membership at large. Each study typically contains eight to 15 best practices, and each best practice generally features a 12- to 20-page case study of narrative text, graphics and supporting analytical detail describing how the best practice works, how it was implemented and the best practice's costs and benefits. In many cases, the Company assigns pseudonyms to protect the confidentiality of proprietary information outlined in a study. Consistent application of the Company's research methodology across all subscription programs enables the Company to increase the number of its subscription programs while maintaining research quality.

  The following table lists selected agenda topics for each of the Company's ten research programs:

      PROGRAM NAME                 PUBLISHED OR PLANNED BEST PRACTICES REPORT TITLES
      ------------        --------------------------------------------------------------------
Working Council for       Motivating and         Models for Effective   Corporate Performance
Chief Financial Officers  Rewarding Growth:      CEO-CFO Working        Metrics: Evolving
                          Finance's Role in      Partnerships           Measurement Systems
                          Supporting Growth                             at First-Tier
                                                                        Companies
Sales Executive Council   Customer Integration:  Perfecting the Sales   Existing Customer
                          Models, Lessons and    Channel: Economics     Strategy: Innovations
                          Best Practices for     and Impact of the New  in Customer Service,
                          Maximizing             Electronic             Retention and
                          Relationships          Marketplace            Recovery
Working Council for       Far From the Crowd:    Creating Business      Quest for Customer
Chief Information         Strategies for         Advantage: Models for  Contact: Case Studies
Officers                  Attracting IT Talent   Partnering with the    in IT-Enabled Needs
                          in a Perfecting Labor  Line                   Identification
                          Market
Corporate Strategy Board  Unbroken Growth:       Stall Points:          Strategy Development
                          Salient Insights from  Barriers to Growth     Excellence: Frontier
                          Inaugural Research     for the Large          Practices of the
                                                 Corporate Enterprise   World's Great
                                                                        Strategic Planning
                                                                        Departments
Corporate Leadership      Forced Outside:        Heart of the           Recruiting
Council                   Leadership Talent      Enterprise: Core       Excellence: Emerging
                          Sourcing and           Competencies and the   Practices and
                          Retention              Renaissance of the     Organizational
                                                 Large Corporation      Structures
Operations Council        Retail Teleservicing:  Item Processing:       Retail Lockbox:
                          Achieving Operational  Strategies for         Achieving Operational
                          Excellence in          Continuing Cost-       Excellence in
                          Financial Services     Reduction in Check     Scannable Remittance
                          Call Centers           Processing Operations  Processing
Insurance Advisory Board  The "Retail"           The New Gold           To Wake the Sleeping
                          Revolution:            Standard: Restoring    Giant: Insurance
                          Retirement Services    Profitability Through  Distribution in an
                          in an Era of Self-     Customer Value         Open Market
                          Reliance               Management
Business Banking Board    Escaping the           Cleared for Takeoff:   Charting a New
                          Commodity Trap:        Matching Strategy to   Course: Forging the
                          Strategies for         Customer Needs         Value-Focused Middle
                          Competing in an                               Market Bank
                          Economically Rational
                          Market
The VIP Forum             The Future of Advice:  Beyond Customer        Great Expectations:
                          World-Class            Satisfaction: A        The Challenge of
                          Strategies for         Quantitative Analysis  Serving the Super-
                          Serving the "New       of Satisfaction in     Wealthy
                          Investor"              the Affluent Market
Council on Financial      Present at the         Financial Innovation   Traveling by
Competition               Creation: Redefining   Around the World:      Daylight: Using
                          Competitive Advantage  1998 Review of New     Profitability
                          Through Data-Driven    Retail Products        Information to Guide
                          Marketing and                                 the Retail Financial
                          Management                                    Institution

 Executive Education

  The Company's executive education curriculum, which is based on its proprietary best practices research, is provided to member companies worldwide. The Company delivers executive education services through two primary channels--general membership meetings and, in some programs, tailored on-site seminars. The Company's executive education provides lively, interactive forums for reinforcing the Company's textual best practices research studies.

  For the twelve months ended September 30, 1998, the Company delivered executive education services to 1,260 member companies, reaching approximately 22,000 executive participants. Each subscription program hosts a series of general membership meetings, where the most important research findings from the annual agenda are presented to groups of ten to 200 members. For the twelve months ended September 30, 1998, the Company hosted 55 member meetings in North America, Europe and Australia/Asia.

  As an example, the following table sets forth the 1998 schedule of general membership meetings to be hosted by the Corporate Leadership Council, the Company's human resources subscription program, which has the largest membership base of any of the Company's subscription programs. Each subscription program hosts similar general membership meetings.

      MEETING DATE           MEETING LOCATION                    TARGET AUDIENCE
      ------------           -----------------               ------------------------
     February 16             Sydney, Australia               HR Executives
     February 17             Sydney, Australia               HR Staff & Line Managers
     April 17                New York, NY                    HR Staff & Line Managers
     May 14-15               Washington, DC                  HR Executives
     September 14-15         Washington, DC                  HR Executives
     October 8-9             Washington, DC                  HR Executives
     October 13-14           San Francisco, CA               HR Executives
     October 19              Atlanta, GA                     HR Staff & Line Managers
     October 23              New York, NY                    HR Staff & Line Managers
     October 26-27           Washington, D.C.                HR Executives
     November 2              Toronto, Canada                 HR Staff & Line Managers
     November 6              Chicago, IL                     HR Staff & Line Managers
     November 9-10           Washington, D.C.                HR Executives
     November 13             London, England                 HR Staff & Line Managers
     November 16-17          London, England                 HR Executives
     November 23-24          Washington, D.C.                HR Executives
     December 10-11          Washington, D.C.                HR Executives

  Certain subscription programs also provide on-site executive education seminars as part of their membership services. Once a year, those members entitled to an on-site seminar can schedule a Corporate Executive Board faculty member to travel to their corporation to deliver an executive education module, typically a one- to three-hour lecture, case study or facilitated working group discussion, of the member's choice. For the twelve months ended September 30, 1998, the Company conducted 785 on-site seminars at member corporations.

  The Corporate Executive Board deploys a staff of 14 full-time and part-time faculty who conduct the on-site education seminars. The library of executive education modules is updated throughout the year as new best practices research is translated into executive education content.

  As an example, the following table sets forth current executive education modules available for on-site seminars to members of the Corporate Leadership Council. Those subscription programs offering on-site education provide similar executive education modules.

                       MODULE                      TARGET AUDIENCE
                       ------                      ---------------
   Role of Human Resources in the New Corporate    HR Management Teams
    Headquarters
   Workforce Management Structures of the New      Line Managers
    "Employers of Choice"
   Core Competencies and the Renaissance of the    HR Executives & Line Staff
    Large Corporation
   Revolutionizing Transactional Service Delivery  HR Managers
   Leadership Shortage Across the Spectrum         HR Management Teams
   Accelerating the Development of Rising Leaders  HR Executives, Executive
                                                    Development & Succession
                                                    Planning Teams
   Leadership Talent Sourcing and Retention        Recruiting and Staffing
                                                   Teams

 Research Briefs

  Members of most subscription programs may assign short-answer, customized research requests. Individual briefs can take the form of a literature search, vendor profile, data retrieval or original primary and secondary research, depending upon the need of the requesting member. For the twelve months ended September 30, 1998, the Company completed over 13,000 customized assignments on behalf of over 1,200 requesting members.

  Once initiated, each customized research effort takes several days (approximately eight days on average) to complete, depending on the depth of the information request, the type of research product desired and the time requirements of the member. Researchers typically begin their inquiry with a review of the Company's proprietary research archives and then conduct a broad literature search to identify relevant background material and practices.

  In addition, certain subscription programs produce a series of short research briefs (20-50 pages) that address issues of critical interest to the membership. Projects are generated through an ongoing dialogue between members and research managers and are executed over the year by the research staff.

  Written research briefs generally contain five case studies or profiles of interviewed institutions, highlighting significant trends, successful practices and comparative responses to a range of questions. Upon completion and delivery of the written brief to the requesting member, the best of these briefs are accessible to other members through proprietary databases. Members are able to search, select, view and print research briefs directly from the subscription program database at no additional charge.

  The Company believes that the research service of its subscription programs builds its proprietary databases, serves as an excellent marketing tool for attracting new members and encourages members to view the Company as a reliable and effective resource for primary research.

  The following table sets forth sample report topics of customized research briefs undertaken by the Company in the recent past:

 Sales Executive Council

  . Competitive Intelligence Units
  . Recruiting Top Sales Talent
  . Branding in Commodity Industries
  . Developing Electronic Commerce Channels
  . Team-Based Selling

 Working Council For Chief Information Officers

  . Offshore Contracting: Accessing Indian and Irish Labor Markets
  . Customer-Centric IT Strategy in the Express Shipping Industry
  . SAP Implementation Contracting
  . The Role of the Project Office: Embedding Project Management Discipline . IT Recruiting: Channels and Strategies

 Corporate Strategy Board

  . Best Practices in M&A Execution
  .  Business Strategies for Entering China: Case Studies
  . Structure of the Corporate Development Function
  . The Balanced Scorecard
  . Role of the CEO in the Strategic Planning Process

 Corporate Leadership Council

  . Developing a Corporate University or Learning Center
  . Flexible Benefits Plans at United Kingdom-Based Companies
  . Customer Service Reward Programs
  . Self-Directed Work Teams in a Union Environment
  . Gainsharing Programs for Hourly Employees

 Operations Council

  . Retail Lockbox Outsourcing
  . Customer Service Center Standards
  . ATM Support Services
  . Automated Investment Accounting Systems
  . Practices for Handling Peak Check Volumes

 Insurance Advisory Board

  . Group Retirement Product Customer Support
  . Direct Sales of Life Insurance and Annuities
  . Auto Insurance Rating Factors
  . No-Load and Low-Load Whole Life Insurance Products
  . Group Disability Insurance Marketing

 Business Banking Board

  . Measuring Small Business and Middle Market Profitability
  . Loan Workout Department Structures
  . Corporate Sweep Accounts
  . Turnkey 401(k) Products for Small Businesses
  . Benchmarking the Commercial Credit Underwriting and Approval Process

 The VIP Forum

  . Electronic Delivery of Trust and Investment Services
  . Client Prospecting and Retention in the Affluent Market
  . Pension Fund Companies in Chile and Argentina
  . Personal Banking Programs
  . Centralized Credit Underwriting for Private Banking Departments

 Council On Financial Competition

  . Telephone Bill Payment Programs
  . Branch Site Selection Procedures in Spanish-Speaking Countries . Credit Card Risk-Based Pricing
  . Customer Referral Programs
  . Branding Issues Associated with Bank Mergers and Acquisitions

 On-Line Proprietary Databases

  Each subscription program maintains a proprietary database of best practices and, in some cases, quantitative data accessible only to members of the subscription program. The Company's growing proprietary databases are updated continually with new corporate practices, quantitative performance data and related information supplied by other members and derived by the Company's researchers. All information and graphics generated in best practices research studies and customized research briefs are included in the databases and are available for corporate benchmarking and comparison by other members.

  The Company's proprietary databases currently include 160 best practices research studies and 25,000 customized research briefs containing over 100,000 profiles of corporate practices.

  In 1996, the Company began to offer its members electronic access to research content through password-protected World Wide Web sites. The Company believes that the Internet provides a convenient means for members to commission customized research briefs, browse and download the electronic library of research studies and graphics, review executive education modules and meeting schedules and communicate with the Company's staff.

PRICING

  Memberships in the Corporate Executive Board subscription programs are sold as renewable one-year agreements. Agreements generally are paid in full within three months of the start of the subscription period. At September 30, 1998, the average price for a subscription program was approximately $27,000. The actual price varies by size of member and by subscription program, and may be lower for charter subscribers to new subscription programs. By spreading its costs across a broad membership and offering a largely standardized research product, the Company is able to charge fees that are a small fraction of the typical engagement fees of specialized research or consulting firms.

  The Company offers an unconditional service guarantee to its members. At any time during the subscription period, a member may demand a full refund of its subscription fee for that year. During the years ended December 31, 1995, 1996 and 1997, members requested refunds for four, five and five subscriptions (out of 1,140, 1,486 and 1,833 subscriptions), respectively, under this guarantee program.

SALES AND MARKETING

  The Company markets an integrated set of services, consisting of best practices research studies, executive education, customized research briefs and on-line access to its proprietary databases, for a fixed fee per subscription program. The Company believes that this marketing strategy highlights the value to the members of the Company's range of services and emphasizes the membership nature of the Company's business model, actively engaging the membership and reinforcing members' commitment to the Corporate Executive Board.

  At September 30, 1998, the Company's sales force consisted of 27 new business development representatives who are responsible for selling new memberships to assigned geographic market segments in the United States and abroad, as well as 19 member services representatives who are responsible for servicing and renewing existing memberships. The Company has invested extensively in the expansion of its direct sales force in order to continue the growth of its member base. The Corporate Executive Board sales and member services staff is based at the Company's headquarters in Washington, D.C. The Company maintains an additional sales and member services office in London, England.

  The separation of responsibility for new membership sales and membership renewal reflects the varying difficulty and cost of the respective functions. New business development representatives are compensated with a base salary and variable, goal-based incentive bonuses and travel on average 60% of the time, conducting face-to-face meetings with senior executives at prospective member institutions. Member services representatives assume more of an in-house coordinating role, conducting most of their responsibilities over the telephone.

  Although the Company actively markets its subscription programs throughout the year, in the past, approximately 55% of all renewals have taken place in the fourth quarter of the year.

COMPETITION

  The Company currently has few direct competitors, and those that do exist generally compete only against a single subscription program. The Company competes indirectly against other professional information services providers, including management consulting firms, training and development companies, non-profit think-tanks and research and database companies. The Company is not aware of any other entity that enables corporations to study as broad a range of the best corporate management practices for fixed annual subscription fees.

  The Company believes that the principal competitive factors in its market include quality and timeliness of research and analysis, reliable delivery, depth and quality of the membership, ability to meet changing customer needs, superior service and affordably-priced products. The Company believes it competes favorably with respect to each of these factors.


  The Advisory Board Company provides products and services to the health care industry that are similar to the types of products and services that the Company generally provides to corporations. The Company, The Advisory Board Company and the Principal Selling Stockholder have entered into the Noncompetition Agreement, which, for a five-year term, generally prohibits the Company from competing with The Advisory Board Company with respect to health care clients and issues and prohibits The Advisory Board Company and the Principal Selling Stockholder from competing with respect to non-health care clients and issues, other than products and services relating to advertising, magazines and newspapers, and government relations and lobbying activities. See "Certain Relationships and Transactions -- Noncompetition Agreement."

EMPLOYEES

  At September 30, 1998, the Company employed approximately 364 persons. Of these employees, approximately 344 were located at the Company's headquarters in Washington, D.C. and 20 were located at the Company's facilities in London, England. None of the Company's employees is represented by a collective bargaining arrangement. The Company believes that its relations with its employees are favorable.

  The Company believes strongly in a culture of meritocracy, rewarding key contributors with opportunities for rapid professional growth and advancement as well as competitive compensation. Training is a critical job component for all of the Company's employees, including industry analysis, economics, quantitative modeling, root-cause analysis and presentation skills.

FACILITIES

  The Company's headquarters currently are located in approximately 55,000 square feet of office space in Washington, D.C. The facility accommodates research, marketing and sales, information technology, administration, graphic services and operations personnel. The Company recently signed a lease for a new headquarters facility in Washington, D.C. and plans to gradually transition all personnel to the new facility. This new lease has an 11 year term and provides for an initial committment of 21,000 square feet in 1998 and 66,000 square feet of expansion space in 1999, expiring on June 30, 2009. The Company believes that its existing and planned facilities will be adequate for its current needs and that additional facilities are available for lease to meet future needs.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth the names, ages and positions with the Company of the persons who serve as directors, executive officers and other key employees of the Company:

DIRECTORS AND EXECUTIVE OFFICERS  AGE POSITION
--------------------------------  --- --------
Harold ("Rusty") L. Siebert......  53 Chairman of the Board of Directors
James ("Jay") J. McGonigle.......  35 Chief Executive Officer and Director
Michael A. D'Amato...............  44 Executive Vice President--Finance,
                                      Secretary and Director
Clay M. Whitson..................  41 Chief Financial Officer
Sally Chang......................  33 General Manager, Sales and Marketing
Derek C. van Bever...............  41 Chief Research Officer
Jeffrey D. Zients................  32 Director
Robert C. Hall...................  67 Director Nominee
David W. Kenny...................  37 Director Nominee
Stephen G. Pagliuca..............  43 Director Nominee
KEY EMPLOYEES
-------------
Paul C. Amoruso..................  33 Executive Director, Research, Information
                                      Technology and Sales Practices
Jonathan F. Baker................  32 Managing Director, Sales and Marketing
Peter Freire.....................  36 Executive Director, Research, Human
                                      Resources Practices
Michael P. Kostoff...............  41 Executive Director, Research, Financial
                                      Services Practices
William B. McKinnon..............  29 Managing Director, Sales and Marketing
Thomas L. Monahan................  31 Managing Director, Research, Financial
                                      Services Practices
Matthew S. Olson.................  47 Executive Director, Research

--------


DIRECTORS AND EXECUTIVE OFFICERS

  Harold ("Rusty") L. Siebert has been the Chairman of the Board since July 1998. From 1996 through July 1998, Mr. Siebert served as Chief Executive Officer and Chairman of Inforum Inc., a company providing marketing and planning systems for health care clients, and as Executive Vice President of Medstat/Thomson, a healthcare information company. From 1995 until 1996, Mr. Siebert served as Bureau Chief of TennCare, the State of Tennessee's Medicaid managed care program. From 1993 until 1995, Mr. Siebert was a consultant to Medstat/Thomson. In 1988, Mr. Siebert founded Inforum, Inc. and served as its President and Chief Executive Officer from 1988 through 1993. Prior to 1988, he held various senior-level positions at HBO & Co. and Baxter International. Mr. Siebert received his B.S. from Miami University in Oxford, Ohio.

  James ("Jay") J. McGonigle has been the Chief Executive Officer and a director of the Company since July 1998. Mr. McGonigle is also the Chairman of the Company's Management Operating Committee. From the Spin-Off until July 1998, Mr. McGonigle was the General Manager of the Company, and from 1995 until the Spin-Off, he was the General Manager of the corporate division of The Advisory Board Company with responsibility for managing the business assumed by the Company in the Spin-Off. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University, and a J.D. from Harvard Law School.

  Clay M. Whitson has been the Chief Financial Officer of the Company since November 1998. Mr. Whitson is also a member of the Company's Management Operating Company. From 1996 through October 1998,

Mr. Whitson served as the Chief Financial Officer and Treasurer of PMT Services, Inc., a publicly held credit card processing company. From 1990 to 1996, Mr. Whitson served as the Chief Financial Officer of the Gemala Group, a diversified conglomerate based in Indonesia. Prior to joining the Gemala Group in 1990, Mr. Whitson was a director in the Mergers and Acquisitions Department of The Chase Manhattan Bank, N.A. Mr. Whitson received a B.A. from Southern Methodist University and an M.B.A. from the University of Virginia.

  Michael A. D'Amato has been a director of the Company since July 1998. Mr. D'Amato is also a member of the Company's Management Operating Committee. From July 1998 until the closing of the Offering, Mr. D'Amato served as the Executive Vice President--Finance and the Secretary of the Company. From the date of the Spin-Off until November 1998, Mr. D'Amato served as the Chief Financial Officer of the Company. Mr. D'Amato will cease to be an officer of the Company as of the closing of the Offering but will continue to serve as a director. Since the Spin-Off, Mr. D'Amato also has served as the Executive Vice President of The Advisory Board Company and the Chief Financial Officer of DGB Enterprises, Inc., a company wholly-owned by the Principal Selling Stockholder, and from 1996 until July 1998, he was the Chief Financial Officer of The Advisory Board Company. From 1995 to 1996, Mr. D'Amato served as the Special Advisor to the Chairman of The Advisory Board Company. From 1982 until 1995, Mr. D'Amato was a partner with Bain and Company. Mr. D'Amato received a B.S. from Massachusetts Institute of Technology and an M.B.A. from Harvard University. Mr. D'Amato also serves on the Board of Directors of The Wesley-Jessen Company, a contact lens manufacturer.

  Sally Chang has been the General Manager, Sales and Marketing, of the Company since June 1998. Ms. Chang is also a member of the Company's Management Operating Committee. From 1992 until joining the Company, she served in various management capacities with The Advisory Board Company, including General Manager, Health Care Member Services; General Manager, Health Care Research; and an Executive Director, Research. Prior to 1992, Ms. Chang worked in the corporate planning department of Fuji Xerox in Tokyo, as a general management consultant with Touche Ross, and in the merger and acquisitions group of Drexel Burnham Lambert. Ms. Chang received an A.B. from Harvard University, an M.A. from the University of Pennsylvania and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

  Derek C. van Bever has been the Chief Research Officer of the Company since the Spin-Off. Mr. van Bever is also a member of the Company's Management Operating Committee. From 1995 through the date of the Spin-Off, he served as the Chief Research Officer of the business assumed by the Company in the Spin-Off. Prior to that, he served in various management capacities with The Advisory Board Company, which he joined in 1981. Mr. van Bever received a B.A. and an M.A. from the University of Delaware and an M.B.A. from Harvard University.

  Jeffrey D. Zients has been a director of the Company since July 1998. From the Spin-Off until July 1998, Mr. Zients was the Chief Operating Officer and the Executive Vice President of the Company and Mr. McGonigle reported to him until July 1998. He also has served as the Chief Operating Officer of DGB Enterprises, Inc. since the Spin-Off. From 1992, Mr. Zients held various positions with The Advisory Board Company, most recently serving as its Chief Operating Officer from 1996 until July 1998 and Chief Executive Officer since July 1998. Prior to 1992, Mr. Zients was employed at Mercer Management Consulting and Bain and Company. Mr. Zients received a B.S. from Duke University.

  Robert C. Hall has been named to become a director of the Company as of the closing date of the Offering. Since 1995, Mr. Hall has been the Vice President of Thomas Corporation, a publicly held information publishing company. From 1990 to 1995, Mr. Hall was the President of Thomas Information and Publishing Group, a division of Thomas Corporation involved in professional information and publishing. From 1985 to 1990, Mr. Hall was the President of Thomas Financial Information Group, another publishing division of Thomas Corporation. Mr. Hall serves on the Board of Directors of Advanta Corporation, a publicly held financial services company, and Advanta Partners Company, a venture capital firm. Mr. Hall received a B.S. from Iowa State University.

  David W. Kenny has been named to become a director of the Company as of the closing of the Offering. Mr. Kenny is the Chief Executive Officer of Bronner Slosberg Humphery, a customer relationship and interactive marketing company. From 1991 to 1997, Mr. Kenny was a partner at Bain and Company, a management consulting firm. Mr. Kenny serves on the Board of Directors of Bronner Slosberg Humphery, the Harvard Business School Publishing Corporation, a publishing company, and Harvard Business Review. Mr. Kenny received a B.S. from General Motors Institute and an M.B.A. from Harvard University.

  Stephen G. Pagliuca has been named to become a director of the Company as of the closing date of the Offering. Mr. Pagliuca is Managing Director of Bain Capital, Inc., a private equity investment firm, which he joined in 1989. From 1982 to 1989, Mr. Pagliuca was a partner with Bain and Company, a management consulting firm. Mr. Pagliuca serves on the Board of Directors of Wesley Jensen Vision Care, Inc., a publicly held contact lens company, Coram Healthcare, a publicly held provider of health care therapies and the Gartner Group, a publicly held information publishing company. Mr. Pagliuca received a B.A. from Duke University and an M.B.A. from Harvard University.

KEY EMPLOYEES

  Paul C. Amoruso has been an Executive Director, Research, of the Company since the Spin-Off, focusing on the information technology and sales practices. Mr. Amoruso is also a member of the Company's Management Operating Committee. Prior to the Spin-Off, Mr. Amoruso worked in various capacities with The Advisory Board Company, which he joined in 1994. From 1993 to 1994, he was owner and President of Daedalus Partners, a consulting firm and broker-dealer serving early-stage corporations. Mr. Amoruso received a B.A. from Wesleyan University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

  Jonathan F. Baker has been a Managing Director, Sales and Marketing, of the Company since the Spin-Off. Prior to the Spin-Off, Mr. Baker served in similar capacities with The Advisory Board Company, which he joined in 1989. Mr. Baker received a B.A. from the University of Virginia.

  Peter Freire has been an Executive Director, Research, of the Company since the Spin-Off, focusing on the human resources practice. Mr. Freire is also a member of the Company's Management Operating Committee. Prior to the Spin-Off, Mr. Freire served in similar capacities with The Advisory Board Company, which he joined in 1991. Prior to joining The Advisory Board Company, he served as a consultant for Bain and Company and as a corporate banking officer for the Bank of America. Mr. Freire received a B.A. from the London School of Economics and an M.B.A. from Harvard University.

  Michael P. Kostoff has been an Executive Director, Research, of the Company since the Spin-Off, focusing on the financial services practice. Mr. Kostoff is also a member of the Company's Management Operating Committee. Prior to the Spin-Off, Mr. Kostoff served in similar capacities with The Advisory Board Company, which he joined in 1989. Mr. Kostoff received a B.S. from the United States Military Academy and an M.P.A. from Harvard University.

  William B. McKinnon has been a Managing Director, Sales and Marketing, of the Company since the Spin-Off, focusing on the financial services practice. Prior to the Spin-Off, Mr. McKinnon served in similar capacities with The Advisory Board Company, which he joined in 1990. Mr. McKinnon received a B.A. from Duke University.

  Thomas L. Monahan has been a Managing Director, Research, of the Company since the Spin-Off, focusing on the financial services practice. Prior to the Spin-Off, Mr. Monahan served in similar capacities with The Advisory Board Company, which he joined in January 1996. From 1994 to December 1995, he served as a senior consultant for the Deloitte & Touche Consulting Group. From 1990 to 1994, Mr. Monahan served as a Director at the Committee for Economic Development. He also previously served as a staff consultant at Andersen Consulting. Mr. Monahan received a B.A. from Harvard University and an M.B.A. from New York University.

  Matthew S. Olson has been an Executive Director, Research, of the Company since the Spin-Off. Prior to the Spin-Off, Mr. Olson served in similar capacities with The Advisory Board Company, which he joined in 1982. Prior to joining The Advisory Board Company, he served as an economist for the Overseas Private Investment Corporation. Mr. Olson received a B.A. and an M.A. from the University of Minnesota and an M.A. from The Johns Hopkins University.

                               ----------------

MANAGEMENT OPERATING COMMITTEE

  The Company's Management Operating Committee consists of members of the Company's senior management. This committee meets every two weeks and establishes the guidelines for, and manages, the general operations of the Company. The Company's Management Operating Committee is not a Committee of the Board of Directors of the Company.

                               ----------------

  All directors are elected annually and serve until the next annual meeting of stockholders or until the election and qualification of their successors. The Board of Directors elects the Company's executive officers and such officers serve at the discretion of the Board. Except for Sally Chang and Paul
C. Amoruso who are married, there are no family relationships among the directors, executive officers and other key employees of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

 Audit Committee

  Following the closing of the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"), a majority of the members of which will be non-management directors. The Audit Committee, among other things, will make recommendations to the Board of Directors concerning the engagement of independent public accountants; monitor and review the quality and activities of the Company's internal audit function and those of its independent accountants; and monitor the adequacy of the Company's operating and internal controls as reported by management and the independent or
internal auditors. The members of the Audit Committee will be Messrs.      .

 Compensation Committee

  Following the closing of the Offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"). The Compensation Committee, among other things, will review salaries, benefits and other compensation, including stock-based compensation under the Incentive Plan, the 1998 Plan and the Directors Plan, of directors, officers, and other key employees of the Company and will make recommendations to the Board of
Directors. The members of the Compensation Committee will be Messrs.      .

DIRECTOR COMPENSATION

  Directors' compensation is set from time to time by the Board of Directors or, to the extent authorized by the Board, by the Compensation Committee, under the Directors Plan and such other arrangements as the Compensation Committee determines to be appropriate. The Board of Directors has determined that initially each director who is not an employee of the Company will, upon the later of the date of the closing of the Offering or the time such person commences service as a non-employee director, receive a one-time grant of
options to purchase    shares of Common Stock. Non-employee directors will
also receive an annual grant of options to purchase    shares of Common Stock
and will be paid an annual retainer in the amount of $ . Pursuant to the terms of the Directors Plan, all non-employee director options will have an exercise price equal to the Market Value (defined in the Directors Plan generally as the reported closing sale price of the Common Stock) of the Common Stock at the time such options are granted (which in the case of options granted on the date of the closing of the Offering will be deemed to equal the offering price set forth on the cover page of this Prospectus). Directors who are employees of the Company do not receive any additional compensation for their service as directors. The Company will reimburse each director for his or her reasonable out-of-pocket expenses for attending Board of Directors meetings.

EXECUTIVE COMPENSATION

  The following table presents certain information concerning compensation earned for services rendered to the Company for the fiscal year ended December 31, 1997 by certain executive officers whose annual salary and bonus during fiscal year 1997 exceeded $100,000 (the "Named Officers") [Note:
Amounts reflected on all tables will be adjusted to take into account the recapitalization of the Company]:

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                              ANNUAL COMPENSATION              COMPENSATION
                              --------------------             ------------
                                                                NUMBER OF      ALL OTHER
NAME AND PRINCIPAL POSITIONS   YEAR    SALARY(1)   BONUS(1)(2)   OPTIONS    COMPENSATION(3)
----------------------------  ------- ------------ ----------- ------------ ---------------
James J. McGonigle......         1997 $   400,000    $19,250      28,500            --
 General Manager
Derek C. van Bever......         1997     356,250        --       10,500       $860,000
 Chief Research Officer
Elizabeth Keffer(4).....         1997     300,000        --          --         680,000
 General Manager, Member
 Services
Jeffrey D. Zients(5)....         1997     170,000    102,500      60,000            --
 Executive Vice
 President
Michael A. D'Amato(5)...         1997     136,000        --       28,000            --
 Chief Financial Officer

-------
(1) Salary and bonus consists of amounts paid by The Advisory Board Company for services performed from January 1, 1997 through the date of the Spin-Off for the businesses assumed by the Company in the Spin-Off and, except as noted otherwise, amounts paid by the Company for services performed from the date of the Spin-Off through the end of the fiscal year.
(2) The Company generally does not pay bonuses to its executive officers. However, the Company from time to time has paid discretionary bonuses under certain special circumstances.
(3) Consists of $860,000 and $680,000 paid to Mr. van Bever and Ms. Keffer, respectively, in connection with the repurchase of certain options of The Advisory Board Company prior to the time of the Spin-Off.
(4) From the Spin-Off to June 1, 1998, Ms. Keffer was the General Manager, Member Services, of the Company. On June 1, 1998, she joined The Advisory Board Company in a similar capacity.

(5) Reported compensation represents payments by The Advisory Board Company prior to the Spin-Off and, after the Spin-Off, by DGB Enterprises, Inc., as reflected in the Company's 1997 audited financial statements prepared as if the Company had operated as a stand-alone entity in accordance with accounting rules prescribed for "carve-out" financial statements. As of July 1998, Mr. Zients ceased to serve as an executive officer of the Company, although he continues as a director of the Company. In November 1998, Mr. D'Amato resigned as the Chief Financial Officer of the Company, and as of the closing of the Offering, he will cease to serve as the Executive Vice President--Finance and Secretary of the Company. Mr. D'Amato will continue to serve as a director of the Company after the Offering.

  The following table sets forth certain information concerning grants of stock options to each of the Company's Named Officers during the fiscal year ended December 31, 1997 [Note: Amounts reflected on all tables will be adjusted to take into account the recapitalization of the Company.]:

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF
                                                                                                   STOCK PRICE
                                                                                                  APPRECIATION
                                                INDIVIDUAL GRANTS(1)                             FOR OPTION TERM
                         -------------------------------------------------------------------  ---------------------
                                        % OF TOTAL                  MARKET
                           NUMBER OF     OPTIONS                   PRICE ON
                            SHARES      GRANTED TO     EXERCISE      DATE
                          UNDERLYING   EMPLOYEES IN     PRICE         OF       EXPIRATION
          NAME           OPTION GRANTS FISCAL YEAR  (PER SHARE)(1) GRANT(1)       DATE            5%        10%
          ----           ------------- ------------ -------------- -------- ----------------  ---------- ----------
James J. McGonigle(2)...    28,500        10.46%        $ 5.00      $35.00  April 30, 2003    $1,162,030 $1,542,394
Derek C. van Bever......    10,500         3.85          35.00       35.00  April 30, 2004       137,147    315,326
Elizabeth Keffer........       --           --             --          --   --                       --         --
Jeffrey D. Zients(3)....    57,462        21.09          16.00       35.00  March 31, 2009(4)  2,591,035  5,051,171
                             2,538         0.93          35.00       35.00  March 31, 2009(4)     66,220    174,880
Michael A.
 D'Amato(2)(3)..........    25,212         9.26          16.00       35.00  April 30, 2001(5)    643,346    828,435
                             2,788         1.02          35.00       35.00  April 30, 2001(5)     18,171     38,638

                    STOCK OPTION GRANTS IN 1997 FISCAL YEAR
-------
(1) Options were granted in connection with the Spin-Off in replacement and substitution of previously granted options for stock of The Advisory Board Company. Exercise prices reflect adjustments of exercise prices of cancelled options of The Advisory Board Company. Except as otherwise noted, options generally become exercisable 50% one year following the Offering, 30% two years following the Offering and 20% three years following the Offering.
(2) Messrs. McGonigle's and D'Amato's stock option agreements with the Company each provide that (A) upon the date, if ever, that the number of shares of Common Stock outstanding on a fully diluted basis first equals or exceeds 1,100,000 shares, the number of shares of Common Stock subject to his options shall be increased by 10% of the sum of the number of shares that (i) remain subject to his options, and (ii) have been issued under the options and continue to be held by him, and (B) upon the date, if ever, that the number of shares of Common Stock outstanding on a fully diluted basis first equals or exceeds 1,200,000 shares, the number of shares of Common Stock subject to his options shall be increased by 10% of the sum of the number of shares that (i) remain subject to his options, and (ii) have been issued under the options and continue to be held by him. The exercise price per each additional share on each such date shall equal the fair market value of a share of Common Stock on each such date.
(3) Messrs. Zients' and D'Amato's options will become exercisable immediately before the closing of the Offering. Messrs. Zients' and D'Amato's options
    with respect to    shares and    shares, respectively, will be exercised
    immediately before the closing of the Offering and such shares will be sold as part of the Offering. See "Principal and Selling Stockholders."

(4) Mr. Zients' options will expire on the earlier of (A) March 31, 2009 and
    (B) the later of (i) 30 days after the expiration of any lockup period applicable to the shares of Common Stock subject to his options, (ii) two years and 30 days after the Offering, if he ceases to serve as a director or employee of the Company within two years of the Offering, and (iii) 30 days after he ceases to serve as a director or employee of the Company, if such cessation occurs, for reasons other than death or disability, more than two years after the Offering.

(5) Mr. D'Amato's options will expire on the earlier of (A) April 30, 2001 and
    (B) the later of (i) 30 days after the expiration of any lockup period applicable to the shares of Common Stock subject to his options, (ii) two years and 30 days after the Offering, if he ceases to serve as a director or employee of the Company within two years of the Offering, and (iii) 30 days after he ceases to serve as a director or employee of the Company, if such cessation occurs, for reasons other than death or disability, more than two years after the Offering.

  The following table sets forth certain information concerning stock options held by each of the Company's Named Officers during the fiscal year ended December 31, 1997 [Note: Amounts reflected on all tables will be adjusted to take into account the recapitalization of the Company.]:

                AGGREGATED OPTION EXERCISES IN 1997 FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                   OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                                             END              AT FISCAL YEAR-END(1)
                         SHARES ACQUIRED  VALUE   ------------------------- -------------------------
          NAME             ON EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- -------- ----------- ------------- ----------- -------------
James J. McGonigle......       --         $ --         --        28,500       $   --     $1,197,000
Derek C. van Bever......       --           --         --        10,500           --        126,000
Elizabeth Keffer........       --           --         --           --            --            --
Jeffrey D. Zients.......       --           --       3,213       56,787        97,019     1,714,759
Michael A. D'Amato......       --           --         --        28,000           --        815,028

--------
(1) Based upon a Fiscal Year-End value estimated at $47.00 per share.

EMPLOYMENT AGREEMENTS

  Mr. McGonigle is employed by the Company pursuant to the terms of an employment agreement which continues in effect until Mr. McGonigle's termination or separation from the Company. Under the terms of the employment agreement, Mr. McGonigle receives an annual salary of $440,000, which is subject to periodic increases in the Company's sole discretion. The employment agreement requires Mr. McGonigle to devote his efforts and abilities to the Company on a full-time basis and provides that Mr. McGonigle, in addition to salary, is entitled to certain fringe benefits, including participation in the Company's 401(k) plan, the reimbursement of business-related expenses, disability insurance coverage and reimbursement of fees and expenses incurred in connection with participation in community and business related organizations.

  Contemporaneously with the execution of his employment agreement, Mr. McGonigle executed a noncompetition agreement with the Company pursuant to which Mr. McGonigle, among other things, agreed not to compete with the Company for a period of up to three years after his termination of employment, if he voluntarily resigns or is terminated by the Company for cause. In addition, if Mr. McGonigle is terminated by the Company without cause, (i) Mr. McGonigle has agreed not to compete with the Company for one year and the Company has agreed to pay Mr. McGonigle his base salary at the time of the termination over such one-year period, and (ii) the Company may require Mr. McGonigle not to compete with the Company for up to two additional years if the Company agrees to pay Mr. McGonigle 125% of his base salary at the time of termination for each additional one-year period of noncompetition. Mr. McGonigle also agreed as part of his noncompetition agreement with the Company not to disclose any of the Company's confidential or proprietary information during the course of his employment or upon termination of his employment for any reason and not to solicit employees of the Company to leave for a period of three years after the termination of his employment with the Company for any reason.

  Mr. Siebert serves as the Chairman of the Board of Directors of the Company pursuant to the terms of an employment agreement which continues in effect until Mr. Siebert's termination or separation from the Company. Under the terms of the employment agreement, Mr. Siebert receives an annual salary of $25,000 and such other compensation as Mr. Siebert and the Company shall mutually agree (including but not limited to payments to cover reasonable living expenses). The employment agreement provides that Mr. Siebert, in addition to salary, is entitled to certain fringe benefits, including participation in the Company's 401(k) plan and the reimbursement of business-related expenses. In addition, under the employment agreement, Mr. Siebert was granted options to purchase 10,000 shares of Common Stock at the then prevailing fair market value of the Company upon the effective date of his employment with the Company and, as of the pricing of the Offering, he shall be granted options to purchase shares of Common Stock equal to 1% of the fully diluted equity of the Company at the price at which shares of Common Stock are offered in the Offering (as set forth on the cover page of this Prospectus). The employment agreement also provides that Mr. Siebert shall receive additional grants of options to purchase shares of Common Stock in such amounts and at such times as Mr. Siebert and the Company shall mutually agree at a purchase price per share equal to the then prevailing fair market value of such shares.

  Contemporaneously with the execution of his employment agreement, Mr. Siebert executed a noncompetition agreement with the Company pursuant to which Mr. Siebert, among other things, agreed not to compete with the Company for a period of three years after his termination of employment if he voluntarily resigns or is terminated by the Company for cause. In addition, if Mr. Siebert is terminated by the Company without cause, the Company may require that Mr. Siebert not compete with the Company for a period up to two years if the Company agrees to pay Mr. Siebert 125% of his base salary at the time of his termination for each one-year period of noncompetition. Mr. Siebert also agreed as part of his noncompetition agreement with the Company not to disclose any of the Company's confidential or proprietary information during the course of his employment or upon termination of his employment for any reason, and not to solicit employees of the Company to leave for a period of three years after the termination of his employment with the Company for any reason.

  Mr. Whitson is employed by the Company pursuant to the terms of an employment agreement which continues in effect until Mr. Whitson's termination or separation from the Company. Under the terms of the employment agreement, Mr. Whitson receives an annual salary of $250,000, which is subject to periodic increases in the Company's sole discretion, and was given a one-time signing bonus of $100,000 upon commencing work with the Company. The employment agreement requires Mr. Whitson to devote his efforts and abilities to the Company on a full-time basis and provides that Mr. Whitson, in addition to salary, is entitled to certain fringe benefits, including participation in the Company's 401(k) plan and the reimbursement of business-related expenses. In addition upon the effective date of his employment with the Company, Mr. Whitson was granted options to purchase 10,000 shares of Common Stock at a purchase price of $245 per share.

  Contemporaneously with the execution of his employment agreement, Mr. Whitson executed a noncompetition agreement with the Company pursuant to which Mr. Whitson, among other things, agreed not to compete with the Company for a period of one year after termination of employment, or for three years after the termination of employment if he voluntarily resigns or is terminated by the Company for cause. In addition, if Mr. Whitson is terminated by the Company without cause or if he resigns with good reason, the Company may require that Mr. Whitson not compete with the Company for an additional period of up to two years if the Company agrees to pay Mr. Whitson 100% of his base salary at the time of his termination for each one-year period of noncompetition. Mr. Whitson also agreed as part of his noncompetition agreement with the Company not to disclose any of the Company's confidential or proprietary information during the course of his employment or upon termination of his employment for any reason and not to solicit employees of the Company to leave for a period of three years after the termination of his employment with the Company for any reason.

  Messrs. Zients and D'Amato remain subject to noncompetition agreements that they have executed with the Company, under which they have agreed not to compete with the Company for a period of two years after their respective resignations from the Company. As part of these noncompetition agreements with the Company,

Messrs. Zients and D'Amato also agreed not to disclose any of the Company's confidential or proprietary information upon termination of their employment for any reason and not to solicit employees of the Company to leave for a period of three years after the termination of their employment with the Company for any reason.


  All officers and key employees have executed noncompetition agreements containing terms substantially similar to that executed by Mr. Siebert. There are no other employment agreements in effect with respect to any directors, officers or employees of the Company.

STOCK PLANS AND AGREEMENTS

 The Corporate Executive Board Company Stock-Based Incentive Compensation Plan

  In connection with the Spin-Off, on October 31, 1997, the Board of Directors adopted and the Principal Selling Stockholder approved the Company's Incentive Plan. The Incentive Plan is designed to provide only for the grant of stock options (the "Incentive Plan Options") that do not qualify as incentive stock options under Section 422 of the Code.

  As of the closing of the Offering, approximately     shares will have been
issued under or will be subject to Incentive Plan Options granted before the closing of the Offering. These shares include shares subject to Incentive Plan Options that will be granted as of the closing of the Offering to the Company's officers equal to 3.33% of the fully diluted equity of the Company at the price at which shares of Common Stock are offered in the Offering (as set forth on the cover of this Prospectus). As part of this grant,
Mr. McGonigle will receive        Incentive Plan Options, Mr. Whitson will
receive        Incentive Plan Options, Ms. Chang will receive        Incentive
Plan Options and Mr. van Bever will receive        Incentive Plan Options.

  Generally, Incentive Plan Options become exercisable 50% one year following the Offering, 30% two years following the Offering and 20% three years following the Offering and expire as of April 30, 2003. In connection with the Offering, the Board amended the Incentive Plan to reduce the total number of
shares available for issuance under the Incentive Plan to     shares, and to
adopt certain technical amendments relating to the Company becoming a publicly traded entity. The number of shares subject to outstanding Incentive Plan Options or reserved for issuance under the Incentive Plan is subject to anti-dilution provisions for reorganizations, recapitalizations, stock splits, stock dividends and similar events. After granting Incentive Plan Options with respect to shares available for issuance under the Incentive Plan, the Board of Directors does not intend to make any additional grants under the Incentive Plan.

  The purpose of the Incentive Plan is to provide participants with an increased economic and proprietary interest in the Company in order to encourage those participants to contribute to the success and progress of the Company. The Incentive Plan is administered by the Compensation Committee of the Board of Directors or by the Board of Directors itself (the "Administrator"), which may in its sole discretion establish the terms, provisions and conditions upon which Incentive Plan Options are granted (including, but not limited to, exercise price, exercisability, vesting and termination). Incentive Plan Options may only be granted to employees of the Company who are members of a select group of management or other key employees of the Company that the Administrator may from time to time designate for participation in the plan. The Administrator may permit the Common Stock purchased upon the exercise of any Incentive Plan Options, on an individual basis, to be paid for by cash or any other alternative means including the acceptance of a promissory note secured by the number of shares of Common Stock then issuable upon exercise of the Incentive Plan Options. Unless otherwise provided, Incentive Plan Options are nontransferable by the optionholder other than by will or the laws of descent and distribution, and are exercisable only by the optionholder during his or her lifetime. No Incentive Plan Options shall have a term extending beyond May 1, 2009.


 1998 Stock Option Plan

  On      , 1998, the Board of Directors adopted and the Principal Selling
Stockholder of the Company approved the Company's 1998 Plan. The purpose of the 1998 Plan is to provide participants with an increased economic and proprietary interest in the Company in order to encourage those participants to contribute to the success and progress of the Company. The 1998 Plan is designed to provide only for the grant of stock options ("Options") that do not qualify as incentive stock options under Section 422 of the Code. Options may only be granted to the Company's or its subsidiaries' officers, independent contractors, and employees.

  The 1998 Plan authorizes the grant of Options to purchase    shares of the
Company's Common Stock, except that such number shall be increased by the number of shares of Common Stock, if any, subject to Incentive Plan Options that are cancelled, expire or terminate or that otherwise are available for issuance but for any other reason are not issued under the Incentive Plan. In addition, if any shares subject to Options granted under the 1998 Plan are cancelled, expire, terminate or for any other reason are not issued under such Options, such shares will again become available for issuance under Options. All references in the 1998 Plan and in outstanding Options to the number and type of shares or other securities subject thereto are subject to anti-dilution provisions for reorganizations, reclassifications, dividends (other than regular, quarterly cash dividends), or other distributions, stock splits, reverse stock splits, spin-offs or similar transactions, or if substantially all of the property and assets of the Company are sold, unless the terms of the transaction provide otherwise.

  The 1998 Plan is administered by the Administrator, which in its discretion shall establish the terms, provisions and conditions of Options (including, but not limited to, exercise price, exercisability, vesting and termination), except that the Administrator may not grant Options with an exercise price below the stock's fair market value on the date the Options are granted unless such Options are granted in substitution of options granted by a new employee's previous employer or the optionee pays or foregoes compensation in the amount of any discount. Unless the Administrator provides otherwise, Options granted under the 1998 Plan become exercisable 25% per year beginning one year after the date of grant. The Administrator may provide that the shares of stock issued upon exercise of an Option will be subject to additional conditions or agreements as the Administrator in its discretion may specify before the exercise of the Option, including deferrals on issuance of shares, conditions on vesting or the transferability of Options, and forfeiture or repurchase provisions. The Administrator may also provide for the deferred delivery of shares of Common Stock upon the exercise of Options, with such deferral generally evidenced by an unfunded and unsecured obligation of the Company referred to as a "Stock Unit." A Stock Unit is a bookkeeping entry representing an amount equivalent to the fair market value of one share of Common Stock. Settlement of Stock Units upon expiration of the deferral period shall be made in Common Stock or otherwise as determined by the Administrator, and the amount to be distributed may be increased by an interest factor or by dividend equivalents. Until settled, a Stock Unit will be subject to the anti-dilution provisions described above.

  The Administrator may permit the Common Stock purchased upon the exercise of any Options granted under the 1998 Plan, on an individual basis, to be paid for by cash or any other alternative means including the acceptance of a promissory note secured by the number of shares of Common Stock then issuable upon exercise of the Options. Unless otherwise provided by the Administrator, Options granted under the 1998 Plan are nontransferable by the optionholder other than by will or the laws of descent and distribution, and are exercisable only by the optionholder during his or her lifetime.

  The 1998 Plan provides that, unless approved by the Company's stockholders, the 1998 Plan may not be amended to increase the number of shares of Common Stock authorized for issuance. Subject to the foregoing limitation and except as otherwise required by law, the Board of Directors may periodically amend the 1998 Plan without further stockholder approval. Unless earlier terminated by the Board of Directors, the 1998 Plan shall terminate on May 1, 2009.

 Directors' Stock Plan

  On      , 1998, the Board of Directors adopted and the Principal Selling
Stockholder approved the Company's Directors Plan. The purpose of the Directors Plan is to assist the Company in attracting, retaining and motivating qualified individuals to serve on the Company's Board of Directors and to align their financial interests with those of the Company's stockholders by providing for or increasing their proprietary interest in the Company.

  Any person who is a member of the Company's Board of Directors or of the board of directors of a subsidiary of the Company is eligible for the award of stock options and/or stock grants under the Directors Plan. The Directors Plan is administered by the Company's Board of Directors or by the Compensation Committee to the extent the Board of Directors so designates (the Board of Directors or such designated committee, the "Committee"). The Directors Plan is intended to operate in a manner that exempts grants of stock under the Directors Plan from Section 16(b) of the Securities Exchange Act of 1934, as amended.

  The maximum number of shares of the Company's Common Stock that can be
issued under the Directors Plan is    . Any shares subject to a stock option
or stock grant which for any reason are not issued or are reacquired under the stock option or stock grant are not counted against the number of shares that can be issued under the Directors Plan. All references in the Directors Plan and in outstanding options and stock grants to the number and type of shares or other securities subject thereto will be subject to anti-dilution provisions for reorganizations, reclassifications, dividends (other than regular, quarterly cash dividends), or other distributions, stock splits, reverse stock splits, spin-offs or similar transactions, or if substantially all of the property and assets of the Company are sold, unless the terms of the transaction provide otherwise.

  Under the Directors Plan, the Committee may provide for stock options and/or stock grants to be awarded to directors and has the discretion to establish the terms, provisions and conditions of such awards (including, but not limited to, exercise price, exercisability, vesting and termination), except that the Committee may not grant options with an exercise price below the stock's fair market value on the date the options are granted unless the optionee pays or foregoes compensation in the amount of any discount. The Directors Plan allows the Committee to condition the receipt of stock options or stock grants upon a director electing to forego any other form of compensation, including any cash retainers if then paid by the Company. The Committee may provide that the shares of stock issued upon exercise of an option will be subject to additional conditions or agreements as the Committee in its discretion may specify before the exercise of the option, including deferrals on issuance of shares, conditions on vesting or the transferability of options, and forfeiture or repurchase provisions. The Committee may also provide for the deferred delivery of Common Stock upon the exercise of Options with such deferral generally evidenced by a Stock Unit.

  The maximum number of shares of Common Stock subject to stock options and stock awards granted under the Directors Plan for any calendar year to any person on account of his or her service as a director may not exceed shares. Unless otherwise provided by the Committee, awards granted under the Directors Plan are nontransferable by the director other than by will or the laws of descent and distribution, and are exercisable only by the director during his or her lifetime.

  The Directors Plan provides that, unless approved by the Company's stockholders, the Directors Plan may not be amended to increase the number of shares of Common Stock authorized for issuance. Subject to the foregoing limitation and except as otherwise required by law, the Board of Directors may periodically amend the Directors Plan without further stockholder approval. Unless earlier terminated by the Board of Directors, the Directors Plan shall terminate on May 1, 2009.

INDEMNIFICATION ARRANGEMENTS

  The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. The Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify its officers, directors, employees and other agents to the fullest extent permitted by law.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company does not currently have a Compensation Committee. During fiscal year 1997, the functions of the Compensation Committee were performed by the Board of Directors, which consisted solely of the Principal Selling Stockholder. From the Spin-Off until July 17, 1998, the Principal Selling Stockholder served as the sole director of the Company. On July 17, 1998, the Principal Selling Stockholder resigned as the sole director of the Company and, as the sole stockholder of the Company, elected Messrs. Siebert, McGonigle, D'Amato and Zients as the directors of the Company. After the Offering, the Principal Selling Stockholder is not expected to have any role with the Company. The Principal Selling Stockholder is the President and Chairman of the Board of The Advisory Board Company and DGB Enterprises, Inc.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The following are descriptions of certain agreements between the Company and The Advisory Board Company and between the Company and the Principal Selling Stockholder. The Administrative Services Agreement, the Vendor Contracts Agreement, the Member Contracts Agreement (collectively, the "Services Agreements") and the Sublease Agreement were entered into between the Company and The Advisory Board Company in connection with the Spin-Off. The Company records costs associated with the Services Agreements and the Sublease Agreement monthly as a payable to an affiliate, and expects to settle amounts owed on a quarterly basis. The Noncompetition Agreement among the Company, The Advisory Board Company and the Principal Selling Stockholder will be entered into prior to the closing of the Offering.

 SERVICES AGREEMENTS

  Administrative Services Agreement. Pursuant to the Administrative Services Agreement, The Advisory Board Company has agreed to provide certain administrative services to the Company. Under the Administrative Services Agreement, services include information systems support and maintenance, certain human resources functions, and general services such as facilities management. The Administrative Services Agreement provides for fees for these services based on either direct costs per certain transaction, headcount or a fixed cost per month. The Company believes that the services provided under the Administrative Services Agreement may be obtained from alternative sources and that the fees pursuant to the Administrative Services Agreement approximate the cost to internally provide or otherwise externally source such services. The aggregate value of the services currently provided under this agreement is less than $100,000 per month. The term of this agreement expires on October 31, 1999. The Company expects to assume internally these functions over the term of this agreement.

  Vendor Contracts Agreement. Pursuant to the Vendor Contracts Agreement, the Company participates in certain vendor contracts entered into by The Advisory Board Company for the provision of certain services, such as telecommunications, travel, mailing and general office services. The Vendor Contracts Agreement specifies that the Company will either pay the vendor directly if costs can be segregated and billed separately, or it will reimburse The Advisory Board Company for its reasonably allocated share of commonly billed costs. The term of this agreement expires on October 31, 1999. The Company expects to enter into separately negotiated vendor agreements as soon as reasonably practical, and does not expect to incur material incremental costs.

  Member Contracts Agreement. The Member Contracts Agreement was terminated on October 31, 1998 in accordance with its terms. Under the Member Contracts Agreement, The Advisory Board Company acted as the Company's agent to provide administrative and accounting services on behalf of the Company in connection with member contracts, including the processing of new member contracts, the renewal of existing member contracts and the collection of payments relating to member contracts. The Member Contracts Agreement provided for fees for these services based on either direct costs per certain transaction, headcount or a fixed cost per month.

 SUBLEASE AGREEMENT

  Pursuant to the Sublease Agreement, the Company currently subleases its office space from The Advisory Board Company on terms consistent with the original lease agreement, subject to termination by either party at any time with at least six months written notice. The Company's share of the leased cost was determined based upon the same per square foot rent as the original lease. The Company has entered into its own lease for separate property and expects it will vacate the subleased space by August 1999.

 NONCOMPETITION AGREEMENT

  On January 1, 1999, the Company entered into the Noncompetition Agreement with The Advisory Board Company and the Principal Selling Stockholder. The Noncompetition Agreement has a term of five years, and generally prohibits the Company from selling membership based subscription services substantially similar to those provided by the Company and The Advisory Board Company as of the date of the Noncompetition Agreement ("Covered Services") to any company or institution, or any division or subsidiary of any company or institution, that is principally engaged in the health care provider business (a "Health Care Company"). The Company may sell its products and services to any company or institution, or any division or subsidiary of any company or institution (a "Non-Health Care Company"), that is not (i) a Health Care Company or (ii) a company or institution, or a division or subsidiary of a company or institution, that is not a Health Care Company but is principally engaged in other types of health care business (such as pharmaceutical companies; medical supply and equipment companies; technology, software, communications, financing and services vendors selling to Health Care Companies; companies providing health insurance; and managed care companies) ("Other Health Care Company"). In addition, the Company may sell its products and services to divisions and subsidiaries of companies other than Non-Health Care Companies, if such divisions or subsidiaries are Non-Health Care Companies. The Company may continue to renew pre-existing subscriptions with respect to those products and services that it has sold as of the Offering, if such products and services do not specifically address health care provider industry issues.

  The Noncompetition Agreement generally prohibits The Advisory Board Company and the Principal Selling Stockholder (including any entity controlled by the Principal Selling Stockholder) (the "Bradley Parties") from selling Covered Services to any Non-Health Care Companies. The Bradley Parties may sell their products and services to any Health Care Company and to divisions and subsidiaries of companies other than Health Care Companies, if such divisions or subsidiaries are Health Care Companies. The Bradley Parties may continue to renew pre-existing subscriptions with respect to those products and services that they have sold as of the Offering, if such products and services specifically address health care provider industry issues. In addition, the Bradley Parties are permitted to offer and sell to any entity (i) magazines, newspapers and news services, (ii) advertising for its publications and news or on-line services, (iii) products and services that are specifically addressed to and deal with advertising, promotion or marketing activities by companies and institutions and advertising agencies, provided that such products and services are offered only to the offices and divisions of companies, institutions or advertising agencies that are responsible for the placement or designing of advertisements and (iv) products and services that are specifically addressed to and deal with government relations and lobbying activities by companies and institutions, provided that such products and services are offered only to the offices and divisions of companies or institutions that are responsible for government relations and lobbying.

  The Bradley Parties may sell Covered Services to Other Health Care Companies. The Company may sell Covered Services to Other Health Care Companies only if they are of a general business nature and are sold by the Company principally to Non-Health Care Companies.

  Under the Noncompetition Agreement, the Bradley Parties are prohibited, at any time during the term of the Noncompetition Agreement, from recruiting or employing any person who is an employee of the Company at such time, or who was an employee of the Company at any time during the 24-month period preceding the date of such recruitment or employment, unless the chief executive officer of the Company consents to such recruitment or employment. Any of the Bradley Parties, however, may hire Derek C. van Bever, the Chief Research Officer of the Company, at any time after January 1, 2002. The Noncompetition Agreement also prohibits the Company, at any time during the term of the Noncompetition Agreement, from recruiting or employing any person who is an employee of any of the Bradley Parties at such time, or who was an employee of any of the Bradley Parties at any time during the 24-month period preceding the date of such recruitment or employment, unless the chief executive officer of the relevant Bradley Party consents to such recruitment or employment. Additionally, under the Noncompetition Agreement, each of the Company and The Advisory Board Company is required to incorporate in the noncompetition agreements that it enters into with its respective employees provisions that would prohibit such employees from competing with the other company and that impose similar restrictions on the use of confidential information.

  Under the Noncompetition Agreement, the Company has acknowledged The Advisory Board Company's ownership of all rights, title and interest to the name "The Advisory Board Company" and all of its derivations, including the name "The Corporate Advisory Board Company." The Advisory Board Company, however, has granted an exclusive, nontransferrable license for a period of two years to the Company to use the name "The Corporate Advisory Board Company" for the purpose of informing the general public that the Company has changed its name from The Corporate Advisory Board Company to The Corporate Executive Board Company. The Company, however, may use the name "The Corporate Advisory Board Company" for recruiting purposes only with the prior written consent of The Advisory Board Company. In addition, The Advisory Board Company has agreed that it will not use the name "The Corporate Advisory Board Company" or any other derivation of its name with the word "Corporate" during the term of the Noncompetition Agreement.

REGISTRATION RIGHTS AGREEMENT

  Following the closing of the Offering, the Principal Selling Stockholder
will hold   shares of Common Stock (   shares if the Underwriters'
overallotment option is exercised in full). Pursuant to a Registration Rights Agreement between the Company and the Principal Selling Stockholder, the Principal Selling Stockholder is entitled to certain rights with respect to the registration of such shares of Common Stock under the Securities Act of 1933 and he has informed the Company that he may sell all or substantially all of such shares of Common Stock in the public market within a period of approximately five years following the Offering. For a period of five years after the closing of the Offering, the Principal Selling Stockholder may require the Company, at the Principal Selling Stockholder's expense, on two separate occasions, to file a registration statement under the Securities Act of 1933 with respect to some or all of his shares of Common Stock. The Principal Selling Stockholder may not exercise such rights prior to the expiration of the Lock-Up Period without the prior written consent of Salomon Smith Barney.Under certain circumstances, the Company may, on no more than one occasion, delay such registration for a period of not more than three months. In addition, during such period, if the Company proposes to register its shares of capital stock under the Securities Act of 1933, subject to certain exceptions, the Principal Selling Stockholder is entitled to notice of the registration and to include such shares therein, provided that the managing underwriters have the right to limit, in certain circumstances the number of shares of the Principal Selling Stockholder's Common Stock included in such registration.


 PROMISSORY NOTE

  The Company holds a promissory note in the amount of $6.5 million from the Principal Selling Stockholder. This Note bears interest at a rate of 7% payable semiannually on each May 1 and November 1. The principal sum is due and payable on October 31, 2007. The Principal Selling Stockholder has agreed to repay the principal of, and all accrued and unpaid interest on, the note from the proceeds of the Offering.

 CROSS-INDEMNIFICATION AGREEMENT

  On    , 1998, the Company and the Principal Selling Stockholder entered into a Cross-Indemnification Agreement in connection with the Pre-Closing Distribution and the Offering Expenses Distribution. Under this agreement, the Company will indemnify the Principal Selling Stockholder and the Principal Selling Stockholder will indemnify the Company with respect to adverse tax effects resulting from the reallocation of income and expenses between S corporation and C corporation tax years.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 30, 1998 with respect to (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, including any option to purchase 5% or more of the Common Stock, (ii) each Director and Named Officer of the Company,
(iii) all executive officers of the Company and all members of the Board of Directors as a group and (iv) the three Selling Stockholders: David G. Bradley, Jeffrey D. Zients and Michael A. D'Amato. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. [Note: Amounts reflected on this table will be adjusted to take into account the recapitalization of the Company.]

                                  SHARES BENEFICIALLY
                                    OWNED PRIOR TO                     SHARES TO BE BENEFICIALLY
                                      OFFERING(1)              NUMBER   OWNED AFTER OFFERING(4)
                         -------------------------------------   OF    ----------------------------
                                                    DILUTED    SHARES
NAME                     NUMBER(2) PERCENTAGE(2) PERCENTAGE(3) OFFERED   NUMBER(1)       PERCENT
----                     --------- ------------- ------------- ------- -------------   ------------
David G. Bradley(5).....  727,000     100.00%         89.20%
Jeffrey D. Zients(6)....   60,000       7.62%         7.36%
Michael A. D'Amato(6)...   28,000       3.71%         3.44%
Harold L. Siebert.......      --        0.00%         0.00%
James J. McGonigle......      --        0.00%         0.00%
Sally Chang.............      --        0.00%         0.00%
Derek C. van Bever......      --        0.00%         0.00%
Elizabeth Keffer........      --        0.00%         0.00%
All executive officers
 and directors as a
 group (7 persons)......   88,000      10.80%        10.80%

--------

(1) The information contained in this Table (i) reflects "beneficial ownership" as defined in Rule 13d-3 promulgated under the Exchange Act, and (ii) gives effect to the Recapitalization. Other than the options held by Messrs. D'Amato and Zients, none of the options granted to executive officers will vest within 60 days after the date hereof, and are therefore not included.

(2) The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Exchange Act. Pursuant to that rule, in addition to the 727,000 issued and outstanding shares beneficially owned by Mr. Bradley, Messrs. Zients and D'Amato are treated as beneficially owning 60,000 and 28,000 shares, respectively, which are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to Mr. Zients and Mr. D'Amato are deemed to be outstanding for the purpose of calculating the percentage of outstanding Common Stock owned by each of them, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other person.

(3) The percentages included in this column are calculated on a diluted basis, assuming that the shares of Common Stock not outstanding which are subject to options exercisable within 60 days and held by Messrs. Zients and D'Amato are deemed to be outstanding for the purpose of calculating the percentage of outstanding Common Stock owned by Messrs. Bradley, Zients and D'Amato.

(4) Assumes no exercise of the Underwriters' over-allotment option.    shares
    of Common Stock are subject to the over-allotment option. In the event the over-allotment option is exercised in full by the Underwriters, Mr.
    Bradley will beneficially own   shares of Common Stock, or   % of the
    outstanding Common Stock.

(5) Includes shares of Class B Stock held by the Bradley Trust.

(6) The shares to be sold by Messrs. Zients and D'Amato in the Offering will be issued by the Company immediately prior to the date of this Prospectus as a result of the exercise of options by Messrs. Zients and D'Amato.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's Certificate of Incorporation, upon the closing of the Offering and giving effect to the Recapitalization, will provide that the Company is
authorized to issue     shares of Common Stock, par value $.01 per share, and
        shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of September 30, 1998, the Company had 1,000 shares of Class A Stock and 726,000 shares of Class B Stock outstanding. Upon the closing of the
Offering and giving effect to the Recapitalization, there will be     shares
of Common Stock outstanding and no shares of Preferred Stock outstanding. In
addition, an aggregate of     shares of Common Stock will be reserved for
issuance under the Incentive Plan, the 1998 Plan and the Directors Plan.

COMMON STOCK

  Stockholders are entitled to one vote for each share of Common Stock held of record on all matters on which stockholders are entitled or permitted to vote. The Common Stock does not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of Common Stock voting for the election of directors can elect all the directors standing for election.

  Holders of the Common Stock are entitled to receive dividends out of funds legally available therefor when and if declared from time to time by the Board of Directors. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of the Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any then outstanding Preferred Stock. The Common Stock has no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions in the Company's Certificate of Incorporation. The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that the Company may designate and issue in the future. The issued and outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors is authorized to issue the Preferred Stock in different series and classes and to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and other rights and preferences of the Preferred Stock not in conflict with the Company's Certificate of Incorporation or Delaware law. There currently are no shares of Preferred Stock outstanding, and the Board of Directors has no present plans to issue any shares of Preferred Stock. The Board of Directors, without stockholder approval, can issue shares of Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of the Common Stock. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS REGARDING CORPORATE GOVERNANCE

  The Company's Certificate of Incorporation provides that the Board may not adopt a "stockholders rights plan" (as defined in the Certificate of Incorporation), commonly called a "poison pill," unless the rights plan (i) is ratified by the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding and present in person or by proxy at the next meeting of stockholders, (ii) by its terms expires no later than 37 months after adoption (unless extended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock) and (iii) permits the rights issued thereunder to be redeemed at any time by the affirmative vote of the holders of a majority of outstanding shares of Common Stock. The Company has elected not to be subject to Section 203 of the Delaware General Corporation Law, which generally prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless certain conditions are satisfied. The Company's Certificate of Incorporation does not permit stockholders to act by written consent without a meeting of stockholders. The Certificate of Incorporation and the Bylaws provide that special meetings of stockholders may be called by a majority of the full Board of Directors, the Chairman of the Board or any holder or holders of at least 40% of any class of the Company's outstanding capital stock then entitled to vote at the meeting.

  The Company's Bylaws provide that the number of directors will be fixed from time to time by the stockholders or the Board of Directors. The number of directors is currently fixed at four, but will be increased to seven prior to the closing of the Offering.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the Delaware General Corporation Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Bylaws provide that it shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Chase Mellon Shareholder Services LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding shares of Common Stock (assuming no exercise of the Underwriters' over-
allotment option), and     shares of Common Stock will be reserved for
issuance upon the exercise of outstanding stock options pursuant to the Incentive Plan, the 1998 Plan and the Directors Plan. The shares of Common Stock sold in the Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares of Common Stock held by an "affiliate" of the Company (an "Affiliate") within the meaning of Rule 144 under the Securities Act of 1933 will be subject to
the resale limitations of Rule 144. The remaining    shares outstanding upon
completion of the Offering, including    shares of Common Stock held by the
Principal Selling Stockholder (   shares if the Underwriters' over-allotment
option is exercised in full), are "restricted securities" as the term is defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act of 1933 or are sold pursuant to Rule 144 or another exemption from registration. In this regard, the Principal Selling Stockholder has been granted certain registration rights with respect to his shares of Common Stock. See "Certain Relationships and Transactions -- Registration Rights Agreement."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including any Affiliate of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the reported average weekly trading volume of the Common Stock on national securities exchanges during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain requirements regarding the manner of sale, notice and the availability of current public information about the Company. In addition, a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

  The Company and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act of 1933 relating to, any shares of Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of Salomon Smith Barney for a period of 180 days after the date of this prospectus. Such restrictions will not affect the ability of the Company (i) to issue and sell Common Stock or make any awards pursuant to the Incentive Plan, the 1998 Plan or the Directors Plan, (ii) to issue shares of Common Stock pursuant to the exercise of stock options currently outstanding or granted pursuant to the Incentive Plan, the 1998 Plan or the Directors Plan or (iii) to issue shares of Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Common Stock in connection with an acquisition of or merger with another corporation as long as such securities are not registered under the Securities Act of 1933 during the Lock- Up Period. See "Underwriting."

                                 UNDERWRITING

  Under the terms and subject to the conditions in the U.S. Underwriting Agreement dated the date hereof, each of the underwriters of the U.S. Offering named below (the "U.S. Underwriters") has severally agreed to purchase, and the Selling Stockholders have agreed to sell to each U.S. Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such U.S. Underwriter below:

   UNDERWRITERS                                                 NUMBER OF SHARES
   ------------                                                 ----------------
   Salomon Smith Barney Inc....................................
   Donaldson, Lufkin & Jenrette Securities Corporation.........
   Friedman, Billings, Ramsey & Co., Inc.......................
   Goldman, Sachs & Co.........................................
     Total.....................................................
                                                                     -----
                                                                       (1)

--------

(1) Includes      shares which is the maximum number of shares being reserved for sale to certain existing stockholders, other employees and directors of the Company, and their family members at the initial offering price (as defined herein). The Underwriters will purchase all of such shares not sold in the Direct Offering on a pro rata basis.

  Under the terms and subject to the conditions contained in the International Underwriting Agreement dated the date hereof, each of the managers of the concurrent International Offering named below (the "Managers"), for whom Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Friedman, Billings, Ramsey & Co., Inc. and Goldman Sachs International are acting as the lead managers (the "Lead Managers"), has severally agreed to purchase, and the Selling Stockholders have agreed to sell to each Manager, shares of Common Stock which equal the number of shares set forth opposite the name of such Manager below:

   MANAGERS                                                     NUMBER OF SHARES
   --------                                                     ----------------
   Salomon Smith Barney Inc....................................
   Donaldson, Lufkin & Jenrette Securities Corporation.........
   Friedman, Billings, Ramsey & Co., Inc.......................
   Goldman, Sachs International................................
     Total.....................................................
                                                                     -----

  Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the U.S. Underwriters and the Managers to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all the shares of Common Stock included in the respective Offering (other than those covered by the over-allotment option described below) if any such shares are taken.

  The U.S. Underwriters and the Managers initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at
a price that represents a concession not in excess of $    per share below the
public offering price. The U.S. Underwriters and the Managers may allow, and
such dealers may reallow, a concession not in excess of $    per share to
other U.S. Underwriters and Managers or to certain other dealers. After the initial offering of the shares of Common Stock offered hereby, the public offering price and other selling terms may be changed by the U.S. Underwriters and the Managers.

  The Principal Selling Stockholder has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase
up to an aggregate of    additional shares of Common Stock at the price to
public set forth on the cover page of this Prospectus. The U.S. Underwriters may exercise such option to purchase additional shares of Common Stock solely for the purpose of covering over-allotments, if any, in connection with the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, the U.S. Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number of shares of Common Stock set forth opposite the U.S. Underwriters' names in the preceding table bears to the total number of shares in such table.

  The Company, the Selling Stockholders, and the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act of 1933 relating to any shares of Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock, without the prior written consent of Salomon Smith Barney for a period of 180 days after the date of this Prospectus. Such restrictions will not affect the ability of the Company
(i) to issue and sell Common Stock or make any awards pursuant to the Incentive Plan, the 1998 Plan and the Directors Plan (ii) to issue shares of Common Stock pursuant to the exercise of stock options currently outstanding or granted pursuant to the Incentive Plan, the 1998 Plan or the Directors Plan, or (iii) to issue Shares of Common Stock or securities convertible into, or exercisable or exchangeable for, Shares of Common Stock in connection with an acquisition of or merger with another corporation as long as such securities are not registered under the Securities Act of 1933 during the Lock-Up Period. See "Shares Eligible for Future Sale."

  The Underwriters have informed the Company and the Selling Stockholders that they do not intend to confirm sales of shares of Common Stock for any customer's account over which they exercise discretionary authority without the prior written approval of the customer.

  Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price for the shares of Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial public offering price will be the prevailing market conditions, the Company's financial condition, its prospects and the prospects for the industry in general, the management of the Company and the market prices of securities for companies in businesses similar to that of the Company. There can, however, be no assurance that the prices at which the shares of Common Stock will sell in the public market after the Offering will not be lower than the price at which the shares of Common Stock will initially be sold by the Underwriters.


  The U.S. Underwriters and the Managers have entered into an Agreement Between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter
has agreed that, as part of the distribution of the [   ] shares of Common
Stock offered in the U.S. Offering, (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian person (as defined below) and (ii) it has not offered or sold, and will not offer, sell resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada to anyone other than a U.S. or Canadian Person. In addition, each Manager has
agreed that as part of the distribution of the [   ] shares of Common Stock
offered in the International Offering (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

  The foregoing limitations do not apply to stabilization transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including:
(i) certain purchases and sales between the U.S. Underwriters and the Mangers;
(ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as a Manager or by a Manager who is also acting as a U.S. Underwriter; and (iv) other transactions specifically approved by the U.S. Underwriters and the Lead Manager. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any estate or trust the income of which is subject to United States or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

  Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

  Each Manager agrees that it (i) will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or in other circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulation 1995 (the "Regulations"), (ii) will comply with all applicable provisions of the Regulations and of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom and (iii) will only issue or pass on in the United Kingdom any document received by it in connection with the issue of these shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such documents may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction by the Company, the Selling Stockholders or the Underwriters that would permit any offering to the general public of the shares of Common Stock offered hereby in any jurisdiction other than the United States.

  Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for shares being sold by the U.S. Underwriters and the Managers, less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares initially available for sale by the U.S. Underwriters and the Managers may be more or less than the number of shares appearing on the front cover of this Prospectus.

  In connection with the Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appear above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of the Common Stock for the purpose of pegging, fixing or maintaining the price of Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby if the U.S. Underwriters or Lead Managers purchase Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter, the underwriting syndicate may require the Underwriter in question to purchase the Common Stock in question at a cost price to the syndicate or may recover from (or decline to pay to) the Underwriter in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  In the ordinary course of their respective businesses, certain of the U.S. Underwriters and their affiliates have performed, and may in the future perform, investment banking or commercial banking services for the Company. In addition, Friedman, Billings, Ramsey & Co., Inc. will receive a financial advisory fee of $400,000 in connection with the Offering.

  As part of the Offering, up to      shares of Common Stock are being offered
for sale by the Principal Selling Stockholder, to certain existing stockholders, other employees and directors of the Company, and their family members, at a price equal to the initial public offering price per share (the "Direct Offering"). The obligation of the investors to purchase shares of Common Stock in the Direct Offering is contingent on the purchase of shares by the Underwriters. There is no minimum number of shares to be purchased in the
Direct Offering. If less than      shares are sold in the Direct Offering, any
shares reserved for sale in the Direct Offering, but not sold in the Direct Offering, will be purchased by the Underwriters. See "Underwriting."

         CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

                      FOR NON-UNITED STATES HOLDERS

  The following is a general summary of certain United States federal income and estate tax considerations with respect to the acquisition, ownership and disposition of the Common Stock by a holder other than (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in, or under the laws of, the United States or of any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust (a "Non-U.S. Holder"). This summary does not address all of the United States federal income and estate tax considerations that may be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under United States income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and certain U.S. expatriates). Furthermore, this summary does not discuss any aspects of state, local or non-United States taxation. This summary is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, published positions of the United States Internal Revenue Service (the "IRS"), and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

  PROSPECTIVE NON-UNITED STATES INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF THE COMMON STOCK.

DIVIDENDS

  Dividends, if any, paid to a Non-U.S. Holder generally will be subject to United States withholding tax at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, are attributable to a United States permanent establishment maintained by such Non-U.S. Holder) and the Non-U.S. Holder files the appropriate documentation with the Company. Dividends effectively connected with a United States trade or business generally will be subject to United States federal income tax on a net income basis, in the same manner as generally applied to United States persons. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. Non-U.S. Holders should consult any applicable income tax treaties which may provide for a lower rate of tax or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, withholding under the foregoing rules.

SALE OR OTHER DISPOSITION OF THE COMMON STOCK

  A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of the Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-U.S. Holder);
(ii) the Non-U.S. Holder is an individual who holds shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of certain U.S. expatriates; or (iv) the Company is or has been a "United States real property holding corporation" for United States federal income tax purposes (which the Company does not believe that it is or will become) and the Non-U.S. Holder holds or has held, directly or indirectly, at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period for the shares of the Common Stock, more than 5% of the Common Stock. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder generally will be subject to United States federal income tax on a net income basis, in the same manner as generally applied to United States persons (and with respect to corporate Non-U.S. Holders, the branch profits tax may also apply in certain circumstances), but will not be subject to withholding. If an individual Non-U.S. Holder falls under clause (ii) above, such Non-U.S. Holder generally will be subject to tax at a rate of 30% on the gain realized, although such gain may be offset by certain United States capital losses. Individual Non-U.S. Holders who may fall under clause (iii) above, should consult their tax advisors regarding the U.S. federal income tax consequences of a sale or other disposition of the Common Stock. Non-U.S. Holders should consult any applicable income tax treaties which may provide for a lower rate of tax or other rules different from those described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder regardless of whether any tax was withheld. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Pursuant to applicable tax treaties or other agreements, this information also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established.

  Under current United States Treasury Regulations, United States information reporting requirements and backup withholding tax at a rate of 31% will generally apply to dividends paid on the Common Stock to a Non-U.S. Holder at an address inside the United States and to payments to a Non-U.S. Holder by a United States office of a broker of the proceeds of a sale of the Common Stock unless the holder certifies its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting (but not backup withholding) generally will also apply to payments of the proceeds of sales of the Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships with the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

  The IRS has issued Treasury Regulations generally effective for payments made after December 31, 1999 that will affect the procedures to be followed by a Non-U.S. Holder in establishing such holder's status as a Non-U.S. Holder for purposes of the backup withholding and information reporting requirements discussed herein. Among other things, (i) Non-U.S. Holders currently required to furnish certification of foreign status may be required to furnish new certification of foreign status and (ii) certain Non-U.S. Holders not currently required to furnish certification of foreign status may be required to furnish certification of foreign status in the future. Prospective Non-U.S. Holders should consult their tax advisors concerning the effect of such regulations on an investment in the Common Stock.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

ESTATE TAX

  The Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes (unless an applicable estate tax treaty provides otherwise) and therefore may be subject to United States federal estate tax.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Washington, D.C. The Underwriters will be represented by Cravath, Swaine & Moore, New York, NY.

                                    EXPERTS

  The audited financial statements and schedule as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the SEC, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the SEC. The Registration Statement, including all exhibits thereto and amendments thereof, are available on this World Wide Web site.

  The Company intends to furnish to its Stockholders annual reports containing financial statements audited by its independent public accountants.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants...................................  F-2
Balance Sheets as of December 31, 1996 and 1997, as of September 30, 1998
 and Pro Forma as of September 30, 1998....................................  F-3
Statements of Operations for the years ending December 31, 1995, 1996 and
 1997, and the nine months ending September 30, 1997 and 1998..............  F-4
Statements of Changes in Stockholder's Deficit for the years ending
 December 31, 1995, 1996 and 1997, and the nine months ending September 30,
 1998......................................................................  F-5
Statements of Cash Flows for the years ending December 31, 1995, 1996, and
 1997, and the nine months ending September 30, 1997 and 1998..............  F-6
Notes to Financial Statements..............................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of The Corporate Executive Board Company:

  We have audited the accompanying balance sheets of The Corporate Executive Board Company (formerly the Corporate Advisory Board Company and a division of The Advisory Board Company until October 31, 1997) as of December 31, 1996 and 1997, and the related statements of operations, stockholder's deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Corporate Executive Board Company as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Washington, D.C.

July 24, 1998

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                                 BALANCE SHEETS

                   (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                   DECEMBER 31,                     PRO FORMA
                                  ----------------  SEPTEMBER 30, SEPTEMBER 30,
                                   1996     1997        1998          1998
                                  -------  -------  ------------- -------------
                                                     (UNAUDITED)   (UNAUDITED)
             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...... $   --   $ 8,937     $ 5,739       $   739
  Marketable securities..........     --     3,754       3,441         3,441
  Membership fees receivable,
   net...........................  13,894   15,796       7,124         7,124
  Deferred income taxes..........     956    1,150       1,008         4,703
  Deferred incentive compensation
   (Note 2)......................     870    1,096       1,295         1,295
  Prepaid expenses and other
   current assets................     --       122       1,664         1,664
  Receivable from affiliate......   5,682      --          --            --
  Receivable from stockholder
   (Note 10).....................     --     6,500       6,500         6,500
                                  -------  -------     -------       -------
    Total current assets.........  21,402   37,355      26,771        25,466
                                  -------  -------     -------       -------
PROPERTY AND EQUIPMENT, net......   1,705    2,513       2,528         2,528
                                  -------  -------     -------       -------
    Total assets................. $23,107  $39,868     $29,299       $27,994
                                  =======  =======     =======       =======
  LIABILITIES AND STOCKHOLDER'S
             DEFICIT
CURRENT LIABILITIES:
  Deferred revenues.............. $21,696  $31,474     $24,058       $24,058
  Accounts payable and accrued
   liabilities...................   1,098    2,082       3,323         3,323
  Accrued incentive
   compensation..................   1,534    1,899       1,653         1,653
  Payable to affiliate...........     --     1,507         216           216
  Stock option repurchase
   liability (Note 9)............   1,719    5,398       3,150         3,150
                                  -------  -------     -------       -------
    Total current liabilities....  26,047   42,360      32,400        32,400
                                  -------  -------     -------       -------
OTHER LIABILITIES:
  Long-term stock option
   repurchase liability
   (Note 9)......................   4,471    2,550       3,158         4,809
                                  -------  -------     -------       -------
    Total liabilities............  30,518   44,910      35,558        37,209
                                  -------  -------     -------       -------
COMMITMENTS AND CONTINGENCIES
 (Notes 7 and 9)
STOCKHOLDER'S DEFICIT (Note 9):
  Class A Voting Common Stock,
   $0.01 par value; 1,000 shares
   authorized, issued and
   outstanding as of December 31,
   1997 and September 30, 1998...     --       --          --            --
  Class B Nonvoting Common Stock,
   $0.01 par value; 1,399,000
   shares authorized and 726,000
   shares issued and outstanding
   as of December 31, 1997, and
   September 30, 1998............     --         7           7             7
  Additional paid-in capital.....     --     2,764       2,764        (8,172)
  Deferred compensation..........     --    (1,459)     (1,050)       (1,050)
  Accumulated deficit............  (7,411)  (6,354)     (7,980)          --
                                  -------  -------     -------       -------
    Total stockholder's deficit..  (7,411)  (5,042)     (6,259)       (9,215)
                                  -------  -------     -------       -------
    Total liabilities and
     stockholder's deficit....... $23,107  $39,868     $29,299       $27,994
                                  =======  =======     =======       =======

      The accompanying notes are an integral part of these balance sheets.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             NINE MONTHS
                            YEAR ENDING DECEMBER 31,    ENDING SEPTEMBER 30,
                            -------------------------- -----------------------
                              1995     1996     1997      1997        1998
                            --------  -------  ------- ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
REVENUES................... $ 17,547  $27,283  $38,669   $27,972     $38,239
COSTS AND EXPENSES:
  Cost of services.........   10,849   15,078   20,036    13,989      18,633
  Member relations and
   marketing...............    5,275    6,677    8,106     5,762       8,064
  General and
   administrative..........    2,589    3,832    5,660     4,317       4,624
  Depreciation.............      233      452      722       474         502
  Stock option
   restructuring and
   repurchase (Note 9).....    9,390    1,473    3,063     1,554       1,158
                            --------  -------  -------   -------     -------
                              28,336   27,512   37,587    26,096      32,981
                            --------  -------  -------   -------     -------
INCOME (LOSS) FROM
 OPERATIONS................  (10,789)    (229)   1,082     1,876       5,258
INTEREST INCOME............      --       --       122       --          575
                            --------  -------  -------   -------     -------
INCOME (LOSS) BEFORE
 PROVISION (BENEFIT) FOR
 STATE INCOME TAXES........  (10,789)    (229)   1,204     1,876       5,833
PROVISION (BENEFIT) FOR
 STATE INCOME TAXES........   (1,076)     (23)     120       186         590
                            --------  -------  -------   -------     -------
NET INCOME (LOSS).......... $ (9,713) $  (206) $ 1,084   $ 1,690     $ 5,243
                            ========  =======  =======   =======     =======
HISTORICAL NET INCOME
 (LOSS) PER SHARE-BASIC
 (NOTE 2).................. $ (13.36) $ (0.28) $  1.49   $  2.32     $  7.21
                            ========  =======  =======   =======     =======
WEIGHTED-AVERAGE SHARES
 OUTSTANDING-BASIC
 (NOTE 2)..................      727      727      727       727         727
                            ========  =======  =======   =======     =======
HISTORICAL NET INCOME
 (LOSS) PER SHARE-DILUTED
 (NOTE 2).................. $ (13.36) $ (0.28) $  1.28   $  2.00     $  5.48
                            ========  =======  =======   =======     =======
WEIGHTED-AVERAGE SHARES
 OUTSTANDING-DILUTED
 (NOTE 2)..................      727      727      850       847         956
                            ========  =======  =======   =======     =======
PRO FORMA STATEMENT OF
 OPERATIONS DATA
 (UNAUDITED) (NOTE 2):
  Income (loss) before
   provision (benefit) for
   income taxes, as
   reported................ $(10,789) $  (229) $ 1,204   $ 1,876     $ 5,833
  Pro forma income tax
   provision (benefit).....   (4,316)     (92)     482       750       2,333
                            --------  -------  -------   -------     -------
  Pro forma net income
   (loss).................. $ (6,473) $  (137) $   722   $ 1,126     $ 3,500
                            ========  =======  =======   =======     =======
  Pro forma net income
   (loss) per share basic.. $  (8.90) $ (0.19) $  0.99   $  1.55     $  4.81
                            ========  =======  =======   =======     =======
  Pro forma net income
   (loss) per share
   diluted................. $  (8.90) $ (0.19) $  0.85   $  1.33     $  3.66
                            ========  =======  =======   =======     =======

        The accompanying notes are an integral part of these statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

        FOR THE YEARS ENDING DECEMBER 31, 1995, 1996, AND 1997, AND THE

                   NINE MONTHS ENDING SEPTEMBER 30, 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                               CLASS B
                           CLASS A VOTING     NONVOTING
                            COMMON STOCK     COMMON STOCK  ADDITIONAL
                           ---------------- --------------  PAID-IN     DEFERRED   ACCUMULATED
                           SHARES   AMOUNT  SHARES  AMOUNT  CAPITAL   COMPENSATION   DEFICIT    TOTAL
                           -------  ------- ------- ------ ---------- ------------ ----------- -------
BALANCE AT DECEMBER 31,
 1994....................      --    $  --      --   $--     $  --      $   --       $ 2,508   $ 2,508
Net loss.................      --       --      --    --        --          --        (9,713)   (9,713)
                           -------   ------ -------  ----    ------     -------      -------   -------
BALANCE AT DECEMBER 31,
 1995....................      --       --      --    --        --          --        (7,205)   (7,205)
Net loss.................      --       --      --    --        --          --          (206)     (206)
                           -------   ------ -------  ----    ------     -------      -------   -------
BALANCE AT DECEMBER 31,
 1996....................      --       --      --    --        --          --        (7,411)   (7,411)
Distributions to
 stockholder.............      --       --      --    --        --          --           (20)      (20)
Division Spin-Off
 (Note 2)................    1,000      --  726,000     7       --          --            (7)      --
Deferred compensation
 pursuant to substitution
 of stock options........      --       --      --    --      2,764      (1,459)         --      1,305
Net income...............      --       --      --    --        --          --         1,084     1,084
                           -------   ------ -------  ----    ------     -------      -------   -------
BALANCE AT DECEMBER 31,
 1997....................    1,000      --  726,000     7     2,764      (1,459)      (6,354)   (5,042)
Distributions to
 stockholder (Unaudited)
 ........................      --       --      --    --        --          --        (6,869)   (6,869)
Amortization of deferred
 compensation (Unaudited)
 ........................      --       --      --    --        --          409          --        409
Net income (Unaudited) ..      --       --      --    --        --          --         5,243     5,243
                           -------   ------ -------  ----    ------     -------      -------   -------
BALANCE AT SEPTEMBER 30,
 1998 (Unaudited) .......    1,000   $  --  726,000  $  7    $2,764     $(1,050)     $(7,980)  $(6,259)
                           =======   ====== =======  ====    ======     =======      =======   =======

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              NINE MONTHS
                            YEAR ENDING DECEMBER 31,     ENDING SEPTEMBER 30,
                            --------------------------  -----------------------
                             1995     1996      1997       1997        1998
                            -------  -------  --------  ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss)......... $(9,713) $  (206) $  1,084    $1,690      $ 5,243
 Adjustments to reconcile
  net income to net cash
  flows provided by
  operating activities--
  Depreciation.............     233      452       722       474          502
  Option repurchase and
   restructuring...........   9,390    1,473     3,063     1,554        1,158
  Changes in assets and
   liabilities:
   Membership fees
    receivable, net........  (4,154)  (3,356)   (1,902)    4,396        8,672
   Deferred income taxes...    (785)     144      (194)      --           142
   Deferred incentive
    compensation...........    (464)     218      (226)       59         (199)
   Prepaid expenses and
    other current assets...     --       --       (122)      --        (1,542)
   Deferred revenues.......   5,804    6,314     9,778       544       (7,416)
   Accounts payable and
    accrued liabilities....     611      121       984      (126)       1,241
   Accrued incentive
    compensation...........     491      342       365      (373)        (246)
                            -------  -------  --------    ------      -------
    Net cash flows provided
     by operating
     activities............   1,413    5,502    13,552     8,218        7,555
                            -------  -------  --------    ------      -------
CASH FLOWS USED FOR
 INVESTING ACTIVITIES:
 Purchases of property and
  equipment................    (818)    (776)   (1,530)   (1,100)        (517)
 (Purchases) sales of
  marketable securities....     --       --     (3,754)      --           313
 Receivable from
  stockholder..............     --       --     (6,500)      --           --
                            -------  -------  --------    ------      -------
    Net cash flows used in
     investing activities..    (818)    (776)  (11,784)   (1,100)        (204)
                            -------  -------  --------    ------      -------
CASH FLOWS (USED FOR)
 PROVIDED BY FINANCING
 ACTIVITIES:
 Change in payable
  to/receivable from
  affiliate................     574   (1,221)    7,189    (7,118)      (1,291)
 Distributions to
  stockholder..............     --       --        (20)      --        (6,869)
 Stock option repurchases..  (1,169)  (3,505)      --        --        (2,389)
                            -------  -------  --------    ------      -------
    Net cash flows (used
     in) provided by
     financing activities..    (595)  (4,726)    7,169    (7,118)     (10,549)
                            -------  -------  --------    ------      -------
NET INCREASE IN CASH AND
 CASH EQUIVALENTS..........     --       --      8,937       --        (3,198)
Cash and cash equivalents,
 beginning of period.......     --       --        --        --         8,937
                            -------  -------  --------    ------      -------
Cash and cash equivalents,
 end of period............. $   --   $   --   $  8,937    $  --       $ 5,739
                            =======  =======  ========    ======      =======
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid during the
  period for--
  State income taxes....... $   --   $   --   $     90    $  --       $   350
                            =======  =======  ========    ======      =======

        The accompanying notes are an integral part of these statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

  (INFORMATION AS OF SEPTEMBER 30, 1998, AND FOR THE NINE MONTHS ENDING

                SEPTEMBER 30, 1997 AND 1998, IS UNAUDITED)

1. BASIS OF ACCOUNTING AND BUSINESS DESCRIPTION:

  The Corporate Executive Board Company (the "Company," formerly The Corporate Advisory Board Company) was incorporated on September 11, 1997, under the laws of the State of Delaware. The Company's business was operated as a division of The Advisory Board Company, a Maryland corporation, until October 31, 1997 when the business was contributed to the Company and spun-off (the "Spin-Off") to The Advisory Board Company's sole stockholder. On October 31, 1997, all of the outstanding shares of the Company were distributed as a dividend to the sole stockholder of The Advisory Board Company. The Company is structured as an "S" corporation, with ownership maintained by a sole stockholder. The Company and The Advisory Board Company are wholly-owned by the same stockholder. The accompanying financial statements represent the accounts of the Company as if it had operated as a stand-alone entity in accordance with the accounting rules prescribed for "carve-out" financial statements for the periods preceding the Spin-Off.

  The Company provides "best practices" research and analysis focusing on corporate strategy, operations and general management issues. The Company provides its research and analysis to corporations on an annual subscription basis. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the Company's databases.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information (unaudited)

  The interim financial data as of September 30, 1998, and for the nine months ending September 30, 1997 and 1998 have been prepared by the Company, without audit, and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of interim period results. The results of operations for the nine months ending September 30, 1998, are not necessarily indicative of the results to be expected for the full year.

 Spin-Off Presentation

  Prior to the Spin-Off, the Company did not maintain separate bank accounts and all cash receipts and disbursements were made via The Advisory Board Company and are reflected as changes in receivable from (payable to) affiliate. Subsequent to the Spin-Off, the Company is responsible for its own cash management and records amounts owed to The Advisory Board Company in payable to affiliate. The Company settles the amounts due to The Advisory Board Company for certain common vendor costs and under an Administrative Services Agreement (Note 3), and amounts due to DGB Enterprises, Inc., for management cost allocations (Note 3), at least quarterly.

 Revenue and Commission Expense Recognition

  Membership fees are recognized ratably over the term of the related membership, which is generally twelve months. Membership fees are generally billable when a letter of agreement is signed by the member. Certain membership fees are billed on an installment basis (Note 4).

  The Company's policy is to record the full amount of membership fees receivable and related deferred revenue when a letter of agreement is signed by a member. Certain incentive compensation expenses related to the negotiation of new and renewal memberships are deferred and are amortized over the term of the related memberships.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Net Income (Loss) Per Share

  In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 is effective for financial statements issued after December 15, 1997. SFAS No. 128 requires dual presentation of basic and diluted net income per share. Basic net income per share includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share includes the impact of dilutive securities, such as options, warrants and convertible debt or preferred equity securities. Options outstanding as of December 31, 1995 and 1996 were not included in calculating diluted net income per share because they were anti-dilutive. As a result, there is no difference between the amounts of basic and diluted net income per share for those periods.

  In February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98 ("SAB 98") concerning the computation of earnings per share. Among other things, SAB 98 affects companies that issued shares of stock within twelve months of an initial public offering ("IPO"), and/or converted from an "S" corporation to a "C" corporation for Federal income tax purposes. SAB 98 requires that, in addition to reporting pro forma net income per share for the effect of the change in tax status, companies report actual historical net income per share. Further, prior to the issuance of SAB 98, stock and stock options issued within twelve months of an IPO below the IPO price were treated as if outstanding for all periods presented, calculated using the treasury stock method. SAB 98 has discontinued this treatment for such issuances when the issuance price was considered more than nominal ("nominal issuances"). The Company has determined that the issuances of stock and stock options within twelve months of the IPO were not nominal issuances. SAB 98 was effective upon its issuance and has been applied in the accompanying financial statements for all periods presented. Weighted-average shares outstanding for the years ending December 31, 1995, 1996 and 1997, and the nine months ending September 30, 1997 and 1998, were calculated assuming that the capital structure established at the date of the Spin-Off was in effect during those periods.

                                                             NINE MONTHS
                                         YEAR ENDING           ENDING
                                         DECEMBER 31,       SEPTEMBER 30,
                                        -------------- -----------------------
                                        1995 1996 1997    1997        1998
                                        ---- ---- ---- ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
   Weighted-average common shares out-
    standing--basic.................... 727  727  727      727         727
   Dilutive effect of stock options.... --   --   123      120         229
                                        ---  ---  ---      ---         ---
   Weighted-average common and
    equivalent shares outstanding--
    diluted............................ 727  727  850      847         956
                                        ===  ===  ===      ===         ===

 Pro Forma Statements of Operations Data (Unaudited)

  Prior to the closing of the initial public offering, the Company will terminate its status as an "S" corporation and will be subject to Federal and state taxes at prevailing corporate rates. Accordingly, pro forma unaudited net income (loss) and net income (loss) per share are based on the assumption that the Company's "S" corporation status was terminated at the beginning of each period. The Company has provided income taxes on a pro forma basis as if it were a subchapter "C" corporation for all periods presented utilizing an effective rate of 40%.

 Pro Forma Balance Sheet (Unaudited)

  The unaudited pro forma balance sheet as of September 30, 1998, reflects (1) a distribution to the Company's sole stockholder of $5.0 million, (2) termination of the Company's "S" corporation election and the increase

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

of the Company's deferred income tax asset of approximately $3.7 million as of September 30, 1998, (3) the amendment of the Liquid Markets Agreements (see
Note 9), which eliminate future employment requirements as a condition for payment, resulting in an increase in the long-term option repurchase liability of $1.7 million as of September 30, 1998, and (4) the reclassification of the accumulated deficit to additional paid-in capital . The pro forma adjustments give effect to transactions that will occur upon completion of the Company's initial public offering.

 Concentrations of Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, marketable securities, and membership fees receivable. The Company maintains cash and cash equivalents and marketable securities with quality financial institutions. Marketable securities consist of diversified holdings of high-grade municipal and corporate bonds. The concentration of credit risk with respect to membership fees receivable is generally diversified due to the large number of entities comprising the Company's membership base. The Company performs periodic evaluations of the financial institutions, securities investments, and its membership base and establishes allowances for potential credit losses.

  The Company generates revenue from customers located outside the United States. For the years ending December 31, 1995, 1996, and 1997, and the nine months ending September 30, 1997 and 1998, approximately 28%, 29%, 31%, 31%, and 33% of revenue, respectively, was generated from customers outside the United States. Sales to customers in European countries for the years ending December 31, 1995, 1996, and 1997, and the nine months ending September 30, 1997 and 1998, were approximately 10%, 12%, 13%, 13%, and 15%, respectively, with no other geographic area representing more than 10% of revenue in any period. No one customer accounted for more than 2% of revenues for any period presented.

 Fair Value of Financial Instruments

  The fair value of current assets and current liabilities approximates their carrying value due to their short maturity. The fair value of the long-term portion of stock option repurchase liability was approximately $2.2 million as of December 31, 1997, utilizing a discount rate of 7%.

 Long-Lived Assets

  Long-lived assets and identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual dispositions. The Company considers expected cash flows and estimated future operating results, trends, and other available information in assessing whether the carrying value of the assets is impaired. The Company believes that no such impairment existed as of December 31, 1996, 1997, and September 30, 1998.

 Property and Equipment

  Furniture, fixtures, and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Income Taxes

  The sole stockholder has elected that the Company be treated as an "S" corporation for Federal income tax purposes, whereby taxable income or losses flow through to, and are reportable by, the individual stockholder. Accordingly, no provision has been made for Federal income taxes in the accompanying audited financial statements. The District of Columbia as well as several states, however, do not recognize "S" corporation status. Income taxes related to the District of Columbia and other states are calculated for the Company on a separate return basis for all periods presented using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The unaudited pro forma information included in the statement of operations reflects income tax expense as if the Company had been a stand-alone "C" corporation for all periods presented.

 Product Development

  Costs related to the identification and development of new programs are expensed when incurred.

 Cash Equivalents and Marketable Securities

  Marketable securities that mature within three months of purchase are considered cash equivalents. Investments with maturities of more than three months are classified as marketable securities. As of December 31, 1997, and September 30, 1998, the Company's marketable securities were municipal and corporate bonds. These bonds are classified as trading securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, the carrying value of these bonds is adjusted to fair value, with unrealized gains and losses included in the statements of operations. At December 31, 1997, and September 30, 1998, the fair value of marketable securities approximated historical cost.

 Use of Estimates in Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recently Adopted Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company adopted both of these standards during the nine months ending September 30, 1998.

  SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income," reported net income is the same as "total comprehensive income" for the nine months ending September 30, 1997 and 1998.

  SFAS No. 131 requires an entity to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is not required for interim financial reporting purposes during 1998. The Company is in the process of assessing the additional disclosures, if any, required by SFAS No. 131. However, such adoption will not impact the Company's results of operations or financial position, since it relates only to disclosures.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. TRANSACTIONS WITH AFFILIATES:

 Administrative Support and Management Services

  The Advisory Board Company, which is controlled by the same sole shareholder as the Company, provides the Company with administrative support services. Subsequent to the Spin-Off, fees are charged to the Company for these services in accordance with an Administrative Services Agreement (the "ASA"). The term of the ASA expires on October 31, 1999. The ASA provides for fees based on either direct costs, costs per certain transaction, headcount, or a fixed cost per month. For periods prior to the Spin-Off, the Company allocated the costs for administrative support services using methodologies designed to consistently apply the provisions of the ASA (e.g., direct costs, revenue activity drivers, or headcount). In management's opinion, the standard costs developed approximate the cost of internally providing or externally sourcing such services and, therefore, represent what the costs would be on a stand-alone basis.

  Management cost allocations, consisting primarily of senior executive costs allocated by DGB Enterprises, Inc., a separate entity controlled by the Company's sole shareholder, are charged to the Company (pre and post Spin-Off) based on an allocation of time spent on the Company's activities by each executive monthly. In management's opinion, the allocations represent what the costs would be on a stand-alone basis.

 Receivable from (Payable to) Affiliate

  Activity in the receivable from (payable to) affiliate is as follows (in thousands):

                                                                 NINE MONTHS
                              YEAR ENDING DECEMBER 31,      ENDING SEPTEMBER 30,
                             ----------------------------  -----------------------
                               1995      1996      1997       1997        1998
                             --------  --------  --------  ----------- -----------
                                                           (UNAUDITED) (UNAUDITED)
   Balance at beginning of
    period.................  $  5,035  $  4,461  $  5,682    $ 5,682     $(1,507)
   Costs allocated to the
    Company--
    The Advisory Board
    Company                    (2,096)   (3,454)   (5,502)    (4,175)     (4,043)
    DGB Enterprises, Inc...    (1,064)   (1,404)   (1,490)    (1,092)       (991)
   Cash transfers from the
    Company to The Advisory
    Board Company..........     2,586     6,079     4,079     12,385      11,275
   Cash transfers to the
    Company from The
    Advisory Board
    Company................       --        --     (4,276)       --       (4,950)
                             --------  --------  --------    -------     -------
   Balance at end of
    period.................  $  4,461  $  5,682  $ (1,507)   $12,800     $  (216)
                             ========  ========  ========    =======     =======

4. MEMBERSHIP FEES RECEIVABLE:

  Membership fees receivable consist of the following (in thousands):

                                                           AS OF DECEMBER 31,
                                                           --------------------
                                                             1996       1997
                                                           ---------  ---------
   Billed fees receivable................................. $  11,106  $  12,734
   Installment fees receivable............................     3,188      4,062
                                                           ---------  ---------
                                                              14,294     16,796
   Allowance for doubtful accounts........................      (400)    (1,000)
                                                           ---------  ---------
     Membership fees receivable, net...................... $  13,894  $  15,796
                                                           =========  =========

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Billed fees receivable represent invoiced membership fees. Installment fees receivable represent fees due to be billed to members. Netted against revenues are provisions for bad debt of $0.06 million, $0.3 million and $0.6 million, for the years ending December 31, 1995, 1996, and 1997 respectively.

5. PROPERTY AND EQUIPMENT:

Property and equipment consists of the following (in thousands):

                                            AS OF DECEMBER 31,        AS OF
                                            --------------------  SEPTEMBER 30,
                                              1996       1997         1998
                                            ---------  ---------  -------------
                                                                   (UNAUDITED)
   Furniture, fixtures, and equipment...... $   2,928  $   4,458     $ 4,975
   Accumulated depreciation................    (1,223)    (1,945)     (2,447)
                                            ---------  ---------     -------
     Property and equipment, net........... $   1,705  $   2,513     $ 2,528
                                            =========  =========     =======

6. INCOME TAXES:

  The provision (benefit) for state income taxes consists of the following (in thousands):

                           YEAR ENDING DECEMBER 31,         NINE MONTHS          NINE MONTHS
                           ---------------------------- ENDING SEPTEMBER 30, ENDING SEPTEMBER 30,
                             1995      1996     1997            1997                 1998
                           ---------  -------- -------- -------------------- --------------------
                                                            (UNAUDITED)          (UNAUDITED)
   Current................ $    (291) $  (167) $   314          $186                 $448
   Deferred...............      (785)     144     (194)          --                   142
                           ---------  -------  -------          ----                 ----
     Provision (benefit)
      for state income
      taxes............... $  (1,076) $   (23) $   120          $186                 $590
                           =========  =======  =======          ====                 ====

  The statutory state and effective tax rates reflected in the provision (benefit) for income taxes are both 9.975%. Deferred income taxes are provided for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The tax effect of these temporary differences is presented below (in thousands):

                                               AS OF DECEMBER 31,      AS OF
                                               ------------------- SEPTEMBER 30,
                                                 1996      1997        1998
                                               --------- --------- -------------
                                                                    (UNAUDITED)
   Deferred state income tax assets:
     Deferred compensation agreements........  $     617 $     923    $  791
     Unamortized Section 481(a) adjustment
      related to conversion to accrual basis
      tax reporting..........................        162       --        --
     Allowance for doubtful accounts.........         44       100       118
     Compensation accrued for financial
      reporting purposes.....................        153       189       165
     Other...................................         65        47        63
                                               --------- ---------    ------
       Total deferred state income tax
        assets...............................      1,041     1,259     1,137
                                               --------- ---------    ------
   Deferred state income tax liabilities:
     Deferred incentive compensation.........         85       109       129
                                               --------- ---------    ------
       Net deferred state income tax assets..  $     956 $   1,150    $1,008
                                               ========= =========    ======

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Management of the Company has determined that based upon the Company's expected future earnings it will more likely than not be able to fully recognize these net deferred state income tax assets.

7. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company has entered an office space sublease agreement with The Advisory Board Company that is cancelable upon six months' notice. In 1998, the Company initiated plans to relocate its office facilities and negotiated a new lease with an unrelated third party. The new lease will expire on June 30, 2009. The Company's estimated future minimum lease payments under these lease agreements (including the transition period) are as follows (in thousands):

   YEAR  ENDING DECEMBER 31,
   -------------------------
   1998................................................................ $ 1,832
   1999................................................................   2,776
   2000................................................................   2,500
   2001................................................................   2,926
   2002................................................................   2,984
   Thereafter..........................................................  21,594
                                                                        -------
     Total............................................................. $34,617
                                                                        =======

  In conjunction with the new lease, the Company entered into a $1.3 million Letter-of-Credit Agreement to provide a security deposit for the office space lease. The Letter-of-Credit Agreement is collateralized by the Company's cash, accounts receivable and property and equipment.

  Rent expense charged to operations during the fiscal years ending December 31, 1995, 1996, and 1997, was approximately $0.9 million, $1.3 million, and $1.6 million, respectively. Rent expense charged for the nine months ending September 30, 1997 and 1998, was $1.2 million and $1.6 million, respectively.

8. BENEFIT PLANS:

  In fiscal 1993, The Advisory Board Company began sponsoring a defined contribution 401(k) Plan (the "Plan") in which the Company's employees participate. Pursuant to the Plan, all employees who have reached the age of twenty-one are eligible to participate. The sponsor provides contributions equal to 25% of an employee's contribution up to a maximum of 4% of base salary. Contributions to the Plan for the Company's participants during the years ending December 31, 1995, 1996, and 1997, were approximately $36,000, $51,000 and $79,000, respectively. Contributions for the nine months ending September 30, 1997 and 1998, were $53,000 and $81,000, respectively. In September 1998, the Company established a defined contribution 401(k) Plan (the "New Plan") with the same provisions as the Advisory Board Company Plan. As of September 1, 1998, participants' accounts were transferred to the New Plan and subsequent participant and Company contributions were made directly to the New Plan.

9. STOCK OPTION PLANS:

 Background

  On March 1, 1994, The Advisory Board Company adopted the Stock-Based Incentive Compensation Plan (the "Original Plan") to provide for granting of incentive stock options ("Original Options"). The Original Plan entitled certain employees to purchase shares of The Advisory Board Company's Class B Nonvoting Common Stock at a price equal to at least the fair market value of The Advisory Board Company's stock on the date of grant. The Original Options were exercisable on the date ten years after the date of grant, subject to acceleration upon the occurrence of certain events that would alter the current ownership of The Advisory Board Company, including an initial public offering or private sale.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Liquid Markets Agreements

  On March 31, 1995, The Advisory Board Company and existing optionees adopted the Liquid Markets Agreements ("LM Agreements") to provide the optionees an opportunity to (i) sell all or a portion of their Original Options to The Advisory Board Company immediately and/or (ii) modify all or a portion of their Original Options in accordance with the terms and conditions of the Continuing Stock-Based Incentive Compensation Plan, which is described below (the "Continuing Option Plan").

  The LM Agreements provided for the designation of Original Options as described above and governed the payments to be made to the optionees for options sold ("Sold Options"). For the options elected to be sold, The Advisory Board Company was committed to pay an initial payment of $55 per option, minus the exercise price, in two installments (25% no later than December 31, 1995, and 75% no later than December 31, 1996). The Advisory Board Company was also obligated to pay the optionee an additional payment (the "Earn Out Payment") based on The Advisory Board Company's income from operations for the fiscal year ending March 31, 1998.

  In March 1997, The Advisory Board Company amended the LM Agreements to provide for (1) guaranteed versus variable Earn Out Payments, (2) revised payment schedules, (3) revised employment requirements, and (4) in limited instances, the ability to put current options retroactively into the Liquid Markets plan.

  The accompanying financial statements present the compensation expense related to employees of the Company prior to and after the Spin-Off.

  The Company recognized approximately $9.4 million, $1.5 million and $1.8 million in compensation expense related to the LM Agreements in years 1995, 1996, and 1997, respectively. Approximately $1.6 and $0.7 million were recognized for the nine months ending September 30, 1997 and 1998, respectively.

  The Company's obligation under the LM Agreements is reflected in stock option repurchase liability in the accompanying balance sheets. Earnings charges subsequent to September 30, 1998, related to this agreement are approximately $1.7 million. During the year ending December 31, 1997, the Company made no payments under the LM Agreements. During the nine months ending September 30, 1998, the Company paid $2.4 million in accordance with the LM Agreements. Future cash commitments related to the LM Agreements are as follows (in thousands):

   YEAR ENDING DECEMBER 31,
   ------------------------
   1998................................................................. $ 5,398
   1999.................................................................   1,670
   2000.................................................................   3,140
                                                                         -------
     Total.............................................................. $10,208
                                                                         =======

 Stock-Based Incentive Compensation Plan

  Adopted on March 31, 1995, the Continuing Option Plan amended and restated the Original Plan and formalized the terms and conditions of the remaining modified options (the "Continuing Options"). In conjunction with the Spin-Off, The Advisory Board Company executed Substitution Agreements with each of the employees of the Company participating in the Continuing Option Plan. The Substitution Agreement provided for the exchange of The Advisory Board Company Continuing Options for options in the Company (the "Options") granted under the Company's Stock-Based Incentive Compensation Plan (the "Current Plan"), which was adopted at the time of the Spin-Off. The Options will generally be exercisable at the earlier of April 1, 2000, a sale of the Company, or upon an initial public offering of the Company's capital stock (50% one year

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

after the offering, 30% two years after the offering and 20% three years after the offering). The Options expire between April 2001 and March 2009. Upon exercise, the following means of disposing of the stock will be available to the optionee:

  (i) prior to an initial public offering, the exercise of a right by the optionee to sell the stock to the Company at fair market value after a minimum six-month holding period, (ii) prior to an initial public offering, the exercise of a right to sell the stock to a purchaser upon a sale of the Company, (iii) the open market sale after an initial public offering of the Company's capital stock, or (iv) prior to an initial public offering, the exercise of a right by the Company to redeem the stock at fair market value.

  The Current Plan provides for the issuance of options to purchase up to 400,000 shares of Class B Nonvoting Common Stock. As of September 30, 1998, a total of 99,600 shares were available for future awards under this plan.

  The terms of the Substitution Agreement resulted in a new measurement date for 107,900 options held by employees of the Company, resulting in the recognition of compensation expense. The compensation expense is being recognized over the related vesting period. The compensation expense is reflected in stock option restructuring and repurchase in the accompanying statements of operations and was $1.3 and $0.4 million for the year ending December 31, 1997, and the nine months ending September 30, 1998, respectively. The Company will recognize the remaining $1.1 million over the vesting period, which is subject to adjustment, as described above, in the event of an initial public offering. The recognition of compensation expense was not required on the remaining 82,674 options outstanding at the time of the Spin-Off under the provisions of EITF No. 90-9.

 Transactions

  A summary of changes in common stock options under the Original Plan, the Continuing Option Plan, and the Current Plan is as follows:

                                                                  WEIGHTED-
                                        NUMBER   EXERCISE PRICE    AVERAGE
                                      OF OPTIONS   PER SHARE    EXERCISE PRICE
                                      ---------- -------------- --------------
   The Advisory Board Company
    Original Options:
     Outstanding at December 31,
      1994...........................   129,100  $ 15.00-$30.00     $16.25
       Options granted...............   144,475  $ 50.00-$63.00     $51.64
       Options sold under LM Agree-
        ment.........................  (111,100) $ 15.00-$30.00     $15.99
                                       --------  --------------     ------
     Outstanding at December 31,
      1995...........................   162,475  $ 15.00-$63.00     $47.91
       Options granted...............    12,000  $ 63.00-$70.00     $65.92
                                       --------  --------------     ------
     Outstanding at December 31,
      1996...........................   174,475  $ 15.00-$70.00     $49.15
       Options granted...............    17,500      $74.00         $74.00
       Options sold under LM Agree-
        ment.........................   (18,000) $ 15.00-$30.00     $17.92
       Options cancelled.............    (5,000)     $63.00         $63.00
                                       --------  --------------     ------
     Outstanding prior to Spin-Off
      Transaction....................   168,975  $ 15.00-$74.00     $53.59
                                       ========  ==============     ======
   Company Options:
     Outstanding subsequent to Spin-
      Off
       Transaction and related sub-
        stitution....................   190,574  $  1.00-$22.00     $13.20
       Options granted...............    81,826  $ 35.00-$47.00     $37.53
                                       --------  --------------     ------
     Outstanding at December 31,
      1997...........................   272,400  $  1.00-$47.00     $20.51
       Options granted (unaudited)...    40,300  $47.00-$120.00     $95.97
       Options cancelled (unau-
        dited).......................   (12,300) $ 35.00-$47.00     $36.76
                                       --------  --------------     ------
     Outstanding at September 30,
      1998 (unaudited)...............   300,400  $ 1.00-$120.00     $29.77
                                       ========  ==============     ======

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Exercise prices for options outstanding at September 30, 1998, are as follows (unaudited):

                              NUMBER OUTSTANDING   WEIGHTED-AVERAGE      WEIGHTED-
                               AS OF MARCH 31,   REMAINING CONTRACTUAL    AVERAGE
   RANGE OF EXERCISE PRICES          1998             LIFE-YEARS       EXERCISE PRICE
   ------------------------   ------------------ --------------------- --------------
           $1.00--$1.00             10,000               4.58             $  1.00
           $5.00--$7.00             40,500               4.58             $  5.26
         $10.00--$15.00             26,000               4.58             $ 12.87
         $16.00--$22.00            114,074               7.12             $ 17.17
         $35.00--$35.00             56,026               4.85             $ 35.00
         $47.00--$53.50             27,700               4.59             $ 49.46
       $120.00--$120.00             26,100               4.83             $120.00
       ----------------            -------               ----             -------
         $1.00--$120.00            300,400               5.62             $ 29.77
       ================            =======               ====             =======

  As of September, 1998, 3,213 of the options that have been granted are exercisable.

  The Company has elected to account for stock and stock rights in accordance with APB No. 25. SFAS No. 123, "Accounting for Stock Based Compensation," established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company has elected not to adopt SFAS No. 123 for expense recognition purposes.

  Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair values of options granted during the years ended December 31, 1995, 1996 and the nine months ending September 30, 1997, were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 6.5%; no dividend yield; weighted-average expected lives of the option of five years, and expected volatility of 50%. The fair values of options granted during the year ended December 31, 1997, and the nine months ending September 30, 1998, were estimated under the same method, with the following weighted-average assumptions: risk free interest rate of 5.5%; no dividend yield; weighted-average expected lives of the options of three years, and expected volatility of 50%.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price characteristics that are significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock rights.

  The weighted-average fair values of The Advisory Board Company original options granted during the years ended December 31, 1995, 1996, from January 1 to the date of the Spin-Off, and during the nine months ending September 30, 1997, were $26.72, $34.11, $37.23, and $37.23 per share, respectively. The weighted-average fair values of Company options granted from the date of the Spin-Off to December 31, 1997, and the nine months ending September 30, 1998, were $21.90 and $43.36, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the estimated service period. If the Company had used the fair value accounting provisions of SFAS No. 123, the pro forma net loss for 1995 and 1996, would have been approximately $9.9 million and $0.6 million, or $13.60 and $0.80 per share (basic and diluted on a

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

historical basis), respectively. Pro forma net income for 1997 would have been approximately $1.6 million or $2.20 per share (basic historical) and $1.88 per share (diluted-historical). Pro forma net income for the nine months ending September 30, 1997, would have been approximately $1.4 million, or $1.90 per share (basic-historical) and $1.63 per share (diluted-historical). Pro forma net income for the nine months ending September 30, 1998, would have been approximately $4.1 million or $5.68 per share (basic-historical) and $4.32 per share (diluted-historical). The provisions of SFAS No. 123 may not necessarily be indicative of future results.

10. RECEIVABLE FROM STOCKHOLDER:

  The Company holds a promissory note in the amount of $6.5 million from its principal stockholder. The note bears interest at a rate of 7% payable semiannually on each May 1 and November 1; the principal sum is due and payable on October 31, 2007. The Company expects this note to be repaid using proceeds from the initial public offering and, accordingly, has classified it as current in the accompanying balance sheets.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of The Corporate Executive Board Company:

  We have audited, in accordance with generally accepted auditing standards, the financial statements of The Corporate Executive Board Company (formerly The Corporate Advisory Board Company and a division of The Advisory Board Company until October 31, 1997) included in this registration statement and have issued our report thereon dated July 24, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II--Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

Washington, D.C.

July 24, 1998

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                (FORMERLY THE CORPORATE ADVISORY BOARD COMPANY)

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                     ADDITIONS  ADDITIONS
                          BALANCE AT CHARGED TO CHARGED TO DEDUCTIONS BALANCE AT
                          BEGINNING  COSTS AND    OTHER       FROM      END OF
                           OF YEAR    EXPENSES   ACCOUNTS   RESERVE      YEAR
                          ---------- ---------- ---------- ---------- ----------
Year ending December 31,
   1995
   Allowance for
   doubtful accounts....     $ 35      $  322      $--        $263      $   94
                             ----      ------      ----       ----      ------
                             $ 35      $  322      $--        $263      $   94
                             ====      ======      ====       ====      ======
Year ending December 31,
   1996
   Allowance for
   doubtful accounts....     $ 94      $  715      $--        $409      $  400
                             ----      ------      ----       ----      ------
                             $ 94      $  715      $--        $409      $  400
                             ====      ======      ====       ====      ======
Year ending December 31,
   1997
   Allowance for
   doubtful accounts....     $400      $1,180      $--        $580      $1,000
                             ----      ------      ----       ----      ------
                             $400      $1,180      $--        $580      $1,000
                             ====      ======      ====       ====      ======

================================================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE SE-CURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAW-FUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Certain Transactions Prior to the Offering...............................  13
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operation............................................................  20
Business.................................................................  26
Management...............................................................  38
Certain Relationships and Transactions...................................  48
Principal and Selling Stockholders.......................................  51
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  54
Underwriting.............................................................  55
Certain United States Federal Income Tax Considerations for Non-United
 States Holders..........................................................  59
Legal Matters............................................................  61
Experts..................................................................  61
Additional Information...................................................  61
Index to Financial Statements............................................ F-1

  Until     , 1998 (25 days after the commencement of the Offering) all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         SHARES

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                                 COMMON STOCK

                                    [LOGO]


                                    -------

                                  PROSPECTUS

                                        , 1998
                                    -------

                             SALOMON SMITH BARNEY
                         DONALDSON, LUFKIN & JENRETTE
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                             GOLDMAN, SACHS & CO.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED SEPTEMBER  , 1998

PROSPECTUS

                                       Shares

                                     [LOGO]

                     The Corporate Executive Board Company
                                  Common Stock

                                    --------

  All of the shares of common stock, par value $.01 per share (the "Common Stock"), of The Corporate Executive Board Company, a Delaware corporation (the "Corporate Executive Board" or the "Company"), offered hereby are being offered by the Selling Stockholders named herein under "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Use of Proceeds."

  Of the     shares of Common Stock being offered hereby, a total of     shares
are being offered hereby in an international offering outside the United States and Canada (the "International Offering") by the managers named herein under
"Underwriting" (the "Managers") and a total of     shares are being offered by
the underwriters of the U.S. Offering named herein under "Underwriting" (the "U.S. Underwriters" and, together with the Managers, the "Underwriters") in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offering"). See "Underwriting."

  Up to     shares of Common Stock are being reserved for sale to certain existing stockholders, other employees and directors of the Company, and their family members at the initial offering price less underwriting discounts and commissions. See "Underwriting."

  There is currently no public market for the Common Stock. It is currently estimated that the initial public offering price per share of Common Stock will
be between $     and $    . See "Underwriting" for a discussion of the factors
to be considered in determining the initial public offering price. The Company has applied for the listing of the Common Stock on the Nasdaq National Market under the symbol "EXBD."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                                    --------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      UNDERWRITING    PROCEEDS TO
             PRICE   DISCOUNTS AND      SELLING
           TO PUBLIC COMMISSIONS(1) STOCKHOLDERS(2)
---------------------------------------------------
Per Share    $            $              $
---------------------------------------------------
Total(3)     $           $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) For information regarding indemnification of the Managers, see
    "Underwriting."

(2) The expenses of the Offering, other than Underwriting Discounts and Commissions, estimated to be approximately $1.4 million, will be paid by the Company.

(3) David G. Bradley, the sole beneficial owner of the Company's outstanding stock (the "Principal Selling Stockholder") has granted the U.S.
    Underwriters a 30-day option to purchase up to     additional shares of
    Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Stockholders
    will be $   , $   , and $    respectively.
                                    --------

  The shares of Common Stock are being offered by the several Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that the shares of Common Stock offered
hereby will be made available for delivery on or about    , 1999, at the office
of Smith Barney Inc., 333 West 34th Street, New York, New York 10001, or through the facilities of the Depository Trust Company.

                                    --------

SALOMON SMITH BARNEY INTERNATIONAL
       DONALDSON, LUFKIN & JENRETTE
                FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                                GOLDMAN SACHS INTERNATIONAL

      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE SE-CURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAW-FUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Certain Transactions Prior to the Offering...............................  13
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operation............................................................  20
Business.................................................................  26
Management...............................................................  38
Certain Relationships and Transactions...................................  48
Principal and Selling Stockholders.......................................  51
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  54
Underwriting.............................................................  55
Certain United States Federal Income Tax Considerations for Non-United
 States Holders..........................................................  59
Legal Matters............................................................  61
Experts..................................................................  61
Additional Information...................................................  61
Index to Financial Statements............................................ F-1

  Until     , 1998 (25 days after the commencement of the Offering) all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         SHARES

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                                 COMMON STOCK

                                    [LOGO]


                                    -------

                                  PROSPECTUS

                                        , 1998
                                    -------

                             SALOMON SMITH BARNEY

                              INTERNATIONAL
                         DONALDSON, LUFKIN & JENRETTE
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                       GOLDMAN SACHS INTERNATIONAL


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses in connection with the Offering (all of which will be paid by the Company and will be treated as a distribution to the Principal Selling Stockholder), are as follows:

   EXPENSES                                                              AMOUNT
   --------                                                              -------
   Securities and Exchange Commission registration fee..................  57,525
   NASD filing fee......................................................  20,000
   Nasdaq listing fees..................................................
   Printing expenses....................................................
   Accounting fees and expenses......................................... 300,000
   Legal fees and expenses.............................................. 500,000
   Blue Sky fees and expenses...........................................   5,000
   Transfer agent's fees and expenses...................................  20,000
   Miscellaneous........................................................
                                                                         -------
     Total..............................................................
                                                                         =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

  Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 145 of the Delaware General Corporation Law further provides that
(i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

  As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. In addition, the Bylaws of the Company contain provisions indemnifying the directors, officers, employees and agents of the Company to the fullest extent permitted by the Delaware General Corporation Law. Any indemnification under the Company's Bylaws is subject to a prior determination by a majority of the directors of the Company who are not party to the underlying action that the person seeking indemnification has met the applicable standard of conduct.

  Under the provisions of the Company's Bylaws, expenses incurred by an officer or director in defending a civil or criminal suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

  The Company may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability which may be asserted against such person.

  The Company anticipates obtaining a policy of directors' and officers' liability insurance prior to the closing of the Offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Within the three years preceding the offering contemplated hereby (the "Offering"), the Registrant has not issued or sold securities that were not registered under the Securities Act of 1933, except as follows:

  (a) pursuant to the exercise of options under the Registrant's Stock-Based Incentive Compensation Plan, which will be exercised after the registration statement is declared effective, the Registrant will sell shares of its Class B Non-Voting Common Stock to Jeffrey D. Zients for an
  aggregate of $         ;

  (b) pursuant to the exercise of options under the Registrant's Stock-Based Incentive Compensation Plan, which will be exercised after the registration statement is declared effective, the Registrant will sell shares of its Class B Non-Voting Common Stock to Michael A. D'Amato for an
  aggregate of $         ; and

  (c) the Registrant has awarded to employees and directors options to
  purchase          shares of its Class B Non-Voting Common Stock, none of
  which have become exercisable; except, after the exercise of the options set forth in paragraphs (a) and (b) above, (i) options held by Mr. Zients
  for         shares of Class B Non-Voting Common Stock, exercisable in whole
  or in part at $     per share ($     per share giving effect to the stock
  split in the form of a dividend effected on       , 1998 (the "Stock
  Split")), and (ii) options held by Mr. D'Amato for         shares of Class
  B Non-Voting Common Stock, exercisable in whole or in part at $     per
  share ($     per share giving effect to the Stock Split). See Note 9 of
  Notes to Financial Statements.

  The transactions set forth in paragraphs (a) and (b) above were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 701 promulgated thereunder, as transactions pursuant to the compensatory benefit plans and contracts relating to compensation. With respect to the transactions set forth in paragraph (c) above, the options awarded were part of a compensatory arrangement and did not constitute a "sale."

  On October 31, 1997, the Registrant issued and distributed to David G. Bradley 726,000 shares of its Class B Non-Voting Common Stock and 1,000 shares of its Class A Voting Common Stock, representing all of its issued and outstanding shares of capital stock at such time. These shares were distributed to Mr. Bradley as part of the spin-off of the Registrant from The Advisory Board Company, which was at such time, and currently is, wholly owned by Mr. Bradley. This transaction was not a "sale" because it fits within the requirements set forth in Staff Legal Bulletin No. 4 (September 16, 1997).

  Upon the transfer of shares of Class B Non-Voting Common Stock or Class A Voting Common Stock to the Underwriters pursuant to the Offering, all shares of capital stock of the Registrant automatically will be converted into shares of Common Stock.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

      1.1  --Form of Underwriting Agreement.*
      3.1  --Second Amended and Restated Certificate of Incorporation of the
              Company.*
      3.2  --Amended and Restated Bylaws of the Company.*
      4.1  --Specimen Common Stock Certificate.*
      5.1  --Opinion of Gibson, Dunn & Crutcher LLP.*
     10.1  --Employment Agreement, dated      , 1998, between the Company and
              James J. McGonigle.*
     10.2  --Employment Agreement, dated      , 1998, between the Company and
              Harold L. Siebert.*
     10.3  --Employment Agreement, dated      , 1998, between the Company and
              Clay M. Whitson.
     10.4  --Stock Option Agreement Pursuant to The Corporate Advisory Board
              Company Stock-Based Incentive Compensation Plan, dated October
              31, 1997, between the Company and James J. McGonigle, as amended
              on      .*
     10.5  --Stock Option Agreement Pursuant to The Corporate Executive Board
              Company Stock-Based Incentive Compensation Plan, effective as of
              April 15, 1998, between the Company and Harold L. Siebert.*
     10.6  --Stock Option Agreement Pursuant to The Corporate Executive Board
              Company Stock-Based Incentive Compensation Plan, effective as of the date of the Offering, between the Company and Harold L.
              Siebert.*
     10.7  --Stock Option Agreement Pursuant to The Corporate Executive Board
              Company Stock-Based Incentive Compensation Plan, dated as of
              November 1, 1998, between the Company and Clay M. Whitson.
     10.8  --Stock Option Agreement #1 Pursuant to The Corporate Executive
              Board Company Stock-Based Incentive Compensation Plan, effective as of October 31, 1997, between the Company and Michael A.
              D'Amato.*
     10.9  --Stock Option Agreement #2 Pursuant to The Corporate Executive
              Board Company Stock-Based Incentive Compensation Plan, effective as of October 31, 1997, between the Company and Michael A.
              D'Amato.*
     10.10 --Stock Option Agreement #1 Pursuant to The Corporate Executive
              Board Company Stock-Based Incentive Compensation Plan, effective as of October 31, 1997, between the Company and Jeffrey D.
              Zients.*
     10.11 --Stock Option Agreement #2 Pursuant to The Corporate Executive
              Board Company Stock-Based Incentive Compensation Plan, effective as of October 31, 1997, between the Company and Jeffrey D.
              Zients.*
     10.12 --Stock Option Agreement Pursuant to The Corporate Executive Board
              Company Stock-Based Incentive Compensation Plan, effective as of
              June 1, 1998, between the Company and Sally Chang.

     10.13 --Stock Option Agreement Pursuant to The Corporate Executive Board
              Company Stock-Based Incentive Compensation Plan, dated as of
                   , between the Company and Derek C. van Bever.*
     10.14 --Form of Stock Option Agreement Pursuant to The Corporate Advisory
              Board Company Stock-Based Incentive Compensation Plan, including form of amendment.
     10.15 --Agreement Concerning Exclusive Services, Confidential Information,
              Business Opportunities, Non-Competition, Non-Solicitation and
              Work Product, dated      , between the Company and James J.
              McGonigle.*
     10.16 --Agreement Concerning Exclusive Services, Confidential Information,
              Business Opportunities, Non-Competition, Non-Solicitation and
              Work Product, dated      , between the Company and Harold L.
              Siebert.*
     10.17 --Agreement Concerning Exclusive Services, Confidential Information,
              Business Opportunities, Non-Competition, Non-Solicitation and
              Work Product, dated November 1, 1998, between the Company and
              Clay M. Whitson.
     10.18 --Agreement Concerning Exclusive Services, Confidential Information,
              Business Opportunities, Non-Competition, Non-Solicitation and
              Work Product, dated October 30, 1997, between the Company and
              Michael A. D'Amato.
     10.19 --Agreement Concerning Exclusive Services, Confidential Information,
              Business Opportunities, Non-Competition, Non-Solicitation and
              Work Product, dated October 30, 1997, between the Company and
              Jeffrey D. Zients.
     10.20 --Form of Agreement Concerning Exclusive Services, Confidential
              Information, Business Opportunities, Non-Competition, Non-
              Solicitation and Work Product.
     10.21 --The Corporate Executive Board Company Stock-Based Incentive
              Compensation Plan, adopted on October 31, 1997, as amended and
              restated on     , 1998.
     10.22 --Directors' Stock Plan.
     10.23 --1998 Stock Option Plan.
     10.24 --Cross-Indemnification Agreement, dated as of      , 1998 between
              David G. Bradley and the Company.*
     10.25 --Promissory Note, dated October 31, 1998, between David G. Bradley and the Company.***
     10.26 --Security Agreement, dated October 31, 1997, between the Principal
              Selling Stockholder and the Company.****
     10.27 --Letter Agreement, dated      , 1998, between the Company and David
              G. Bradley with respect to the repayment of $6.5 million
              Promissory note.
     10.28 --Administrative Services Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The Advisory
              Board Company and the Company.
     10.29 --Member Contracts Agreement, dated as of October 31, 1997, between
              The Advisory Board Company and the Company.
     10.30 --Vendor Contracts Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The Advisory Board
              Company and the Company.
     10.31 --Non-Competition Agreement, dated as of      , 1998, among The
              Advisory Board Company, the Company and David G. Bradley.*
     10.32 --Sublease Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The Advisory Board and the
              Company.
     10.33 --Distribution Agreement, dated as of October 31, 1997, between the
              Company and The Advisory Board Company.
     10.34 --Agreement of Lease, dated June 23, 1998, between the Company and
              The George Washington University.
     10.35 --Registration Rights Agreement, dated      , between the Company
              and David G. Bradley.*
     10.36 --License Agreement, dated      , between the Company and The
              Advisory Board Company.*

     21.1  --List of Subsidiaries of the Registrant.**
     23.1  --Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).*
     23.2  --Consent of Arthur Andersen LLP.
     24.1  --Power of Attorney (included in the signature page in Part II of the initial filing of
              Registration Statement).**
     99.1  --Consent of Persons to Become Directors Pursuant to Rule 438.*

--------
*To be filed by amendment.

**Previously filed.

***Previously filed as Exhibit 10.8.

****Previously filed as Exhibit 10.9.

  (B) FINANCIAL STATEMENT SCHEDULES

  The financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable, and therefore have been omitted, except for Schedule II--Valuation and Qualifying Accounts which is provided on page F-21.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes:

    (1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

    (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                       SIGNATURES AND POWER OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE DISTRICT OF COLUMBIA, ON DECEMBER 11, 1998.

                                          The Corporate Executive Board

                                                /s/ James J. McGonigle
                                          By___________________________________
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED.

              SIGNATURE                             TITLE                   DATE
              ---------                             -----                   ----

                  *                       President, Chief Executive
______________________________________     Officer and Director
          JAMES J. MCGONIGLE               (Principal Executive
                                           Officer)

        /s/ Michael A. D'Amato            Chief Financial Officer     December 11, 1998
______________________________________     (Principal Financial and
          MICHAEL A. D'AMATO               Principle Accounting
                                           Officer)

                  *                       Director
______________________________________
          JEFFREY D. ZIENTS

                  *                       Director
______________________________________
          HAROLD L. SIEBERT
    * By:    /s/ Michael A. D'Amato                                   December 11, 1998
  ______________________________________
            MICHAEL A. D'AMATO
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
   NO.
 -------
   1.1   --Form of Underwriting Agreement.*
   3.1   --Second Amended and Restated Certificate of Incorporation of the
            Company.*
   3.2   --Amended and Restated Bylaws of the Company.*
   4.1   --Specimen Common Stock Certificate.*
   5.1   --Opinion of Gibson, Dunn & Crutcher LLP.*
  10.1   --Employment Agreement, dated [     ], between the Company and James
            J. McGonigle.*
  10.2   --Employment Agreement, dated [     ], between the Company and Harold
            L. Siebert.*
  10.3   --Employment Agreement, dated [     ], 1998, between the Company and
            Clay M. Whitson.
  10.4   --Stock Option Agreement Pursuant to The Corporate Advisory Board
            Company Stock-Based Incentive Compensation Plan, dated October 31,
            1997, between the Company and James J. McGonigle, as amended on
            [     ].*
  10.5   --Stock Option Agreement Pursuant to The Corporate Executive Board
            Company Stock-Based Incentive Compensation Plan, effective as of
            April 15, 1998, between the Company and Harold L. Siebert.*
  10.6   --Stock Option Agreement Pursuant to The Corporate Executive Board
            Company Stock-Based Incentive Compensation Plan, effective as of the date of the Offering, between the Company and Harold L.
            Siebert.*
  10.7   --Stock Option Agreement Pursuant to The Corporate Executive Board
            Company Stock-Based Incentive Compensation Plan, dated as of
            November 1, 1998, between the Company and Clay M. Whitson.
  10.8   --Stock Option Agreement #1 Pursuant to The Corporate Executive Board
            Company Stock-Based Incentive Compensation Plan, effective as of
            October 31, 1997, between the Company and Michael A. D'Amato.*
  10.9   --Stock Option Agreement #2 Pursuant to The Corporate Executive Board
            Company Stock-Based Incentive Compensation Plan, effective as of
            October 31, 1997, between the Company and Michael A. D'Amato.*
  10.10  --Stock Option Agreement #1 Pursuant to The Corporate Executive Board
            Company Stock-Based Incentive Compensation Plan, effective as of
            October 31, 1997, between the Company and Jeffrey D. Zients.*
  10.11  --Stock Option Agreement #2 Pursuant to The Corporate Executive Board
            Company Stock-Based Incentive Compensation Plan, effective as of
            October 31, 1997, between the Company and Jeffrey D. Zients.*
  10.12  --Stock Option Agreement Pursuant to The Corporate Executive Board
            Company Stock-Based Incentive Compensation Plan, effective as of
            June 1, 1998, between the Company and Sally Chang.
  10.13  --Stock Option Agreement Pursuant to The Corporate Executive Board
            Company Stock-Based Incentive Compensation Plan, dated as of
            [     ], between the Company and Derek C. van Bever.*
  10.14  --Form of Stock Option Agreement Pursuant to The Corporate Advisory
            Board Company Stock-Based Incentive Compensation Plan, including form of amendment.
  10.15  --Agreement Concerning Exclusive Services, Confidential Information,
            Businesss Opportunities, Non-Competition, Non-Solicitation and Work
            Product, dated [     ], between the Company and James J.
            McGonigle.*
  10.16  --Agreement Concerning Exclusive Services, Confidential Information,
            Business Opportunities, Non-Competition, Non-Solicitation and Work
            Product, dated [     ], between the Company and Harold L. Siebert.*
  10.17  --Agreement Concerning Exclusive Services, Confidential Information,
            Buisness Opportunities, Non-Competition, Non-Solicitation and Work
            Product, dated November 1, 1998, between the Company and Clay M.
            Whitson.

 EXHIBIT
   NO.
 -------
  10.18  --Agreement Concerning Exclusive Services, Confidential Information,
            Business Opportunities, Non-Competition, Non-Solicitation and Work
            Product, dated October 30, 1997, between the Company and Michael A.
            D'Amato.
  10.19  --Agreement Concerning Exclusive Services, Confidential Information,
            Business Opportunities, Non-Competition, Non-Solicitation and Work
            Product, dated October 30, 1997, between the Company and Jeffrey D.
            Zients.
  10.20  --Form of Agreement Concerning Exclusive Services, Confidential
            Information, Business Opportunities, Non-Competition, Non-
            Solicitation and Work Product.
  10.21  --The Corporate Executive Board Company Stock-Based Incentive
            Compensation Plan, adopted on October 31, 1997, as amended and
            restated on     , 1998.
  10.22  --Directors' Stock Plan.
  10.23  --1998 Stock Option Plan.
  10.24  --Cross-Indemnification Agreement, dated as of [     ], 1998, between
            David G. Bradley and the Company.*
  10.25  --Promissory Note, dated October 31, 1997, between the Principal
            Selling Stockholder and the Company.***
  10.26  --Security Agreement, dated October 31, 1997, between the Principal
            Selling Stockholder and the Company.****
  10.27  --Letter Agreement, dated [     ], 1998, between the Company and David
            G. Bradley with respect to the repayment of $6.5 million Promissory note.
  10.28  --Administrative Services Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The Advisory Board
            Company and the Company.
  10.29  --Member Contracts Agreement, dated as of October 31, 1997, between
            The Advisory Board Company and the Company.
  10.30  --Vendor Contracts Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The Advisory Board Company and the Company.
  10.31  --Non-Competition Agreement, dated as of [     ], among The Advisory
            Board Company, the Company and David G. Bradley.*
  10.32  --Sublease Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The Advisory Board Company and the Company.
  10.33  --Distribution Agreement dated as of October 31, 1997, between the
            Company and The Advisory Board Company.
  10.34  --Agreement of Lease, dated June 23, 1998, between the Company and The
            George Washington University.
  10.35  --Registration Rights Agreement, dated [     ], between the Company
            and David G. Bradley.*
  10.36  --License Agreement, dated      , between the Company and The Advisory
            Board Company.*
  21.1   --List of Subsidiaries of the Registrant.**
  23.1   --Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).*
  23.2   --Consent of Arthur Andersen LLP.
  24.1   --Power of Attorney (included in the signature page in Part II of the initial filing of Registration Statement).**
  99.1   --Consent of Persons to Become Directors Pursuant to Rule 438.*

--------
* To be filed by amendment.

** Previously filed.

***Previously filed as Exhibit 10.8.

****Previously filed as Exhibit 10.9.